UNITED STATES
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Citizens Financial Group, Inc.™

Navigating a Dynamic Environment

LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

“Our deep commitment to a purpose-driven culture has fueled our success and enabled our resilience in a highly dynamic environment” – Bruce Van Saun

Dear Fellow Stockholder,

On behalf of the Board of Directors, I am pleased to invite you to attend our annual meeting of stockholders to be held on Thursday, April 27, 2023 at 9:00 a.m. Eastern Time at our headquarters located at One Citizens Plaza, Providence, Rhode Island 02903.

Since our IPO in 2014 we have worked hard to transform every aspect of Citizens. We have a strong culture focused on the customer, we are committed to running the bank with operating and financial discipline and we aim for excellence in all we do. This foundation is bearing fruit, as 2022 was a year of strong performance across the board in service of our stakeholders.

Our plans remain highly ambitious, but our Credo will continue to guide us, with an enduring focus on performing our best and helping our customers, communities, colleagues and all of those we serve reach their potential—today and over the longer-term. Our deep commitment to a purpose-driven culture has fueled our success and enabled our resilience in a highly dynamic environment.

Your vote is important and, whether or not you plan to attend the meeting, we encourage you to access electronic voting via the Internet or utilize the automated telephone voting feature as described on your Notice of Internet Availability of Proxy Materials or proxy card. Alternatively, you may sign, date and return the proxy card in the envelope provided. You may also vote at the meeting if you plan to attend.

We thank you for your support of Citizens Financial Group, Inc.

Sincerely,

Bruce Van Saun

Chairman of the Board and

Chief Executive Officer

March 10, 2023

CITIZENS FINANCIAL GROUP, INC.	2023 PROXY STATEMENT

LETTER FROM THE LEAD INDEPENDENT DIRECTOR

Dear Fellow Stockholder,

On behalf of the Board of Citizens Financial Group, Inc. (the “Company”), thank you for your continued support. I am grateful to continue my service as Lead Independent Director alongside my fellow Directors, focused on working collectively to deliver strong results for those we serve as we move into 2023.

I am pleased that the enhancements we have made across environmental, social and governance (“ESG”) areas since becoming a public company have built upon our longstanding commitment to responsible corporate citizenship. Going forward, we will focus on four key ESG initiatives: leading with robust corporate governance, driving positive climate impact, building the workforce of the future and fostering strong communities.

During 2022 we accelerated our climate agenda, joining the Partnership for Carbon Accounting Financials and the Risk Management Association Climate Risk Consortium. Through these collaborations with industry partners we will help shape a consistent approach to the measurement and disclosure of financed emissions, and advance best practices in risk management. In addition, we delivered on our commitment to publish reporting aligned with the Task Force on Climate-Related Financial Disclosures. We also entered into a power purchase agreement with Ørsted that supports the construction of a wind generation facility. We expect the Company’s share of the project to generate power equivalent to what the Company uses by 2024. The electricity will be delivered to the local grid while Citizens utilizes the associated renewable energy credits to match 100 percent of its power consumption.

We are committed to fostering equitable communities through our Citizens Helping Citizens program as well as providing financial resources that fuel economic development and support our community partners’ efforts to expand affordable housing and community services. Our colleagues are central to our commitment to our communities and in 2022 volunteered more than 212,000 hours with more than 2,500 organizations.

A high performing workforce is essential to our long-term success and our ability to attract, develop and retain talent remains an ongoing priority for the Company. We are focused on supporting our colleagues’ health and well-being, as well as fostering a diverse, equitable and inclusive culture where colleagues are engaged and provided with learning opportunities to build their competencies and deepen critical skills which will allow them to remain highly valuable contributors.

Serving our customers well is embedded into our core values. This past year we continued to deliver for our customers with a modernized national digital bank platform, an expanded branch network and enhanced product offerings that serve a full spectrum of clients.

In the accompanying proxy statement, we share essential information about your Board’s role in shaping Citizens’ Credo, values, governance, and strategy. Whether or not you can attend the annual meeting, we welcome your participation with Citizens and thank you for your continued support.

Sincerely,

Shivan Subramaniam

Lead Independent Director and Chair,

Nominating and Corporate Governance Committee

March 10, 2023

CITIZENS FINANCIAL GROUP, INC.	2023 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time

Thursday, April 27, 2023 at 9:00 a.m. Eastern Time

Location

One Citizens Plaza, Providence, Rhode Island 02903.

The health and well-being of our employees and stockholders is our top priority. As such, we may announce alternative arrangements for the Annual Meeting, including changing the meeting format, time, date or location. In the event of such a change, we will announce the decision in advance and provide details on how to participate via a press release available on our website and filed with the Securities and Exchange Commission (“SEC”) as additional proxy materials.

Matters to be Voted On

1.	Election of the thirteen named director nominees;
2.	Advisory vote to approve the Company’s executive compensation;
3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year; and
4.	Any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

Record Date

February 28, 2023. Stockholders of record as of this date are entitled to notice of, and to vote at, the Annual Meeting.

Admission

To attend the meeting in person you will need proof of your stock ownership as of the record date and a form of government-issued photo identification. If you are the legal representative of a stockholder, you must also bring a letter from the stockholder certifying (a) the beneficial ownership you represent and (b) your status as a legal representative. We will determine in our sole discretion whether the letter presented for admission meets the above requirements. Admission is limited to stockholders, and guests are not permitted to attend the meeting. To ensure public health and safety, mitigation strategies will be implemented in line with local regulations as required.

BY ORDER OF THE BOARD OF DIRECTORS

Robin S. Elkowitz

Executive Vice President, Deputy General Counsel and Secretary

Stamford, Connecticut

March 10, 2023

How to Vote

The address of the website for Internet voting can be found on your Notice or proxy card.

Dial the number listed on your Notice or proxy card.

Mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Attend the meeting and vote.

Notice

For our Annual Meeting, we have elected to use the Internet as the primary means of providing our proxy materials to stockholders. We will send to stockholders of record a Notice with instructions for accessing the proxy materials and for voting via the Internet. The Notice provides the information above on how to vote, how to attend the meeting and vote in person, and information on how stockholders may obtain paper copies of our proxy materials free of charge.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 27, 2023:

We will first mail the Notice to stockholders on or about March 13, 2023. On or about the same day, we will begin mailing hard copies of this Notice of the Annual Meeting of Stockholders and Proxy Statement, our 2022 Annual Report on Form 10-K and our 2022 Annual Review to those stockholders who have requested them. Copies of these materials will be available at www.edocumentview.com/CFG

CITIZENS FINANCIAL GROUP, INC.	2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

	PROPOSAL	BOARD VOTE RECOMMENDATION	PAGE

1	Elect the following nominees as directors: Bruce Van Saun, Lee Alexander, Christine M. Cumming, Kevin Cummings, William P. Hankowsky, Edward J. Kelly III, Robert G. Leary, Terrance J. Lillis, Michele N. Siekerka, Shivan Subramaniam, Christopher J. Swift, Wendy A. Watson and Marita Zuraitis	FOR ALL Our Board believes that its director nominees represent an appropriate mix of experience and skills relevant to the size and nature of our business	9

2	Approve, on a non-binding, advisory basis, the compensation of the Company’s executive officers named in the 2022 Summary Compensation Table, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and accompanying narrative	FOR Our Board believes our executive compensation closely aligns the interests of our named executive officers with the interests of our stockholders	40

3	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year	FOR Based on the Audit Committee’s most recent evaluation, the Board believes it is in the best interests of the Company and its stockholders to retain Deloitte & Touche LLP	85

WHO WE ARE

Our Values	Our Vision	Our Mission

∎ Exceed customer expectations ∎ Do the right thing ∎ Think long term ∎ Work together	To be a top-performing bank distinguished by its customer-centric culture, mindset of continuous improvement, and capabilities	To help our customers, colleagues and communities reach their potential

Our Credo	Our Strategic Priorities

We perform our best every day so we can do more for our: ∎ Customers ∎ Colleagues ∎ Communities ∎ Shareholders

∎   Solidify and deepen customer relationships by providing a differentiated value proposition

∎   Expand into new markets while maintaining a high-performing, customer-centric organization

∎   Execute digital and technology initiatives to improve delivery, organizational agility, and speed to market

∎   Operate with financial discipline and a mindset of continuous improvement to self-fund investments

∎   Embed risk management within our culture and operations

CITIZENS FINANCIAL GROUP, INC.	1	2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

OUR PERFORMANCE

The Company made good progress against key objectives during the course of 2022. We continued to deliver solid financial results in line with internal and external expectations, and executed well on strategic initiatives in addition to successfully supporting our customers, colleagues, and communities while maintaining solid credit and a strong capital position.

The Company has been substantially transformed since our initial public offering in 2014. Our strong leadership team and investments to modernize our technology and operations have enabled both the Consumer and Commercial Banking businesses to successfully execute on their strategic initiatives. Consumer Banking has developed differentiated lending capabilities, enhanced our Wealth offering, invested in digitization and data analytics to deepen relationships in targeted segments and solidified our East Coast presence with the acquisitions of the HSBC branches and Investors Bancorp, Inc. Commercial Banking has broadened its capabilities to grow fees via organic investments and acquisitions, strengthened its client coverage model while developing expertise in targeted industry verticals, and expanded into new markets such as the Southeast and West. As a result of these investments and the successful execution of our strategic initiatives, as well as disciplined programs such as Tapping Our Potential and Balance Sheet Optimization, our profitability has significantly improved.

The chart below reflects our long-term results on two of the core financial metrics, Diluted EPS and ROTCE, which anchor our strategic plan. These results are evidence of our achievements to date and demonstrate our unwavering commitment to becoming a top performing bank. In addition, the Company’s Total Shareholder Return has outperformed that of our peer group since our initial public offering as well as during the most recent one-year and three-year periods. For additional detail, see “Compensation Matters—Compensation Discussion and Analysis—Company Performance.”

*

Results are presented on an Underlying basis, as applicable. See Appendix A for more information on Non-GAAP Financial Measures and Reconciliations. Unless otherwise noted, references to balance sheet items above are on a period-end basis and any comparisons are on a year-over-year basis versus 2021. For information on how we define Diluted EPS and ROTCE, see page 58.

CITIZENS FINANCIAL GROUP, INC.	2	2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

OUR BOARD AND GOVERNANCE

Board Nominees

In accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Citizens Financial Group, Inc. (the “Company” or “we” or “us” or “our”), our board of directors (the “Board”) will consist of not less than five nor more than twenty-five directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable only in the case of nonpayment of dividends under the terms of our preferred stock. The exact number of directors is fixed from time to time by resolution of our Board which currently has 13 directors. The terms of office of all directors expire at the Annual Meeting and all current directors are standing for re-election. Additional information about the director nominees can be found beginning on page 9. The nominees for director are as follows:

NAME	AGE	DIRECTOR SINCE	OCCUPATION	BOARD COMMITTEE	INDEPENDENT[1]

Bruce Van Saun	65	2013	Chairman and CEO, Citizens Financial Group, Inc.	Executive (Chair) Equity	No

Lee Alexander	55	2021	Executive Vice President and Chief Information Officer, The Clearing House	Audit	Yes

Christine M. Cumming	70	2015	Retired First Vice President and COO, Federal Reserve Bank of New York	Risk (Chair) Audit	Yes

Kevin Cummings	68	2022	Former Chairman and CEO, Investors Bancorp. Inc.	Risk	Yes

William P. Hankowsky	71	2006	Former Chairman, President and CEO, Liberty Property Trust	Governance Compensation & HR Executive	Yes

Edward J. Kelly III	69	2019	Former Chairman, Institutional Clients Group, Citigroup, Inc.	Compensation & HR (Chair) Governance	Yes

Robert G. Leary	61	2020	Former CEO, The Olayan Group	Audit Risk	Yes

Terrance J. Lillis	70	2019	Retired CFO, Principal Financial Group, Inc.	Audit Governance	Yes

Michele N. Siekerka	58	2022	President and CEO, New Jersey Business and Industry Association	Compensation & HR	Yes

Shivan Subramaniam	74	2005	Retired Chairman and CEO, FM Global	Governance (Chair) Compensation & HR Executive	Yes

Christopher J. Swift	62	2021	Chairman and CEO, The Hartford Financial Services Group, Inc.	Risk	Yes

Wendy A. Watson	74	2010	Retired Executive Vice President, Global Services, State Street Bank & Trust Company	Audit (Chair) Compensation & HR Risk	Yes

Marita Zuraitis	62	2011	Director, President and CEO, Horace Mann Educators Corporation	Governance Risk	Yes
1	Under applicable NYSE and SEC independence standards

CITIZENS FINANCIAL GROUP, INC.	3	2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Board Skills, Demographics and Diversity

We believe that the Board nominees as a whole represent an appropriate and diverse mix of experience, skills and demographics relevant to the size and nature of our business, and our long-term strategy. The table below indicates the specific skills and experience for each director which are most relevant to their board service and which the Nominating and Corporate Governance Committee considers to be key in making its nomination recommendations. Not having such a designation does not mean the director does not possess that skill or experience.

SKILLS AND EXPERIENCE

Executive Leadership

Financial Services Industry

Financial Reporting/ Audit/Capital Planning

Risk Management

Compliance/ Regulatory

Technology

Information Security/ Cybersecurity

Mergers & Acquisitions

Corporate Governance

Human Capital Management

Sustainability Practices
BOARD INDEPENDENCE AND COMMITTEE MEMBERSHIP

Independent	N	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Committee Membership	Exec* Equity	Audit	Audit Risk*	Risk	C&HR N&CG Exec	C&HR* N&CG	Audit Risk	Audit N&CG	C&HR	N&CG* C&HR Exec	Risk	Audit* C&HR Risk	N&CG Risk

Tenure (years)	9	2	7	1	16	4	3	4	1	18	2	12	11
BOARD DEMOGRAPHICS

Age	65	55	70	68	71	69	61	70	58	74	62	74	62

Gender	M	M	F	M	M	M	M	M	F	M	M	F	F

Race	White	Black/ White	White	White	White	White	White	White	White	Asian	White	White	White

Veteran	–	–	–	–	–	–	–	Y	–	–	–	–	–

* Committee Chair

CITIZENS FINANCIAL GROUP, INC.	4	2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

The Board values diverse perspectives and experiences which it believes are critical to discussion and decision making which in turn facilitates the creation of long-term shareholder value. When reviewing the composition of our Board and its Committees, the Nominating and Corporate Governance Committee considers self-identified diverse characteristics of directors and nominees in addition to each person’s background, experience, independence, and tenure.

54% of our Board represents diverse groups—four women, two people of color and one veteran, and three of our four key committees (Audit, Risk and Nominating and Corporate Governance) are chaired by a diverse director.

The composition of our board includes long tenured directors which allows for continuity as well as new directors that bring fresh insights and perspectives. Over half of our Board has a tenure of less than 5 years.

Age		Independent

66	Average age of Directors	92%

Age range: 55 - 7		All Directors are Independent

CITIZENS FINANCIAL GROUP, INC.	5	2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Key Corporate Governance Practices

Board Independence and Oversight

∎  All director nominees are independent except for the Chairman who also serves as the CEO of the Company

∎  Non-classified board structure

∎  Independent Lead Director with formally defined role and responsibilities

∎  Executive sessions of independent directors held at every regularly scheduled meeting

∎  Key committees are fully independent (Audit, Risk, Compensation and Human Resources and Nominating and Corporate Governance)

Board Qualifications and Evaluations

∎  Board skills and experience aligned to strategy

∎  Board orientation and continuing education program supports ongoing director development

∎  Board, committee and individual self-assessments conducted annually with an external facilitator

∎  Board mentoring program and informal feedback sessions with senior management facilitates engagement and deeper understanding of the organization

Board Refreshment and Diversity

∎  Mandatory retirement age of 75 for directors promotes Board refreshment

∎  Gender and racial diversity represented on the Board

∎  Diversity of tenure provides balance of historical knowledge and new perspectives

∎  Diversity of age provides balance of extensive experience and fresh outlooks

∎  Director recruitment and selection process prioritizes leadership, relevant experience and skills, independence and diversity

Board Practices

∎  Service on other public company boards limited in accordance with our Corporate Governance Guidelines

∎  Stock ownership guidelines for directors and executive officers support mandatory stock retention requirements and align directors’ and executives’ interests with those of stockholders

∎  Annual review of Corporate Governance Guidelines ensures alignment with best practices

∎  Succession planning discussions for CEO and senior management conducted throughout the year

Board Oversight of Risk

∎  Board oversight of risk led by the Risk and Audit Committees

∎  Risk Committee responsible for reviewing and approving the Enterprise Risk Management Governance Framework and ensuring risks are properly managed to the risk appetites set for each material risk category

∎  Updates on cybersecurity risk presented to the Risk Committee at each meeting with additional reporting provided regularly to the Board and Audit Committee

Stockholder Rights and Engagement

∎  Annual election of directors with majority vote standard for uncontested elections

∎  Annual advisory vote on executive compensation

∎  Capital structure with one vote per common share

∎  Stockholders have proxy access

∎  Stockholders have the right to call a special meeting

∎  No poison pill

∎  Annual Board review of Charter and Bylaw provisions

∎  Annual stockholder outreach program with feedback from engagements shared with and discussed by the Board

∎  Simple majority vote to amend Certificate of Incorporation

Commitment to ESG Matters

∎  Board oversight of our commitment to ESG matters

∎  Management structure with cross-functional executive steering council

∎  Annual ESG reporting aligned to Global Reporting Initiative and Sustainability Accounting Standards Board reporting frameworks

∎  Publication of reporting aligned to the Task Force on Climate-Related Financial Disclosures

∎  Commitment to pay equity

Culture and Ethics

∎  Code of Business Conduct and Ethics which establishes core standards of ethical conduct

∎  Conduct Office overseen by the Audit Committee and provides the Board and executive management with an independent and objective view of the Company’s conduct risk profile

∎  Participation in annual McKinsey Organizational Health Index survey

∎  Strong Diversity, Equity and Inclusion program overseen by the Compensation and Human Resources Committee

CITIZENS FINANCIAL GROUP, INC.	6	2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

OUR COMPENSATION PROGRAM

The Compensation and Human Resources Committee (the “Compensation and HR Committee”) values feedback and appreciates stockholder interest in our executive compensation program. Stockholder feedback is solicited through our annual outreach program as well as through our non-binding say-on-pay vote, which the Company has elected to submit to stockholders annually. We value stockholder feedback related to our executive compensation program and all feedback received is shared with the Compensation and HR Committee.

Last year, our say-on-pay proposal received approximately 80 percent support. Although this represents significant support for our programs, it also represents a decrease from prior years’ support levels, which have been approximately 90 percent or higher since our initial public offering. The Compensation and HR Committee took this feedback seriously and, following the annual meeting, the Company held discussions with stockholders in order to understand how we can improve support going forward. See “Stockholder Engagement and Responsiveness—Stockholder Outreach” for detailed information on the actions taken regarding our compensation program and related disclosure this year. Most notably, this includes increased transparency in this Proxy Statement regarding the key financial and other outcomes impacting 2022 performance year executive compensation decisions.

The below provides highlights of our executive compensation program.

How We Determine Compensation

∎ The Compensation and HR Committee exercises structured discretion in making executive compensation determinations, with decisions informed by a comprehensive review of performance to ensure that compensation levels remain aligned with performance across various dimensions.

∎ Maintaining a discretionary program allows various dimensions of performance to be considered both from qualitative and quantitative perspectives, which mitigates the risk of disproportionate focus on certain elements of performance and allows the Compensation and HR Committee to be nimble in its decision-making to ensure continued alignment of compensation with stockholder interests.

∎ Compensation decisions are also informed by peer data, compensation history, and input from the Compensation and HR Committee’s independent consultant.

How We Pay Our Executives

∎ A significant portion of our named executive officers’ compensation is at-risk, variable compensation—87 percent for our Chief Executive Officer and an average of 83 percent for our other named executive officers for the 2022 performance year.

∎ Executive pay mix is aligned with stockholder interests by delivering 60-70 percent of variable compensation in the form of long-term awards.

∎ All of our executives receive at least 50 percent of long-term awards in the form of performance awards with a three-year performance period. For our CEO, CFO, and the heads of our Consumer and Commercial businesses, nearly two-thirds of long-term awards are granted in the form of performance awards with a three-year performance period.

How We Manage Risk

∎ The risk performance of our executives is assessed annually by our Chief Risk Officer and the results of that assessment are considered by the Compensation and HR Committee in determining compensation.

∎ We maintain a clawback process, through which events having a material adverse impact on the Company are reviewed for potential impact on compensation.

∎ Incentive plan governance requires approval by all control partners for plan changes (including risk, legal, human resources, and finance) and an independent third-party risk review of our plans is conducted every three years to ensure impartiality and alignment with market practice.

CITIZENS FINANCIAL GROUP, INC.	7	2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE JOURNEY

Our work to advance environmental, social and governance (“ESG”) efforts throughout the Company is a journey of continuous improvement. The enhancements we have made in all areas of ESG build upon our longstanding commitment to responsible corporate citizenship and we feel that we are well-positioned to effectively manage our continued efforts through this foundation.

Our ESG strategy has been shaped by the issues identified by internal and external stakeholders during the materiality assessment we completed in 2020 as well as ongoing feedback from those stakeholders and continued close monitoring of the external landscape. In driving our ESG strategy forward, we are focused on the areas deemed most critical to our business success, and the interests and expectations of our key stakeholder groups. The four pillars of our ESG strategy are aligned to specific UN Sustainable Development Goals, a set of goals that call for action by all countries in a global partnership. By aligning our efforts with these goals, we aim to promote prosperity for people and the planet, now and in the future.

CITIZENS FINANCIAL GROUP, INC.	8	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE MATTERS

PROPOSAL ONE—Elect each of the director nominees nominated by the Board to serve until the

2024 annual meeting or until their respective successor is duly elected and qualified.

Our Amended and Restated Certificate of Incorporation, or Charter, and Amended and Restated Bylaws provide that the Board shall consist of between five and twenty-five directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable only in the case of nonpayment of dividends under the terms of our preferred stock. The Board fixes the exact number of directors from time to time and has fixed the number at 13. At each annual meeting, directors are elected to hold office for a term of one year expiring at the next annual meeting.

The Board has nominated all of the 13 directors currently serving on the Board for election at the Annual Meeting to serve until the 2024 annual meeting or until their respective successors are duly elected and qualified. If any nominee is unable to serve as a director, the Board by resolution may reduce the number of directors or choose a substitute nominee. We are not aware of any nominee who will be unable to or will not serve as a director.

Our Bylaws provide for the election of directors by a majority of the votes cast in an uncontested election. This means that the 13 individuals nominated for election to the Board must receive more “FOR” than “AGAINST” votes (among votes properly cast at the meeting, electronically or by proxy) to be elected. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. If the election of directors is a contested election, directors are elected by a plurality of the votes cast.

Our Bylaws also provide that directors may be removed, with or without cause, by an affirmative vote of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office.

Biographical information about the nominees for director, including information about their qualifications to serve as a director, is set forth below.

CITIZENS FINANCIAL GROUP, INC.	9	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Chairman and Chief Executive Officer

Age: 65

Director Since:

October 2013

Committees:

∎ Executive (Chair)

∎ Equity

Key Competencies:

∎ Executive Leadership

∎ Financial Services

∎ Finance & Capital Management

∎ Mergers & Acquisitions

Bruce Van Saun

Experience, Skills and Qualifications

∎   Executive in the financial services industry with over 35 years experience

∎   Extensive financial background and service on the boards of other public companies

∎   Additional role as our Chief Executive Officer brings management’s perspective to Board deliberations and provides valuable information about the status of day-to-day operations

Other Public Company Directorships

∎   Moody’s Corporation

Mr. Van Saun joined the Company as Chairman and CEO in October 2013 and also serves on the board of our primary subsidiary Citizens Bank, N.A. (“CBNA”). Prior to that he served as The Royal Bank of Scotland Group plc Finance Director and was a member of its board of directors (from 2009 to 2013).

From 1997 to 2008, Mr. Van Saun held a number of senior positions with The Bank of New York Mellon, including Vice Chairman and Chief Financial Officer. Earlier in his career, he held senior positions with Deutsche Bank, Wasserstein Perella Group and Kidder Peabody & Co. Mr. Van Saun currently serves on the board of directors of Moody’s Corporation (since 2016). He also serves on the board of the Bank Policy Institute, The Clearing House supervisory board (since 2013), and the board of the Partnership for Rhode Island. Previous directorships held by Mr. Van Saun in both the United Kingdom and United States include the Federal Reserve Bank of Boston (from 2019 to 2022), the Federal Advisory Council (from 2016 to 2018), the National Constitution Center (from 2015 to 2019), Lloyds of London (from 2012 to 2016), Direct Line Insurance Group plc (from 2012 to 2013), Worldpay (Ship Midco Limited) (from 2011 to 2013), and ConvergEx Inc. (from 2007 to 2013).

Mr. Van Saun received a B.S. in Business Administration from Bucknell University in 1979 and an M.B.A. in Finance and General Management from the University of North Carolina in 1983.

Age: 55 Director Since: February 2021 Committees: ∎ Audit Key Competencies: ∎ Technology ∎ Information & Cybersecurity ∎ Financial Services ∎ Regulations & Compliance	Lee Alexander

Experience, Skills and Qualifications

∎   Extensive technology expertise with over 25 years of international management experience in the technology and financial services sectors

∎   Experience in cyber security and incident response as Chief Information Officer at The Clearing House, and Head of the Technology Group and Chief Information Officer at the Federal Reserve Bank of New York

Other Public Company Directorships

∎   None

Mr. Alexander joined the Board in February 2021. He currently serves as the Executive Vice President and Chief Information Officer for The Clearing House (since April 2018) and is responsible for directing and coordinating all technology and operations across the company.

Prior to joining The Clearing House, Mr. Alexander was Executive Vice President, Chief Information Officer, and Head of the Technology Group at the Federal Reserve Bank of New York (from 2012 to 2018), where he also served on the Bank’s Management Committee. Before being named Head of the Technology Group and CIO, Mr. Alexander led the Bank’s application development efforts, and was instrumental in the development of a Bank and System-wide architecture and for the development and completion of the Fedwire modernization project. Mr. Alexander also serves on the board of our primary subsidiary CBNA.

Mr. Alexander holds a B.Sc. in Computing Science and an M.B.A. from the University of Glasgow in Scotland.

CITIZENS FINANCIAL GROUP, INC.	10	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Age: 70 Director Since: October 2015 Committees: ∎ Risk (Chair) ∎ Audit Key Competencies: ∎ Financial Services ∎ Finance & Capital Management ∎ Regulations & Compliance ∎ Risk Management	Christine M. Cumming

Experience, Skills and Qualifications

∎   Seasoned bank regulatory executive with over 35 years at the Federal Reserve Bank of New York, including serving as First Vice President and Chief Operating Officer

∎   Extensive background in risk management, technology, monetary policy and bank supervision

∎   Experience in crisis management as chair of the Cross-Border Crisis Management Group for the Resolution Steering Group of the G-20’s Financial Stability Board

Other Public Company Directorships

∎   None

Until her retirement in 2015, Ms. Cumming was First Vice President of the Federal Reserve Bank of New York, its second highest ranking officer, and served as its Chief Operating Officer, as well as an alternate voting member of the Federal Open Market Committee.

Previously, Ms. Cumming was Executive Vice President and Director for the Research and Market Analysis Group and Senior Vice President for the Bank Supervision Group responsible for the Bank Analysis and Advisory and Technical Services Functions. She also chaired the Cross-Border Crisis Management Group, which coordinated recovery and resolution planning for large, global financial institutions for the Resolution Steering Group of the G-20’s Financial Stability Board.

Ms. Cumming currently serves on the board of American Family Insurance Mutual Holding Company (since 2016), and MIO Partners, Inc. (since February 2018). She previously served on the board of the Financial Accounting Foundation, completing her single five-year term in December 2020. Ms. Cumming teaches part time at Columbia University and serves as a Trustee of the Columbia-Greene Community College Foundation (since June 2022). She also serves on the board of our primary subsidiary CBNA.

Ms. Cumming holds both a B.S. and Ph.D in economics from the University of Minnesota.

Age: 68 Director Since: April 2022 Committees: ∎ Risk Key Competencies: ∎ Financial Services ∎ Finance & Capital Management ∎ Mergers & Acquisitions ∎ Risk Management	Kevin Cummings

Experience, Skills and Qualifications

∎   Seasoned executive with 35 years experience in the financial services industry including service as Chief Executive Officer of a regional bank

∎   Experienced certified public accountant and auditor

Other Public Company Directorships

∎   None

Mr. Cummings joined our Board on April 6, 2022, upon the closing of the acquisition of Investors Bancorp, Inc. where he previously served as Chairman and Chief Executive Officer of Investors Bancorp and Investors Bank (since May 2018). Mr. Cummings was appointed to the Board of Investors Bancorp and Investors Bank in 2008 when he took on the role of President and Chief Executive Officer. Prior to that, he served as Executive Vice President and Chief Operating Officer of Investors Bank. Before joining Investors Bank in 2003, Mr. Cummings had a 26-year career with the independent accounting firm of KPMG LLP, where he had been partner for 14 years. Mr. Cummings also worked in the New Jersey community bank practice for over 20 years.

Mr. Cummings is the former Chairman of the Board of the New Jersey Bankers Association and sits on the Board of Trustees of the Scholarship Fund for Inner-City Children and the Board of Trustees at St. Benedict’s Preparatory School. In addition, he is a member of the board of Greater Trenton and the Community Foundation of New Jersey. Mr. Cummings is a trustee of the Citizens Philanthropic Foundation and the Investors Charitable Foundation. He also serves on the board of our primary subsidiary CBNA. Mr. Cummings previously served on the Board of the Federal Home Loan Bank of New York (from 2014 to 2022).

Mr. Cummings is a certified public accountant and has a Bachelor’s degree in Economics from Middlebury College and a Master’s degree in Business Administration from Rutgers University.

CITIZENS FINANCIAL GROUP, INC.	11	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Age: 71

Director Since: November 2006

Committees:

∎ Compensation & HR

∎ Nominating & Corporate Governance

∎ Executive

Key Competencies:

∎ Executive Leadership

∎ Finance & Capital Management

∎ Risk Management

∎ Mergers & Acquisitions

William P. Hankowsky

Experience, Skills and Qualifications

∎   Extensive business and management expertise, particularly in the real estate sector from service as Chairman, President and Chief Executive Officer of Liberty Property Trust and President of the Philadelphia Industrial Development Corporation

∎   Experience serving on the boards of other public companies and numerous non-profit entities

Other Public Company Directorships

∎   None

Mr. Hankowsky was the Chairman, President and Chief Executive Officer of Liberty Property Trust until February 2020. He joined Liberty in January 2001 as Chief Investment Officer and was responsible for refining the company’s corporate strategy and investment process. In 2002, he was named President, and in 2003, was appointed Chief Executive Officer and elected Chairman of Liberty’s board of trustees.

Prior to joining Liberty, Mr. Hankowsky served for 11 years as President of the Philadelphia Industrial Development Corporation. Mr. Hankowsky currently serves on the boards of the Delaware River Waterfront Corporation, Greater Philadelphia Chamber of Commerce, Philadelphia Convention and Visitors Bureau, Pennsylvania Academy of the Fine Arts, Philadelphia Shipyard Development Corporation, the Wetlands Institute, and the Philadelphia Foundation. He is also a Senior Advisor to the Alterra Property Group. He also serves on the board of our primary subsidiary CBNA. Mr. Hankowsky previously served on the board of Aqua America, Inc. (from 2004 to 2019).

Mr. Hankowsky received a B.A. in economics from Brown University.

Age: 69

Director Since: February 2019

Committees:

∎ Compensation & HR (Chair)

∎ Nominating & Corporate Governance

Key Competencies:

∎ Financial Services

∎ Finance & Capital Management

∎ Regulations & Compliance

∎ Corporate Governance

Edward J. Kelly III

Experience, Skills and Qualifications

∎   Extensive experience in the financial services industry in various roles including Vice Chairman, Chief Financial Officer at Citigroup, Inc. and General Counsel at J.P. Morgan

∎   Service on the boards of other public companies including MetLife, Dollar Tree and CSX Corporation

Other Public Company Directorships

∎   MetLife, Inc.

∎   Dollar Tree, Inc.

Until Mr. Kelly’s retirement in 2014, he was Chairman of Citigroup Inc.’s Institutional Clients Group. He previously served as Chairman of Global Banking from April 2010 to January 2011, and as Vice Chairman of Citigroup from July 2009 to April 2010. He also served as Citigroup’s Chief Financial Officer during 2009, and was previously head of Global Banking and President and Chief Executive Officer of Citi Alternative Investments.

Mr. Kelly currently serves on the board of MetLife (since 2015), and Dollar Tree, Inc. (since March 2022). He previously served as chairman of the board of directors at CSX Corporation until January 2019, and on the board of XL Catlin (from 2014 to 2018). He also serves on the board of our primary subsidiary CBNA. Mr. Kelly joined Citigroup in 2008 from The Carlyle Group, a private investment firm, where he was a managing director. Prior to joining Carlyle in 2007, he was a Vice Chairman at PNC Financial Services Group following PNC’s acquisition of Mercantile Bankshares Corporation in 2007. He was Chairman, Chief Executive Officer and President of Mercantile from 2003 to 2007. Before Mercantile, he was at J.P. Morgan where he held various positions including General Counsel and Secretary and managing director within J.P. Morgan’s investment banking business. Prior to joining J.P. Morgan, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions.

Mr. Kelly received his J.D. from the University of Virginia School of Law in 1981 and A.B. from Princeton University in 1975.

CITIZENS FINANCIAL GROUP, INC.	12	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Age: 61 Director Since: April 2020 Committees: ∎ Audit ∎ Risk Key Competencies: ∎ Financial Services ∎ Finance & Capital Management ∎ Mergers & Acquisitions ∎ Sustainability Practices	Robert G. Leary

Experience, Skills and Qualifications

∎   Extensive investment and leadership experience with over 30 years in the financial services industry

∎   Expertise in business transformation and mergers and acquisitions

Other Public Company Directorships

∎   Intact Financial Corporation

Mr. Leary was Chief Executive Officer of The Olayan Group, a global investment firm, from May 2017 until August 2019. Prior to joining The Olayan Group, he served as Chief Executive Officer of Nuveen, a U.S.-based investment management firm that was acquired in 2014 by Teachers Insurance & Annuity Association—College Retirement Equities Fund (“TIAA-CREF”). Mr. Leary joined TIAA-CREF in 2013 and was instrumental in the acquisition and invigoration of Nuveen as well as its integration with TIAA-CREF’s pre-existing asset management business.

Mr. Leary began his career as an associate at the law firm of White & Case in New York and in 1989 opened that firm’s office in Saudi Arabia. He then moved into the financial services arena with leadership roles at J.P. Morgan & Co. and AIG Financial Products, and as Chief Executive Officer of ING Investment Management Americas and ING Insurance U.S. He currently serves on the advisory board of SPAC Sponsor Group, RMG Acquisitions and acts as Senior Advisor to The Council Advisors, a business consulting consortium. Mr. Leary currently serves on the board of Intact Financial Corporation (since 2015), a major insurer publicly listed in Canada, RSA Group plc (since 2021), a subsidiary of Intact, Wilton Re Ltd. (since January 2023), a subsidiary of the Canadian Pension Plan Investment Board, and the board of the non-profit National Forest Foundation, an organization that helps conserve and protect U.S. national forests. He also serves on the board of our primary subsidiary CBNA.

Mr. Leary holds a bachelor’s degree in political science from Union College and a law degree from Fordham University.

Age: 70

Director Since: February 2019

Committees:

∎ Audit

∎ Nominating & Corporate Governance

Key Competencies:

∎ Financial Services

∎ Finance & Capital Management

∎ Risk Management

∎ Regulations & Compliance

Terrance J. Lillis

Experience, Skills and Qualifications

∎   Seasoned executive with 35 years experience in the financial services industry

∎   Prior service as Executive Vice President and Chief Financial Officer of Principal Financial Group, Inc.

∎   Experience in capital allocation, portfolio management and strategic transactions

Other Public Company Directorships

∎   None

Until Mr. Lillis’ retirement in 2017, he was the Chief Financial Officer of Principal Financial Group, Inc. He joined Principal in 1982 as an actuarial student and held various senior actuarial, risk management and product-pricing roles through 2008 when he was appointed Chief Financial Officer.

Mr. Lillis currently serves on the Board of American Enterprise Mutual Holding Company (since May 2020). He also serves on the Mercy Medical Center Board of Directors and the Command and General Staff College Foundation Board of Trustees. He serves on the Simpson College Board of Trustees and as Trustee for the Diocese of Southwest Iowa. Mr. Lillis also serves on the board of our primary subsidiary CBNA. He is a member of the American Academy of Actuaries and a Fellow of the Society of Actuaries.

Mr. Lillis received a bachelor’s degree from Simpson College after serving in the U.S. Army in the Republic of Korea and an M.S. degree in actuarial science from the University of Iowa in 1982.

CITIZENS FINANCIAL GROUP, INC.	13	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Age: 58 Director Since: April 2022 Committees: ∎ Compensation & HR Key Competencies: ∎ Corporate Governance ∎ Financial Services ∎ Human Capital Management ∎ Mergers & Acquisitions	Michele Siekerka

Experience, Skills and Qualifications

∎   Experienced professional with extensive market knowledge and legal and government affairs expertise

∎   Service on the board of directors of a regional bank, Investors Bancorp, Inc.

Other Public Company Directorships

∎   None

Ms. Siekerka joined our Board on April 6, 2022 upon the closing of the acquisition of Investors Bancorp, Inc. She previously served on the Investors Bancorp and Investors Bank boards which she joined in 2013 upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation where she served as Chair.

Ms. Siekerka is a licensed attorney and President and Chief Executive Officer of the New Jersey Business and Industry Association. From 2010 to 2014, she was employed by the New Jersey Department of Environmental Protection, first as an Assistant Commissioner and then she completed her service as Deputy Commissioner. From 2004 to 2010, she served as the President and Chief Executive Officer of the Mercer Regional Chamber of Commerce. Prior to that, she was employed by AAA Mid-Atlantic first as Vice President of Human Resources and then as Senior Counsel.

Ms. Siekerka serves on the Board of Choose New Jersey, New Jersey Innovation Institute, Junior Achievement of New Jersey, the National Association of Corporate Directors NJ Chapter and the Council of State Manufacturing Associations where she is also an Executive Committee Member. She is a former member of the Robbinsville Township Board of Education where she served as President from 2002 to 2005. She also serves on the board of our primary subsidiary CBNA. Ms. Siekerka holds the NACD Directorship Certification and is a designated NACD Board Leadership Fellow.

Age: 74

Director Since: January 2005

Lead Director

Committees:

∎ Nominating & Corporate Governance (Chair)

∎ Compensation & HR

∎ Executive

Key Competencies:

∎ Executive Leadership

∎ Financial Services

∎ Risk Management

∎ Corporate Governance

Shivan Subramaniam

Experience, Skills and Qualifications

∎   Extensive business and management expertise, including serving as Chairman and Chief Executive Officer of FM Global

∎   Expertise in the Insurance sector with over 40 years industry experience

∎   Service on the boards of directors of FM Global, Lifespan Corporation and LSC Communications

Other Public Company Directorships

∎   None

Mr. Subramaniam was Chairman of Factory Mutual Insurance Company, a commercial and industrial property insurer from 2002 until December 2017 and retired from the board in April 2018. He also served as President and Chief Executive Officer from 1999 until his retirement at the end of 2014. Previously, he served as Chairman and Chief Executive Officer at Allendale Insurance, a predecessor company of FM Global. Elected president of Allendale in 1992, he held a number of senior-level positions in finance and management after joining the company in 1974.

Mr. Subramaniam serves on the board of directors of Lifespan Corporation (since December 2006) and is a trustee of the board of Johnson & Wales University (since June 2021). He is also a director of the Rhode Island Public Expenditure Council. Mr. Subramanaiam also serves on the board of our primary subsidiary CBNA. He previously served on the board of LSC Communications (from October 2016 to March 2021).

Mr. Subramaniam received a bachelor’s degree in mechanical engineering from the Birla Institute of Technology, Pilani, India, and two master’s degrees—one in operations research from the Polytechnic at New York University, and another in management from the Sloan School of Management at the Massachusetts Institute of Technology.

CITIZENS FINANCIAL GROUP, INC.	14	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Age: 62 Director Since: February 2021 Committees: ∎ Risk Key Competencies: ∎ Executive Leadership ∎ Risk Management ∎ Finance & Capital Management ∎ Sustainability Practices	Christopher J. Swift

Experience, Skills and Qualifications

∎   Seasoned executive with 35 years experience in the insurance industry

∎   Extensive background and experience in global restructuring and mergers and acquisitions

∎   Service as Chairman and Chief Executive Officer of The Hartford and on numerous industry associations and academic institutions

Other Public Company Directorships

∎   The Hartford Financial Services Group, Inc.

Mr. Swift joined the Board in February 2021. He currently serves as Chairman and Chief Executive Officer of The Hartford Financial Services Group, Inc., a national leader in property & casualty insurance, group benefits and mutual funds. Mr. Swift joined The Hartford in March 2010 as Executive Vice President and Chief Financial Officer before being appointed as Chief Executive Officer in 2014 and Chairman in 2015. Prior to joining The Hartford, he held senior leadership and finance roles at American International Group (from 2003 to 2010). He began his career as a certified public accountant at KPMG LLP focused on financial services and was eventually appointed head of the Global Insurance Industry Practice.

Mr. Swift is on the executive committee and the board of directors of the American Property Casualty Insurance Association (APCIA). He is also a member of The Business Council, Chief Executives for Corporate Purpose (CECP), Council on Foreign Relations (CFR), and The Geneva Association. He also serves on the board of our primary subsidiary CBNA.

Mr. Swift holds a bachelor’s degree in accounting from Marquette University, where he is also a trustee.

Age: 74

Director Since: October 2010

Committees:

∎ Audit (Chair)

∎ Compensation & HR

∎ Risk

Key Competencies:

∎ Financial Services

∎ Finance & Capital Management

∎ Regulations & Compliance

∎ Risk Management

Wendy A. Watson

Experience, Skills and Qualifications

∎   Experienced executive in the financial services industry and extensive financial background, including serving as Executive Vice President, Global Services for State Street Bank & Trust Company

∎   Fellowship with the National Association of Corporate Directors and credentials as a CPA and Certified Fraud Examiner

∎   Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization

Other Public Company Directorships

∎   None

Until her retirement in 2009, Ms. Watson was the Executive Vice President, Global Services for State Street Bank & Trust Company which she joined in 2000. Prior to that, she was with the Canadian Imperial Bank of Commerce (“CIBC”) where she served as Head of the Global Private Banking and Trust business and President and Chief Executive Officer, CIBC Finance. She also served as Chief Information Officer and as Head of Internal Audit for Confederation Life Insurance Company in Toronto.

Ms. Watson serves as a director of the Independent Order of the Foresters Life Insurance Company (since 2013) and MD Private Trust, a subsidiary of MD Financial Holdings (since 2015). She previously served on the boards of MD Financial Holdings (CMA Holdings) Canada and DAS Canada Insurance Company, a subsidiary of Munich Re (from 2010 to 2018). She serves on the Community Service Committee of Boston Children’s Hospital and the Advisory Board of Empathways. Ms. Watson also serves on the board of our primary subsidiary CBNA.

Ms. Watson is a graduate of McGill University in Montreal with a Bachelor of Commerce degree with majors in Accounting and Law.

CITIZENS FINANCIAL GROUP, INC.	15	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Age: 62

Director Since: May 2011

Committees:

∎ Nominating & Corporate Governance

∎ Risk

Key Competencies:

∎ Executive Leadership

∎ Finance & Capital Management

∎ Risk Management

∎ Mergers & Acquisitions

Marita Zuraitis

Experience, Skills and Qualifications

∎   Seasoned executive in the financial services industry including experience as Chief Executive Officer of Horace Mann Educators Corporation

∎   Expertise in the Insurance sector with over 30 years industry experience

∎   Service on the boards of other companies and academic institutions

Other Public Company Directorships

∎   Horace Mann Educators Corporation

Ms. Zuraitis is Director, President and Chief Executive Officer of Horace Mann Educators Corporation. Prior to joining Horace Mann in May 2013, she served as Executive Vice President and a member of the Executive Leadership Team for The Hanover Insurance Group, Inc. While at The Hanover Insurance Group, Ms. Zuraitis served as President, Property and Casualty Companies, a position she held since 2004. Previously, she was President and Chief Executive Officer, Commercial Lines for The St. Paul Travelers Companies.

Ms. Zuraitis serves as a member of the board of trustees for the American Institute for Chartered Property and Casualty Underwriters, and has served on its executive and compensation committees since 2009. She is a member of the board of directors of CopperPoint (since July 2021), a mutual insurance holding company. She also serves on the board of directors of our primary subsidiary CBNA. Ms. Zuraitis is a past chair of the board of trustees for NCCI Holdings, Inc., a provider of workers’ compensation data analytics and a past member of the board of Worcester Academy in Worcester, Massachusetts.

Ms. Zuraitis is a graduate of Fairfield University.

BOARD GOVERNANCE AND OVERSIGHT

The following sections provide an overview of our board governance structure and processes including how we select directors and consider their independence as well as key aspects of our Board operations and oversight, which collectively provide a strong governance framework that supports the Board in discharging its duties.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines which outline the Board’s expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines are reviewed annually and address:

»	The Board’s role and responsibilities concerning corporate strategy, risk management, succession planning, annual evaluation and director compensation;

»	Board structure and composition including size, independence, leadership and committee structure and responsibilities;

»	Nomination and selection of directors;

»

Board membership requirements concerning stock ownership, participation on other boards, conflicts of interest, orientation and education, term limits, tenure and mandatory retirement age for directors; and

»	Board operations including executive sessions of independent directors and access to management and independent advisors.

Our Corporate Governance Guidelines are available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx.

Our Board has also adopted a Code of Business Conduct and Ethics (the “Code”), which sets forth key guiding principles concerning ethical conduct and is applicable to all of our directors, officers and employees. The Code

CITIZENS FINANCIAL GROUP, INC.	16	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

addresses, among other things, conflicts of interest, protection of confidential information and compliance with laws, rules, and regulations, and describes the process by which any concerns about violations should be reported. The Code is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut 06901. Any amendments to the Code, or any waivers of its requirements, will be disclosed on our website.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our Board held 11 meetings during 2022. Every member attended at least 75 percent of the Board and committee meetings on which the member sits. All directors are expected to attend our annual meetings, and all of the directors who served during 2022 attended the annual meeting held on April 28, 2022.

Director Independence

Our Board utilizes the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) criteria to determine our director independence. Under the NYSE rules, the Board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Company, including the potential for conflicts of interest. In addition, the Board considers whether the Company or one of its subsidiaries has a lending relationship, deposit relationship, or other banking or commercial relationship with a director, an immediate family member, or an entity with which the director or a family member is affiliated by reason of being a director, an officer or a significant stockholder thereof. Any such relationship must meet the following criteria: (i) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (ii) with respect to extensions of credit by the Company or its subsidiaries: (a) such extensions of credit have been made in compliance with applicable law, including Federal Reserve Regulation O and Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) no event of default has occurred and is continuing beyond any period of cure.

To assist the Board in its determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director using the foregoing standards and other factors it deems appropriate before making a recommendation to the Board regarding the independence or non-independence of each person. As part of this evaluation process, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances and, in particular, the independence requirements of the SEC and NYSE. Banking with the Company or any of its subsidiaries (including deposit, investment, lending, fiduciary) that are conducted in the ordinary course of business on substantially the same terms and conditions as are otherwise available to non-affiliated customers for comparable transactions are not considered material in determining independence.

We determined each of Mr. Alexander, Ms. Cumming, Mr. Cummings, Mr. Hankowsky, Mr. Kelly, Mr. Leary, Mr. Lillis, Ms. Siekerka, Mr. Subramaniam, Mr. Swift, Ms. Watson and Ms. Zuraitis to be independent within the meaning of the applicable rules of the SEC and NYSE, in addition to Mr. Higdon and Mr. Koch who served on our Board in 2022 until their retirements on April 28, 2022. We also determined that each committee member meets the independence requirements within the meaning of the applicable rules of the SEC and NYSE for the committees on which they serve, and that each of Ms. Watson, Ms. Cumming, Mr. Lillis and Mr. Leary to be an audit committee financial expert within the meaning of the applicable rules of the SEC and NYSE. For further information on committee independence and expertise, see “—Board Governance and Oversight—Committees of the Board.”

CITIZENS FINANCIAL GROUP, INC.	17	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Board Leadership

The Board believes that the Company and its stockholders are best served by allowing the Board to exercise its judgment regarding the most appropriate Board leadership structure at a given time. The Board reviews its leadership structure periodically and in doing so considers the composition of the Board, the needs of the Company and its stockholders, stockholder feedback, peer company practices, and other factors, retaining the flexibility and discretion to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any manner that serves the best interests of the Company, including consideration of whether the same individual should serve as both Chairman and Chief Executive Officer or whether the roles should be separated.

The Board has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is the most appropriate Board leadership structure for the Company. Having a combined Chairman and Chief Executive Officer:

»	provides efficient and effective governance and leadership to the Company;

»	ensures the Board is apprised of current risks and issues that may impact the Company in a timely manner; and

»	presents a single point of leadership to all Company stakeholders.

Our Chief Executive Officer, Mr. Van Saun, serves as Chairman of the Board, while an independent director, Mr. Subramaniam, serves as Lead Director. The Lead Director is designated by the Board, based on the recommendation of the Nominating and Corporate Governance Committee. Below is a summary of the key duties and responsibilities of the Lead Director.

FACILITOR Presides at Board and stockholder meetings where the Chairman is not present, including executive sessions of the independent directors Serves as a liaison, facilitating communication between independent directors and the Chairman Provides advice and guidance to the Chairman on board leadership, executive management and corporate strategy matters COLLABORATOR Reviews and approves agendas/agenda planners and materials for Board meetings in coordination with the Chairman, adding items to the agenda as appropriate Calls meetings of the independent directors as required Communicates with major stockholders and regulators upon request INDEPENDENT ADVOCATE Independent advocate ensuring accountability to investors when potential conflicts of interest arise between management and investors COMMUNICATOR Discusses with the CEO, together with the Chair of the Compensation and HR Committee, the results of the Board's annual evaluation of the CEO's performance

Executive Sessions of our Non-Employee Directors

The Company’s non-employee directors, who are all independent, participate in regularly scheduled executive sessions in which management does not participate. In addition, each of the Board committees, which are comprised solely of independent directors, hold regularly scheduled executive sessions. Our Lead Director, Mr. Subramaniam, presides over each executive session of the Board. Interested persons may make their concerns known directly to Mr. Subramaniam, his successor or the non-employee directors as a group by submitting their written correspondence to the Company’s Corporate Secretary located at 600 Washington Boulevard, Stamford, Connecticut 06901. The Corporate Secretary may facilitate such direct communication to the Lead Director or the non-employee directors as a group by reviewing, sorting and summarizing such communications.

CITIZENS FINANCIAL GROUP, INC.	18	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Board Selection, Nomination and Refreshment

Our Board has delegated responsibility for the selection and recommendation of director nominees to the Nominating and Corporate Governance Committee. Upon the Nominating and Corporate Governance Committee’s recommendation, a slate of directors is nominated by the Board and submitted to a stockholder vote annually. The Nominating and Corporate Governance Committee also evaluates and recommends candidates for the Board as vacancies or newly created positions occur. New candidates may be identified to serve on the Board through recommendations from independent directors or members of management, search firms or other sources, and stockholders. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications, interviews with the Committee as a whole, one or more members of the Committee, or one or more other Board members, and discussions within the Committee and the full Board.

The most qualified candidates are sought for all open board positions based on required criteria as outlined in our Corporate Governance Guidelines. The Board values diverse perspectives and qualities and the Committee considers self-identified diverse characteristics of directors and nominees in addition to each person’s background, experience, independence, and tenure when recommending candidates for election to the Board, re-nominating current directors and reviewing Board and committee composition. In order to support the Board’s desire for diverse representation, any firms engaged in the director search process are requested to include diverse individuals in its list of potential candidates.

Assess Composition

Committee assesses composition considering director skills and experience, and diversity of perspectives and characteristics such as age, gender and race to determine a prospective director candidate profile.

Identify Candidates

Committee works with directors and other stakeholders, and may work with a third-party search firm, to identify candidates with the desired profile and who meet the required criteria for Board membership:

	∎ Demonstrated leadership, experience, or relevant knowledge ∎ Financial literacy, risk management experience and other business experience and acumen ∎ Analytical and critical thinking skills	∎ Exhibits independent thought and judgement ∎ Time availability and commitment ∎ Highest character, reputation and integrity ∎ Collegiality and ability to work as part of a team

Evaluate Candidates

Committee evaluates slate of candidates. Evaluations are based on the required criteria, each candidate’s background qualifications, independence, performance, and the overall composition and diversity of the Board.

Recommend

Committee makes a recommendation of Board and committee membership for the candidate(s) who meet the required criteria, and who will enhance the expertise, experience, composition and overall strength of the Board.

Annual Review	The Committee evaluates directors annually. In doing so, it considers their individual performance, skills, expertise, experience as well as the composition of the Board as a whole.

CITIZENS FINANCIAL GROUP, INC.	19	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 600 Washington Boulevard, Stamford, Connecticut 06901. Stockholders must propose nominees for consideration by the Nominating and Corporate Governance Committee in accordance with the procedures and other requirements set forth in our Bylaws. See “—Information for Stockholders—2024 Annual Meeting and Stockholder Proposals.”

When reviewing the Board and committee composition during succession planning and in the recruitment and evaluation of directors, the Nominating and Corporate Governance Committee considers the skills and experience represented by individual directors as well as the Board as a whole. The specific skills and experience considered most valuable to our Board in the context of the Company’s current strategy are outlined below.

Executive Leadership

Experience operating in an executive leadership position demonstrates the abilities required to understand and direct business operations, analyze risk, manage human capital, oversee implementation of organizational change and deliver strategic plans.

Financial Services Industry

Understanding the products and services we offer, our competitive environment and the regulatory framework in which we operate gives directors the ability to challenge and guide management, effectively overseeing the operation of our business and implementation of our strategic plan.

Financial Reporting/Audit/Capital Planning

An understanding of financial reporting structures and internal controls to ensure accuracy and transparency in reporting, coupled with the ability to understand capital market transactions and strategic capital plans allows for robust challenge and oversight.

Risk Management

Risk is inherent in the operation of our business. Having directors with experience and expertise in risk management allows the Board to provide guidance and challenge in its independent oversight of the design and implementation of the Company’s risk management framework.

Compliance/Regulatory

Operating in a heavily regulated industry, we value directors with legal and/or regulatory expertise as it assists the Board’s understanding of the applicable requirements and how they pertain to the Company.

Technology

Technology is critical to all aspects of our business operations from delivery of our products and services to our customers, to making investments, to maximizing our human capital, and to delivering key strategic initiatives.

Information Security/Cybersecurity

As a financial services company with reliance on technology, we are exposed to information security and cybersecurity risk on an ongoing basis. We value directors with technology, information security and cybersecurity expertise.

Mergers and Acquisitions

Experience of mergers and acquisitions is valuable in making strategic decisions and executing them effectively. Having directors with this experience assists in the strong execution of mergers and acquisitions.

Corporate Governance

Developing and maintaining a strong corporate governance framework is key to Citizens successful business operations which not only depends on the competence of its employees, officers, and directors, but also upon having a reputation for honesty, integrity, and lack of bias in the conduct of its business affairs.

Human Capital Management

Directors with an understanding of the impact of a company’s employees and culture on productivity as well as experience in talent management and mobilizing strategic organizational change provide valuable insight to the Board and management.

Sustainability Practices
Having directors with experience in sustainability practices allows the Board to oversee the Company’s ESG strategy and deliver on its commitment to the communities in which it does business.

CITIZENS FINANCIAL GROUP, INC.	20	2023 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

Board, Committee and Director Evaluations

The Board, led by the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Under each committee’s charter, the committee evaluates and assesses its performance, skills and resources required to meet its obligations annually. In addition, all directors complete a self-evaluation. Periodically, the Board will also complete peer evaluations; these were most recently completed in 2020. An independent party was used to facilitate the evaluation in 2022 in accordance with our Corporate Governance Guidelines, which require an independent third-party to conduct the Board, committee, director and peer evaluations at least every three years.

TYPES OF EVALUATIONS

Board and Committee Evaluations (Annual)

Subjects covered in the evaluation:

∎	Strategy
∎	Culture
∎	Roles and responsibilities
∎	Relationship with management
∎	Membership and structure

Director Self-Evaluations (Annual)

Subjects covered in the evaluation:

∎	Performance
∎	Contributions
∎	Skills

Peer Evaluations (Periodically)

Subjects covered in the evaluation:

∎	Director participation and engagement
∎	Director judgment
∎	Board dynamics
∎	Overall performance

Actions Taken

Results of the evaluations are used to determine actions designed to augment the operations of the Board and its committees. Examples of actions taken as a result of conducting the evaluations include allowing more time for strategic discussions, adding new items to Board and Committee agendas, and enhancing Board materials.

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CORPORATE GOVERNANCE MATTERS

Board Education

Each of our Board members participates in an annual training and continuing education program. Management incorporates director input to develop an annual schedule of board training that covers a broad range of topics to enhance and strengthen the skills, knowledge and competencies of directors, both individually and collectively. Topics covered during 2022 included cybersecurity, diversity, equity and inclusion, human capital management, and anti-money laundering. The program encompasses presentations from internal and external speakers as well as site visits to key locations and regular meetings with management. In addition, directors are encouraged to avail themselves of educational programs offered through recognized independent providers. Another key element of Board education is the mentoring program in place where Board members serve as mentors to certain members of the executive team. Board members also meet in small group sessions with members of senior management below the executive level which assists in deepening the Board’s understanding of the business.

Committees of the Board

Our Board has six standing committees. Four of these committees (Audit, Compensation and HR, Nominating and Corporate Governance and Risk) meet on a regular basis. The Executive Committee meets as needed and is composed of our Chairman and Chief Executive Officer, Mr. Van Saun, our Lead Director and Chair of our Nominating and Corporate Governance Committee, Mr. Subramaniam, and Nominating and Corporate Governance Committee and Compensation and HR Committee member, Mr. Hankowsky. The Executive Committee may act on behalf of the Board and reports its actions to the full Board. The Equity Committee is composed of our Chairman and Chief Executive Officer and acts as needed to make equity grants (subject to certain limitations determined by the Compensation and HR Committee) between annual grant cycles and reports its actions to the Compensation and HR Committee. See “Compensation Matters—Compensation Discussion and Analysis—Governance Policies and Practices—Process for Approval of Equity Grants.” In carrying out their duties, each committee of the Board is authorized to select, retain, terminate and approve fees and other retention terms of independent legal or other advisors as it deems appropriate without seeking approval of management or the full Board. The following table shows the current members of each of the four primary standing committees and the number of meetings held during fiscal 2022.

DIRECTOR	AUDIT	COMPENSATION & HR	NOMINATING & CORPORATE GOVERNANCE	RISK

Lee Alexander	Member

Christine M. Cumming	Member			Chair

Kevin J. Cummings				Member

William P. Hankowsky		Member	Member

Edward J. Kelly III		Chair	Member

Robert G. Leary	Member			Member

Terrance J. Lillis	Member		Member

Michele N. Siekerka		Member

Shivan Subramaniam		Member	Chair

Christopher J. Swift				Member

Wendy A. Watson	Chair	Member		Member

Marita Zuraitis			Member	Member

Number of meetings	12	7	4	6

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CORPORATE GOVERNANCE MATTERS

Wendy A. Watson (Chair) Members: Lee Alexander Christine M. Cumming Robert Leary Terrance J. Lillis Meetings held in 2022: 12	Audit Committee

The Audit Committee reviews and, as it deems appropriate, recommends to the Board our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee is also directly responsible for the appointment, compensation, retention and evaluation of the qualifications, independence and performance of our independent public auditors.

Each member of the Audit Committee meets the independence requirements of the NYSE and is financially literate, and each member of the Audit Committee is an independent director under Rule 10A-3 under the Exchange Act. In addition, each of Ms. Watson, Ms. Cumming, Mr. Leary and Mr. Lillis is an audit committee financial expert, as is Mr. Hankowsky, Mr. Higdon, and Mr. Koch each of whom also served on the Audit Committee during 2022.

The Audit Committee charter is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx.

Edward J. Kelly III (Chair) Members: William P. Hankowsky Michele N. Siekerka Shivan Subramaniam Wendy A. Watson Meetings held in 2022: 7	Compensation & HR Committee

The Compensation and HR Committee establishes, implements and monitors our executive compensation plans and programs and determines compensation for our CEO and other executives. The Compensation and HR Committee also oversees our material compensation and benefit plans, makes recommendations to the Board on non-employee director compensation, and reviews talent management and succession plans as well as diversity, equity and inclusion programs.

Each member of the Compensation and HR Committee meets the independence requirements of the NYSE and Rule 10C-1 of the Exchange Act and is a “non-employee director” under Exchange Act Rule 16b-3. Compensation Advisory Partners, LLC provides guidance and advice to the Compensation and HR Committee on compensation-related matters. See “Compensation Matters—Compensation Discussion and Analysis—Governance Policies and Practices—Compensation Consultants.”

The Compensation and HR Committee charter is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx.

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CORPORATE GOVERNANCE MATTERS

Shivan Subramaniam (Chair) Members: William P. Hankowsky Edward J. Kelly III Terrance J. Lillis Marita Zuraitis Meetings held in 2022: 4	Nominating & Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews and, as it deems appropriate, recommends to the Board policies and procedures relating to director and board committee nominations and corporate governance. It also oversees the development and implementation of the Board annual training and continuing education program, the annual Board and committee self-evaluation process and the Company’s commitment to ESG matters and reporting.

Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

The Nominating and Corporate Governance Committee charter is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx.

Christine M. Cumming (Chair) Members: Kevin J. Cummings Robert G. Leary Christopher J. Swift Wendy A. Watson Marita Zuraitis Meetings held in 2022: 6	Risk Committee

The Risk Committee reviews and, as it deems appropriate, recommends to the Board the design and implementation of our risk strategy and policy, risk appetite framework and specific risk appetites and limits. The Risk Committee also oversees our enterprise risk management governance framework and reviews the due diligence of any proposed strategic transaction. In addition, the Risk Committee oversees the Chief Risk Officer and the internal risk management function of the Company.

Each member of the Risk Committee meets the independence requirements of the NYSE. Ms. Cumming qualifies as an expert, as required by federal banking regulations, having the experience in identifying, assessing and managing large, complex financial firms’ risk exposures relevant to the Company’s particular risks and commensurate with the Company’s structure, risk profile, complexity, activities and size. As required by the Risk Committee charter, the chair of the committee, Ms. Cumming, is also a non-executive director who meets the criteria for independence specified by the Federal Reserve Board’s Enhanced Prudential Standards (12 CFR 252.33(a)(4)(ii)).

The Risk Committee charter is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx

Board’s Role in Risk Oversight

The Board is responsible for oversight of the Company’s internal controls and risk management framework. This oversight includes evaluation of management’s systems of internal control, financial reporting and public disclosure, the accuracy and completeness of financial results, and reviewing and approving the Company’s Enterprise-wide Risk Management Governance Framework (the “ERMG Framework”). The Board has delegated certain risk oversight duties to the Risk Committee, and with respect to financial controls, the Audit Committee, but each of the Board’s committees has risk oversight responsibilities and the Board receives independent reports from each of its key committees at its meetings. In addition, the Chief Risk Officer provides an independent view of material risks across the Company to the Risk Committee, and to the full Board.

While the Board and its committees oversee key risk areas, management is charged with day-to-day management of risk through the utilization of the ERMG Framework. A key element of Citizens’ ERMG Framework is building and maintaining a strong risk management culture throughout the Company and to facilitate this, the ERMG

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CORPORATE GOVERNANCE MATTERS

Framework is consistently applied across the Company and its effectiveness evaluated on a continuous basis. Through the ERMG Framework, the Company seeks to proactively highlight current and emerging risks, promote timely resolution of issues, and eliminate repeat findings.

The ERMG Framework encompasses the policies, programs, and procedures which set the standards for the identification, assessment, monitoring, and control of material risks that could affect stockholder value, customers, colleagues or the safety and soundness of the Company. Foundational to the ERMG Framework is the Risk Appetite Framework which governs the Company’s approach to risk and serves to better inform the Company’s risk-taking strategy in its pursuit of strategic and financial goals. The Company’s Risk Appetite is embedded into key-decision making processes.

The ERMG Framework is implemented through a Three Lines of Defense model which incorporates (1) front line units responsible for identifying, assessing, controlling, monitoring and reporting risk; (2) independent risk management which provides independent challenge and oversight of our overall risk profile; and (3) internal audit and credit review functions which evaluate the design and effectiveness of the Company’s risk framework. The ERMG Framework incorporates both quantitative and qualitative methods for the identification and assessment of risks and events, including ongoing risk and control self-assessment, and frequent scenario analyses. The model is designed to ensure effective management, control and oversight of all risks including credit risk, interest rate risk, liquidity risk, market risk, operational risk, security, fraud, and financial crimes risk, technology risk, compliance risk, model risk, climate risk, strategic risk, and reputation risk.

BOARD OF DIRECTORS

Risk Committee

∎  Oversees design, implementation and operation of the ERMG Framework, which sets standards for the identification, assessment, monitoring and control of material risks and related governance.

∎  Reviews and, as it deems appropriate, recommends to the Board the implementation of the Company’s risk strategy, risk appetite framework and specific risk appetites and limits.

Both the Risk and Audit Committees oversee the management of our cybersecurity risk. Regular reporting on cybersecurity and cyber threats as they continue to evolve is provided to both committees and the Board.

Audit Committee

∎  Oversees evaluation of systems of internal control, financial reporting, and public disclosure.

∎  Reviews the accuracy and completeness of financial results.

∎  Oversees our Conduct Office, which monitors colleague behavior in relation to our Code of Business Conduct and Ethics, sales practices, and other key policy considerations.

Compensation and HR Committee

∎  Evaluates executive performance, including risk performance, and approves compensation.

∎  Establishes and monitors compensation programs and performs an annual risk review of compensation plans.

∎  Reviews director compensation, with input from its independent consultant.

∎  Oversees talent management and succession planning at the executive level and for the organization overall, as well as diversity, equity and inclusion initiatives.

Nominating and Corporate Governance Committee

∎  Oversees governance practices, independence and effectiveness of the Board.

∎  Oversees the Company’s commitment to ESG matters.

∎  Oversees the development and implementation of the board annual training and continuing education program.

Cybersecurity Risk Oversight

As a financial institution, our operations rely on the secure processing, transmission and storage of confidential information in our network. In addition, our customers use personal computers, smartphones, tablets, and other mobile devices to access our products and services. As such, we are subject to a variety of cybersecurity risks.

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CORPORATE GOVERNANCE MATTERS

Under the guidance of our Chief Security Officer we maintain a comprehensive Cybersecurity Program (the “Program”) designed to protect our employees, customers, assets, premises, systems, and information against unauthorized access, misuse, alteration, or destruction that could result in substantial harm or inconvenience to our customers, and loss or reputational damage. The Program incorporates all of our security policies and covers the core elements of access control, infrastructure security, cybersecurity event and incident management, data protection, third-party vendor cyber risk oversight, payment security, and training and awareness. Independent assessment and benchmarking of the Program are regularly completed, and the Program is overseen and assessed by federal regulators. While we look to numerous frameworks to ensure the Program is maintained in line with regulatory expectations and industry best practices, the National Institute of Standards and Technology (“NIST”) cybersecurity framework is the primary standard against which we benchmark ourselves.

Both the Risk and Audit Committees have oversight of the management of our cybersecurity risk. The Audit Committee is responsible for overseeing the Program under its risk oversight responsibilities as it relates to financial controls. The Risk Committee is responsible for oversight of the management of cybersecurity risk consistent with the ERMG Framework.

The Program is presented to the Risk Committee for approval annually by the Chief Security Officer in conjunction with an annual cybersecurity briefing. This briefing provides an overall assessment of the effectiveness of the Program and an outlook for the upcoming year. In addition to the annual cybersecurity briefing, the Chief Security Officer provides updates on cybersecurity to the Risk Committee at each of its meetings. The Audit Committee and Board also receive regular cybersecurity updates as part of the reporting provided by the Technology/Cyber Oversight Committee, a management committee chaired by the Chief Executive Officer which provides executive oversight, guidance and transparency to key transformative initiatives designed to enhance our technology stability, cyber defenses and risk management capabilities. Further, to ensure the Board maintains the appropriate knowledge for providing effective oversight, it is provided with relevant cybersecurity training on an annual basis, with any additional training provided as requested.

Board’s Role in Strategy

The Board is responsible for guiding and ultimately approving the strategic direction of the Company and overseeing execution of the Company’s strategic plan. Every year the Board holds an offsite meeting dedicated to reviewing the Company’s long-term strategy. This review includes detailed discussions with management, investors, securities analysts and industry experts. At each of its meetings, the Board assesses the Company’s strategic, competitive and financial performance to ensure continued alignment with the long-term strategy. The Company’s strategy on investing in the end-to-end digitization of the bank, strengthening fee-based businesses and expanding its solutions and capabilities has been executed with focused discipline resulting in the Company delivering strong operational and financial results, positioning it with the ability to accelerate the execution of its strategic growth plans.

Board Oversight of Political Spending

We closely monitor and oversee all expenditures that could be used for political purposes in accordance with our Code of Business Conduct and Ethics and our Political Contributions Policy. The Company only makes contributions to political candidates or parties from the Citizens-sponsored Political Action Committees (“Citizens PACs”). The Citizens PACs raise funds on a voluntary basis from Citizens colleagues in order to make contributions in support of sound public policies that benefit the bank, its customers, and the communities we serve. The Citizens PAC contributions are overseen by senior management and made available in regular state and federal filings.

The Nominating and Corporate Governance Committee receives regular reporting on political contributions and other expenditures related to government advocacy, including lobbying activities and support for trade associations and other organizations.

STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS

Stockholder Outreach

It is important to us to maintain an open dialogue with our investors and listen to their perspectives. Throughout the year, we interact and communicate with our stockholders and proxy advisory firms in a number of forums, including quarterly earnings presentations, investor conferences, press releases and SEC filings, stockholder dialogue, our proxy statement and the annual meeting of stockholders.

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CORPORATE GOVERNANCE MATTERS

On an annual basis, we proactively reach out to our largest stockholders to solicit feedback on board governance, executive compensation, sustainability and human capital management, and get insight into any other topics that are top of mind for them. The feedback we receive is used to enhance our current practices. We also hold discussions with additional stockholders at their request and all feedback received is shared with the Board. During 2022, we reached out to over 20 of our largest stockholders holding approximately 65 percent of our stock. In addition, we met with any stockholder who requested an engagement. Over the course of our 2022 engagements, members of executive management ultimately met with multiple stockholders representing approximately 30 percent of our outstanding stock. These discussions focused on our progress on ESG matters including climate actions, human capital management, executive compensation, and board composition. Our Lead Director also participates in these discussions when requested by a stockholder.

Stockholder feedback, together with ongoing reviews of market and peer practice, continue to result in implementation of enhancements to our governance and compensation practices and related disclosure. Stockholders we have spoken to have expressed their support for the enhancements we have made to board diversity, our executive compensation program, and stockholder rights, and have recognized the continued progress we’ve made in oversight and management of ESG matters and related reporting in recent years.

Last year, our say-on-pay proposal received approximately 80 percent stockholder support. Although this represents significant support for our programs, it also represents a decrease from prior years’ support levels, which have been approximately 90 percent or higher since our initial public offering. As part of our 2022 outreach, we held discussions with stockholders in order to understand how we can improve support going forward. Feedback from our stockholders was that although our pay decisions have been aligned with performance and they are generally supportive of the program, they would like to see additional disclosure linking specific performance results to our pay decisions.

WHAT WE HEARD	WHAT WE DID

Stockholder rights should be strengthened to increase the stockholder voice	Eliminated super majority voting requirements

Importance of Board diversity	Increased gender diversity of the Board

Continued progression of the bank’s climate agenda

Joined Partnership for Carbon Accounting Financials and Risk Management Association Climate Risk Consortium, appointed a Head of Climate Risk Management, and published reporting aligned with the Task Force on Climate-Related Financial Disclosures

Enhance disclosure of performance outcomes impacting pay decisions

This Proxy Statement includes disclosure regarding specific performance metrics and outcomes that were considered by the Compensation and HR Committee, and which impacted 2022 executive compensation decisions. See “Compensation Discussion and Analysis—Evaluating Performance and Determining 2022 Compensation—2022 Performance Outcomes.”

Continue to evolve long-term performance award design

In 2020 we introduced a +/- 10% TSR modifier for our performance awards. Starting with grants in 2023, this TSR modifier increased to +/- 20%. If Company TSR performance during the performance period is in the bottom quartile of peers, payout levels will be multiplied by 80%; if Company TSR performance is in the top quartile of peers, payout levels will be multiplied by 120%.

Identify ESG metric outcomes considered in evaluating performance and determining pay

Executive compensation decisions are made following a review of performance metrics across various dimensions. This includes consideration of some ESG metrics, though not in a formulaic manner. In this Proxy Statement, we have included colleague culture survey and customer satisfaction results, which were considered by the Compensation and HR Committee in evaluating performance and determining pay.

Performance periods for performance awards should be at least three years

A very unique set of circumstances led to the grant of retention awards in May 2021 and drove the terms of those awards. We do not anticipate granting any additional long-term awards with a two-year performance period in the future.

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CORPORATE GOVERNANCE MATTERS

Communications with the Board

We invite any stockholders who wish to contact our Board to send written correspondence, in care of the Corporate Secretary, to Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901. Communications may be addressed to the Lead Director or any alternate director, marked as confidential or otherwise. Communications which are addressed to the Board, an individual director or group of directors will be processed by the Office of the Corporate Secretary. Communications received that discuss business or other matters relevant to the activities of our Board, as determined by the Corporate Secretary, will be distributed to the addressees either in summary form or by delivering a copy of the communication. With respect to other correspondence received by the Company on behalf of one or more directors, the Board has requested that certain items, including the following, not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

EXECUTIVE OFFICERS

Our executive officers are designated by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers. Our executive officers are as follows:

Chairman and Chief Executive Officer
Bruce Van Saun	Bruce Van Saun’s biography and related information may be found above under “Corporate Governance Matters—Proposal One—Election of Directors”

Executive Vice President and Head of Consumer Banking
Brendan Coughlin

Brendan Coughlin, age 43, was appointed to the role of Head of Consumer Banking of Citizens Financial Group, Inc. and CBNA with responsibility for both national and regional banking in January 2020. This includes retail banking and distribution, deposits, credit and debit card, digital channels, consumer lending, mortgage, business banking, wealth management, Citizens Access, and Citizens Pay. Mr. Coughlin has been with Citizens for more than 18 years and has held numerous positions in Consumer Banking product management and consumer finance. He was named President of Consumer Lending in June 2015. Previously, he was the Head of Marketing for Consumer Finance. Prior to joining Citizens, Mr. Coughlin worked at Bank of America and FleetBoston Financial in a variety of business areas, including corporate strategy, mortgage product management and retail distribution/M&A. He actively represents the bank on the board of the Consumer Banking Association and is Chair of its Government Relations Council. He previously served on the board of directors of uAspire, a national nonprofit aimed at increasing access to higher education among inner-city youth. Mr. Coughlin received his bachelor’s degree from Boston College in finance and marketing and an M.B.A. from Babson College.

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CORPORATE GOVERNANCE MATTERS

Executive Vice President and Chief Risk Officer
Malcolm Griggs

Malcolm Griggs, age 62, has been Executive Vice President and Chief Risk Officer of Citizens Financial Group, Inc. and CBNA since April 2016. Mr. Griggs joined the Company in December 2014 as Executive Vice President and Chief Credit Officer. He is responsible for all credit, market, regulatory, compliance and operational risk management for the Company. Between March 2021 and April 2022, Mr. Griggs also assumed the additional duties of General Counsel and Chief Legal Officer of the Company. Prior to joining Citizens, Mr. Griggs was head of business risk and controls for the U.S. Consumer and Commercial Banking business at Citigroup. Mr. Griggs has had a wide range of risk management responsibility over the length of his 30 year plus banking career, including senior risk positions at Morgan Stanley Private Bank, Bank of America, Wachovia, and as the first Chief Risk Officer at Fifth Third Bank. He also served on the national Board of Directors of the Risk Management Association, including serving as Chairman. He currently serves as President of the Board of the Rhode Island Philharmonic Orchestra and Music School. Mr. Griggs received his undergraduate and law degrees from the University of North Carolina at Chapel Hill.

Executive Vice President, Chief Experience Officer and Head of ESG
Elizabeth S. Johnson

Beth Johnson, age 51, is Chief Experience Officer and Head of ESG of Citizens Financial Group, Inc. and CBNA. In this role, Ms. Johnson leads an organization focused on building the capabilities to deliver excellent experiences for our customers in a rapidly changing banking environment including working to enact sustainable and systemic change leading the Company’s ESG efforts. She has responsibility for digital design, data and analytics, marketing and communications, enterprise payments strategy and infrastructure, and the Company’s firm-wide Agile transformation effort as well as the Company’s overall commitment to the communities it serves. She previously served as Chief Marketing Officer and Head of Virtual Channels. Prior to joining Citizens in 2013 as Head of Corporate Strategy, Ms. Johnson was a senior leader at Bain and Company. She served as a partner and leader of its customer strategy and marketing practice, specializing in financial services and regularly co- authored Bain’s annual Customer Loyalty in Banking study. Prior to that, she held roles at J.P. Morgan and Goldman Sachs, where she focused on fixed income and derivatives products for commercial banking clients as well as risk management. Ms. Johnson serves on the board of Invesco, LTD (since February 2023) and The Home for Little Wanderers (since 2018). She earned a bachelor’s degree in economics and MMSS from Northwestern University and an M.B.A. from Stanford.

Executive Vice President, Chief Legal Officer and General Counsel
Polly Nyquist Klane

Polly N. Klane, age 53, joined the Company as Chief Legal Officer and General Counsel of Citizens Financial Group, Inc. and CBNA on April 4, 2022. Ms. Klane is responsible for leading the Legal Department, which includes corporate governance, litigation, client advisory services, regulatory relations and government relations. She has over 25 years of experience in the legal profession and has managed legal teams responsible for areas including corporate transactions, corporate governance, securities, commercial banking, capital markets, intellectual property, treasury, cybersecurity, technology, and data privacy. Ms Klane joined Citizens from Capital One, where she served as Deputy General Counsel. She previously spent time in private practice and served as Deputy General Counsel at Fannie Mae. Ms. Klane is a graduate of Duke University and Harvard Law School.

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CORPORATE GOVERNANCE MATTERS

Executive Vice President and Chief Human Resources Officer
Susan LaMonica

Susan LaMonica, age 61, has been Chief Human Resources Officer of Citizens Financial Group, Inc. and CBNA since 2011 and is responsible for developing and driving people strategies to support Citizens’ business plans. She has responsibility for organizational development and culture, leadership and talent development, learning, DE&I, compensation and benefits, and human resource operations. Prior to joining Citizens in 2011, Ms. LaMonica held senior leadership roles at J.P. Morgan Chase. She served as the Head of Human Resources for the investment banking and markets division globally, and before that served as the Head of Human Resources for the consumer and commercial banking division. She also served as Global Head of Development for the bank, leading the firm’s efforts around talent, leadership, learning, diversity, culture and organizational change. During her tenure she played a key role for human resources in a number of bank mergers. Before moving into human resources, Ms. LaMonica began her career with Chase Manhattan Bank, holding a number of roles in operations, risk and retail banking. Ms. LaMonica serves on the board of Enhabit, Inc. (since July 2022). She holds a B.S. in finance from Boston College and an M.B.A. in finance from New York University.

Vice Chairman and Head of Commercial Banking
Donald H. McCree III

Donald H. McCree III, age 61, has been Vice Chairman of our Commercial Banking Division since August 2015. Prior to joining Citizens Financial Group, Inc. and CBNA, Mr. McCree served in a number of senior leadership positions over the course of 30 plus years at J.P. Morgan Chase & Co. and its predecessor companies. Most recently, Mr. McCree was Head of Corporate Banking and Chief Executive Officer of Global Treasury Services at J.P. Morgan, where he was responsible for providing relationship banking services to commercial clients as well as treasury and trade finance solutions to small businesses, multinational corporations, financial services firms and government entities worldwide. Prior to becoming Head of Corporate Banking, Mr. McCree’s roles at J.P. Morgan included Head of Global Credit Markets, North American Co-Head of Fixed Income and Head of Wholesale Risk Management. He also served as Head of Treasury and Corporate Development and was based in London for several years, where he served as European Co-Head of Investment Banking and Head of European and Asian Syndicated Finance. Mr. McCree received his B.A. from the University of Vermont.

Executive Vice President and Controller
C. Jack Read

C. Jack Read, age 54, joined Citizens Financial Group, Inc. and CBNA in July 2018 as Executive Vice President and Controller, and assumed the position of Chief Accounting Officer in August 2018. Mr. Read’s responsibilities include oversight of SEC and Regulatory Reporting, Corporate Tax, Finance Risk and Sarbanes Oxley. Mr. Read joined the Company from Mitsubishi UFJ Financial Group, Inc. (MUFG), where he served as Managing Director, Head of Operational Risk for the Americas from 2016 to 2018, Head of Financial Operations for the Americas from 2013 to 2015 and Corporate Tax Director from 2010 to 2012. Prior to joining MUFG, Mr. Read was a Managing Director in the Corporate Tax Department at J.P. Morgan Chase and at Washington Mutual, a predecessor entity. Mr. Read began his career in 1993 with KPMG becoming partner in the Tax Advisory division. Mr. Read holds a J.D. from Temple University Law School and a B.B.A. from Isenberg School of Management at the University of Massachusetts at Amherst.

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CORPORATE GOVERNANCE MATTERS

Executive Vice President and Chief Information Officer
Michael Ruttledge

Michael Ruttledge, age 59, is Chief Information Officer and Head of Technology Services for Citizens Financial Group, Inc. and CBNA. He oversees all aspects of the bank’s technology environment, from customer- and client-facing applications to the people, processes and infrastructure supporting Citizens’ day-to-day business operations. Mr. Ruttledge spearheaded our Next Generation Technology transformation to modernize the bank and deliver personalized, digital solutions for customers. He has delivered a major up-skilling initiative and strong culture of learning through immersive Engineering and Architecture Academies, digital credentialing and building of critical skills for the future such as AI, Blockchain, Modern API’s and Cloud. Before joining Citizens in 2019, he previously held the position of Chief Information Officer of American Express Co. He has more than 20 years of experience in infrastructure and engineering roles within the financial services industry including payments, merchant services, customer service, risk, fraud, banking and finance. He received a graduate degree in Information Systems from the University of Brighton in the United Kingdom.

Vice Chairman and Chief Financial Officer
John F. Woods

John F. Woods, age 58, joined Citizens Financial Group, Inc. and CBNA in February 2017. He assumed the position of Chief Financial Officer in March 2017 and was appointed Vice Chairman in February 2019. Mr. Woods has responsibility for our Financial Planning, Controller, Investor Relations, Strategy and Corporate Development, Treasury, business line finance and Property and Procurement groups. Mr. Woods joined the Company from Mitsubishi UFJ Financial Group, Inc. (MUFG), where he served as Chief Financial Officer of MUFG Americas, which operates MUFG Union Bank, from 2013. He previously served as Vice Chairman and Chief Financial Officer for Union Bank from 2009. Prior to that, Mr. Woods held business unit Chief Financial Officer positions at J.P. Morgan Chase and other large financial institutions. Mr. Woods began his financial career in 1986 with Arthur Andersen in Washington, D.C., ending as a partner in the financial and risk consulting group. Mr. Woods serves on the board of Prove Identity Inc. (since December 2021). He holds a Bachelor of Science degree in Commerce from the University of Virginia at Charlottesville.

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CORPORATE GOVERNANCE MATTERS

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

The Board has adopted a written policy governing transactions with related persons. Under the Related Person Transaction Policy, our executive officers, directors, significant stockholders, and their immediate family members (each a “Related Person”), are not permitted to enter into a transaction with the Company without approval from our Nominating and Corporate Governance Committee. In accordance with the policy, any request to enter into a transaction with an executive officer, director, significant stockholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, and in which the Related Person has a direct or indirect material interest is required to be presented to our Nominating and Corporate Governance Committee for review, consideration and approval.

Under the policy, the Nominating and Corporate Governance Committee has pre-approved transactions which do not pose a risk of creating conflicts of interest because they arise in the ordinary course of business, and the interests of the Related Person are not material even if the amount involved exceeds $120,000. Pre-approved transactions include those that do not require disclosure under Item 404(a) of Regulation S-K; transactions that are subject to other approval processes such as employment and compensation arrangements of, or lending to, executive officers and directors; and ordinary course banking, brokerage, investment, and financial services relationships, as well as other ordinary course of business relationships and transactions with any beneficial owner of between 5 percent and 20 percent of the Company’s voting securities that is not a natural person, and is a Related Person solely as a result of stock ownership, provided they are on non-preferential terms and the value does not exceed 1 percent of the consolidated gross revenues in a fiscal year of either the Company or the beneficial owner.

In approving or rejecting a proposed transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, (i) the commercial reasonableness of the terms, (ii) the benefit or perceived benefit, or lack thereof, to the Company, (iii) opportunity costs of alternate transactions, (iv) the materiality and character of the Related Person’s direct or indirect interest, and (v) the actual or perceived conflict of interest of the Related Person.

Transactions with Related Persons

We maintain ordinary course banking relationships with some of our directors and officers. This includes providing credit facilities from time to time to certain directors and executive officers and their immediate family members, as well as their affiliated companies. These credit facilities (i) complied with our Regulation O policies and procedures, (ii) were made in the ordinary course of business, (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and (iv) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.

Under supplemental retirement arrangements relating to their prior service to Charter One, which we acquired in 2004, Mr. Charles Koch, who served as a director until his retirement on April 28, 2022, as well as his brother, Mr. John Koch, are entitled to receive monthly payments. Mr. Charles Koch and Mr. John Koch received approximately $877,500 and $744,900, respectively, under this arrangement during 2022.

Mr. Kevin Cummings, the former Chairman and Chief Executive Officer of Investors Bancorp, Inc. (“Investors”) joined the Board on April 6, 2022, upon the closing of the Company’s acquisition of Investors (the “Investors Transaction”). Upon the closing of the Investors Transaction, Mr. Cummings ceased serving as Chairman and Chief Executive Officer of Investors. In connection with the Investors Transaction and his prior service as Chairman and Chief Executive Officer of Investors, he received certain payments pursuant to his pre-closing Investors arrangements, none of which were contingent upon his continued service to Citizens.

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CORPORATE GOVERNANCE MATTERS

Upon the closing, Investors paid Mr. Cummings $9,500,000 in consideration of the restrictive covenants set forth in the Non-Competition and Non-Solicitation Agreement entered into by and between Mr. Cummings and Investors on July 28, 2021 contemporaneously with the signing of the Agreement and Plan of Merger between the Company and Investors. Upon the closing, Mr. Cummings also received a lump sum cash payment from Investors of approximately $139,049, in satisfaction of Investors’ obligation to provide 36 months of continued life, and nontaxable medical, dental and disability coverage pursuant to his Employment Agreement with Investors. Additionally, upon the closing, Investors funded a Rabbi Trust for the cash severance and certain supplemental retirement plan benefits to which Mr. Cummings was entitled pursuant to his Employment Agreement with Investors, the aggregate amount of which ($13,047,895) was paid to Mr. Cummings in November 2022, six months following the closing. Lastly, Mr. Cummings received a payment of $21,969,757 in November 2022, representing payout of benefits under certain supplemental retirement plans sponsored by Investors in accordance with the terms of such plans. The retirement benefits payable to Mr. Cummings under such plans were fully vested prior to the Investors Transaction.

Mr. Cummings’ daughter, Mary Cummings, is employed by the Company in a non-executive position. Ms. Cummings’ compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions, and without the involvement of Mr. Cummings. Her total compensation for 2022 was less than $200,000.

The Board considered the aforementioned transactions and relationships in making an independence determination for Mr. Cummings.

The Company engages in ordinary course transactions with BlackRock, Inc., The Vanguard Group, Inc., and State Street Corporation, each of whom are beneficial owners of more than five percent of our outstanding common stock as of December 31, 2022, and therefore considered “Related Persons” under the policy, see “Security Ownership of Certain Beneficial Owners and Management—Beneficial Owners of more than Five Percent” for additional information.

CITIZENS FINANCIAL GROUP, INC.	33	2023 PROXY STATEMENT

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

ESG OVERSIGHT AND MANAGEMENT

The Board is committed to understanding the impact of ESG topics on our business, and overseeing the effective management of ESG risks and opportunities as well as efforts to integrate sustainability into our business practices. While the Nominating and Corporate Governance Committee has formal responsibility for providing oversight of the Company’s commitment to ESG matters, including providing strategic direction on ESG reporting, each of the Board committees oversees ESG matters related to their individual oversight responsibilities.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	RISK COMMITTEE
Oversees our commitment to ESG matters including implementation of our ESG strategy, completion of materiality assessments, and the evolution of our ESG practices.	Oversees risks associated with ESG-related matters through its oversight of the operation of the Enterprise Risk Management Governance framework under which all risks are managed.

COMPENSATION & HR COMMITTEE	AUDIT COMMITTEE
Oversees compensation programs and policies, talent management and succession, and our diversity, equity and inclusion program. The Compensation and HR Committee also evaluates executive performance and approves executive compensation.	Oversees the integrity of our financial reporting and the independence and performance of our independent auditors, the internal control environment applicable to material ESG disclosures, and the Conduct Office, which has responsibility for identification and oversight of risks associated with our culture and conduct.

Management of ESG

Board oversight is supported by a management structure which facilitates the provision of strategic direction and guidance, coordinates the execution of ESG initiatives, and ensures appropriate management of ESG risk. This structure includes management oversight forums with executive engagement and accountability. In addition to the management structure, ESG-related working groups drive implementation of ESG initiatives and various risk forums ensure ESG risks are integrated into our Enterprise Risk Management Governance framework.

RELATED MANAGEMENT STRUCTURES

Executive Committee

The Executive Committee, chaired by our Chairman and Chief Executive Officer, advises on ESG-related commitments with business impacts as well as select ESG disclosures.

ESG Executive Steering Council

The ESG Executive Steering Council co-chaired by our Chief Financial Officer, and our Chief Experience Officer and Head of ESG, provides oversight and strategic guidance on our ESG strategy, helps integrate our efforts across our lines of business, and monitors progress.

Reputation Risk Forum

The Reputation Risk Forum reviews business exposure and the external landscape on sensitive ESG topics, including climate-related sectors. The reputational risk associated with certain sectors is considered in making recommendations for future exposure.

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ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

In support of our continued ESG efforts, we created a number of senior leadership roles over the last two years. In 2021, we created a new Head of Sustainability position to develop a strategic approach to the Company’s environmental and social initiatives, with a focus on climate. In 2022, our Chief Experience Officer was also appointed Head of ESG, with the goal of accelerating and aligning our ESG efforts. In this role, the Head of ESG, supported by the Head of Sustainability, is responsible for a centralized ESG function focused on enhancing mechanisms to measure progress on ESG priority topics and supporting our businesses as they develop and execute ESG products and strategies. In addition, in 2022, we appointed a Head of Climate Risk Management to further governance of the risks associated with climate change and the regulations and disclosures related to those risks.

LEADING WITH ROBUST CORPORATE GOVERNANCE

Strong corporate governance is foundational to how we do business and one of the four pillars of our ESG strategy. It requires going beyond compliance to create an ethical culture which promotes the long-term interests of customers, employees, stockholders, and other stakeholders at all levels of the organization. Having the right governance structures and systems in place is essential in ensuring we make sound business decisions. Our corporate governance framework is grounded in our Board, and encompasses policies and procedures, together with structures and systems, which are designed to ensure a consistent approach to our governance throughout the Company, facilitate effective execution of the Board’s oversight function and promote confidence in how we manage our business.    Our key corporate governance practices are described in more detail throughout this Proxy Statement.

DRIVING POSITIVE CLIMATE IMPACT

We are committed to reducing our operational impact on the environment, understanding and managing the risks and opportunities for our business presented by climate change and resulting regulatory and market changes, and helping our customers plan for and manage climate change impact. As we seek to understand the potential risks of climate change to our business, we are working to identify, address and disclose related risks in our value chain, including potential extreme weather impacts of climate change, and the risks associated with regulatory or market changes that emerge as part of the transition to a lower-carbon economy. In addition to added resources focused on climate, we have assembled working groups in our Commercial and Risk divisions to drive this work and are using the recommendations from the TCFD to guide our efforts.

In connection with our own operational sustainability efforts and to better meet internationally recognized goals to foster climate resilience and limit global temperature increase, we set targets to reduce our Scope 1 and 2 Greenhouse Gas (“GHG”) emissions 30 percent by 2025 and 50 percent by 2035, based on our 2016 baseline. These reductions align with recommendations of the Paris Agreement, which aims to limit average global temperature increase to well-below 2° Celsius compared to pre-industrial levels. Our 2021 emissions brought us in line with our 2025 targets and we seek to sustain these reductions over time as the impacts of the COVID-19 pandemic recede. In accordance with our environmental policy, we measure and track our environmental performance utilizing a data gathering program which includes energy, water, paper, waste, recycling, GHG emissions, and business travel. We report our performance each year through the CDP Climate Change Questionnaire Response, which most recently received a score of “B”, and can be viewed on our website.

In addition, in 2022, we entered into a virtual power purchase agreement with Ørsted that supports the construction of a wind generation facility. We expect our share of the project to generate power equivalent to what we will use by 2024. The electricity will be delivered to the local grid, while Citizens utilizes the associated renewable energy credits to match 100 percent of its power consumption.

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ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

We are actively focused on identifying and supporting new emerging growth sectors and companies whose products and services will be critical to a sustainable, lower-carbon economy. We believe this focus on sustainable growth enables us to better serve clients, and at the same time deliver attractive returns for our stockholders, and address one of society’s greatest challenges.

We have an important role in accelerating a more sustainable future and are committed to supporting our clients’ transitions. We are helping our clients navigate the challenges and opportunities related to climate change in our role as a trusted advisor and by providing products and services that help them achieve their goals. In 2021, we launched Green Deposits, a program that allows corporate clients to direct their cash reserves toward companies and projects that are expected to create positive environmental impact. Citizens developed its Green Deposits Framework to identify eligible activities within the bank’s portfolio and ensure alignment with best practices and standards. The framework was created in line with eligibility criteria developed with the support of Sustainalytics, a Morningstar company, and leading provider of ESG research and data. In 2022, we launched a new Carbon Offset Deposit Account, which provides clients with a way to acquire high quality carbon offsets using credit earned on their deposits. Acquired offsets enable clients to integrate sustainability into their own strategies and products.

To meet the unique needs of the renewable energy industry, we provide equity investments to support a greener and more independent energy future through Citizens Asset Finance. We have participated in the funding of nine U.S. wind farm projects since mid-2015, with our investments totaling approximately $375 million at the end of 2022.

BUILDING THE WORFORCE OF THE FUTURE

We believe that our long-term success depends on our ability to attract, develop, and retain a high-performing workforce. Our goal is to create an environment where colleagues can thrive personally and professionally and can maximize their potential. Our Board of Directors and the Compensation and HR Committee are responsible for overseeing our human capital management strategy, with senior management providing regular updates to facilitate that oversight.

Leadership, Talent Development, and Talent Acquisition and Mobility

Our leaders are the catalysts to achieve the culture we want to foster. During 2022, we conducted a detailed assessment of the current state of our culture and leadership to inform future areas of focus. As we continue to prepare colleagues for the future, we are building capabilities by upskilling and reskilling colleagues to support new ways of working. We offer technical and skills-based programs as well as resources aligned with our leadership competencies. To deepen critical skills, we have expanded our learning academies focusing on Innovation, Agile, Next Gen Tech, Banking and Credit, and Data & Analytics. Through our development programs, we aim to equip colleagues with the skills necessary to excel in their current roles and to build competencies that will enable them to be highly valuable contributors in the future. Our culture is one of continuous learning, which we believe is crucial for colleagues to thrive as part of our organization and to feel a sense of accomplishment and purpose.

Citizens has continued to expand recruiting efforts across the different levels of the organization, with the goal of building a strong pipeline of future leaders. This includes strengthening opportunities for internal mobility within Citizens through rotational programs and our academies, as well as external partnerships to support our ability to hire critical talent in areas such as technology, digital, cyber, marketing and data.

Employee Engagement

As part of our ongoing efforts to develop a high performing workforce and make Citizens a great place to work and build a career, we have used McKinsey & Company’s Organizational Health Index (“OHI”) since our 2014 initial public offering to understand colleagues’ viewpoints about Citizens on a range of topics. OHI results are used to refine our focus, address gaps, and strengthen efforts to improve our organizational effectiveness and

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ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

colleague experience. Since our inaugural survey, our overall OHI score has increased nearly 20 points to 77 (in 2022) and is now within the first quartile of McKinsey’s global benchmarks. The results of our OHI survey have been instrumental in helping management prioritize areas of change that are most important to colleagues. In 2023, we are transitioning to a new listening platform, which will include a colleague survey tool aimed at providing additional insights as we continue to evolve our strategy and culture.

Diversity, Equity, and Inclusion (“DE&I”)

Citizens fosters a culture where all stakeholders feel respected, valued, and heard. Our DE&I strategy is focused on creating an environment of inclusion and belonging, building a more diverse workforce, and evaluating the effectiveness of our initiatives.

Citizens is committed to increasing the representation of women and people of color, particularly in leadership roles. To that end, we have continued to develop strong partnerships with business and community organizations to help identify qualified diverse candidates for roles within every segment of our organization. In addition, through our diverse hiring commitment we aim to have at least 50 percent of candidates interviewed for mid-to-senior openings be women or people of color. Internal diversity scorecards are used to measure our progress across multiple DE&I metrics. As of December 31, 2022, approximately 58 percent of our colleagues were women and approximately 32 percent were people of color. Approximately 31 percent of the members of our Board of Directors are women and approximately 15 percent are people of color. More detail regarding our workforce demographics can be found on our website and in our Corporate Responsibility Report.

Citizens named as a standout in the Bloomberg Gender-Equality Index 2022

Development programs are designed to build a strong pipeline of diverse emerging talent internally. Development efforts have been effective in increasing the number of women and people of color considered “ready now” succession candidates. We partner with external organizations to offer additional resources for reskilling and upskilling diverse colleagues. Citizens also offers education programs focused on embedding inclusive behaviors in our culture to all colleagues. We require all colleagues to attend inclusion training and there is additional targeted inclusion training specifically for colleagues in manager roles.

Recognized in Top 50 of DiversityInc’s Noteworthy Companies for Diversity

Citizens uses various resources to understand what drives a sense of inclusion and a sense of belonging and to identify what actions will be effective in attracting and retaining diverse colleagues. Analytics are used to help prioritize initiatives, including answers to OHI survey items, which we segment by various colleague populations to provide additional insights. Citizens currently has seven business resource groups (“BRGs”), which are an extension of the business and are integral to identifying and formulating solutions to DE&I issues that are most important to customers, colleagues, and the community. Citizens BRGs include Citizens WIN (Women’s Impact Network), Citizens Elev8 (Rising Professionals), Prism (Multicultural), Citizens Pride (LGBTQ+), Citizens Veterans, and Citizens Awake (Disability Awareness). In 2023, we launched an additional BRG, Caring for Citizens (Caregivers). Each BRG is sponsored by a member of the executive team and, as of December 31, 2022, approximately 3,200 colleagues belonged to at least one BRG.

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ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

Health, Well-Being, and Workplace Flexibility

Citizens prioritizes the health and well-being of our colleagues and their loved ones. Our benefits programs are designed to support colleagues’ physical, mental, and financial well-being and we have added several additional resources in recent years, including additional mental and emotional health resources and emergency back-up child and adult care. We also recently enhanced our Parental Leave Policy to provide six weeks of paid time off for all permanent colleagues who become parents; birth mothers are eligible for an additional 10 weeks of paid time off, for a total of 16 weeks. We added an ESG fund to our 401(k) plan investment options and there were no increases to colleague premiums, copays or deductibles for medical, dental, and vision coverage for 2023 in recognition of the impact of inflation on colleagues.

We have implemented a thoughtful return to office strategy which incorporates flexibility for colleagues. As part of that strategy, non-branch roles have been assigned to various categories including fully remote, hybrid, or fully in the office, based on the responsibilities of each role. This approach has allowed us to balance colleague flexibility with in-person collaboration, which we believe is key to maintaining our Company values and culture.

Fair and Equitable Compensation

Our commitment to building and fostering a diverse, inclusive, high-performing culture includes ensuring our compensation and benefits are fair and competitive for all colleagues. Compensation decisions are based on a “pay-for-performance” philosophy. This means compensation decisions are based on a blend of individual performance, business unit performance, and Citizens’ overall performance across a number of dimensions, including financial, customer, human capital, and risk and control. Managers also receive annual training that includes tools and resources to help them make appropriate compensation decisions during our annual review process. The training resources available to managers include programs designed to ensure that decision-making is not influenced by unconscious bias. Rating and compensation recommendations submitted by managers are reviewed to ensure they are fair and equitable.

We engage an independent third-party expert firm to conduct an annual pay equity analysis. This review covers all of our operations and colleagues and considers factors that appropriately explain differences in pay such as performance and experience in analyzing base salary, cash bonuses, and equity awards of colleagues serving in similar roles. In the case that job-related factors do not explain a disparity, a pay adjustment is made. The results of our most recent analysis indicate that women are paid 99 percent of what men are paid in similar roles and people of color are paid 100 percent of what non people of color are paid in similar roles. Although these are strong results, we understand that the opportunity gap for women and people of color continues to exist. We remain committed to the programs we have in place to help facilitate, among other things, increasing the representation of women and people of color in senior and leadership roles over time.

Citizens Helping Citizens

Through our Citizens Helping Citizens program, we invest our time, talent, and resources to bolster capabilities in the communities in which we serve. Workforce development and financial empowerment are two key areas of focus for our philanthropic giving and support our broader initiative to build the workforce of the future. Our colleagues are central to—and take great pride in—our overall philanthropic efforts, volunteering more than 212,000 hours in 2022 with more than 2,500 organizations.

During 2022, we invested in workforce development, small business and neighborhood revitalization projects across our footprint through an expanded partnership with Local Initiatives Support Coalition with an emphasis on digital equity & inclusion. We also funded digital inclusion programs, and efforts to help to build upon and expand digital inclusion work at Financial Opportunity Center® partners within Citizens’ priority markets. In order to understand and discuss issues affecting the local workforce, we convened business, academic and community leaders in panel discussions with our Chairman and Chief Executive Officer, Bruce Van Saun.

Our efforts in financial empowerment during 2022 supported Junior Achievement programming in twenty-four lower to middle income communities in the United States impacting a total of approximately 3,200 students in

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ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

129 classrooms, and investing in more than 100 organizations providing resources, tools and training to help individuals make informed financial decisions. We also partnered with Education Design Labs to roll out an innovative new learning infrastructure and develop employer-informed micro pathways at community colleges in Boston, Massachusetts and Philadelphia, Pennsylvania and expanded our investment to support the City University of New York college system.

FOSTERING STRONG COMMUNITIES

We work to strengthen local communities by providing financial resources that foster development. Our capital allows our community partners to advance their plans to expand affordable housing and community services, revitalize communities, and fuel economic development and opportunities. We provide support in the form of loans and equity investments. We fund development opportunities sponsored by Community Development Corporations, Community Development Enterprises, Community Development Financial Institutions and other public welfare investments leveraging tax-advantaged tools like Low-Income Housing and New Markets Tax Credits.

We continued to execute on our 2020 commitment to fund up to $50 million to Community Development Financial Institutions to provide working capital lines of credit, small business loans, microloans, and reconstruction loans to non-bankable Black- and brown–owned businesses. As of December 31, 2022, we invested $58 million in 21 organizations. We also continued to deliver on our 2020 commitment to invest $300 million in Low-Income Housing Tax Credit developments in predominantly minority census tracts by the end of 2024. The premium we pay on these investments is used to help address the digital divide at no cost to residents, by providing features such as technology centers with computer workstations and internet connectivity. As of December 31, 2022, we provided approximately $160 million in funding for Housing Tax Credit developments.

Home ownership is a goal for many individuals and families, and we work with our customers to determine if home ownership is right for them, obtain a loan to fit their budget, and make an informed decision. Our Portfolio Loan Program provides first-time homeowners with lower rates and more flexible underwriting requirements. Low- to moderate-income (“LMI”) individuals, and/or those purchasing a home in LMI neighborhoods can qualify for the program, which allows a low down payment with no mortgage insurance. It can also be combined with approved community seconds, which are grants and subsidies provided by local organizations. In addition to offering innovative loan programs, we help address a key element of the home purchase affordability gap by providing closing cost assistance grants to eligible LMI homebuyers or those buying homes in LMI tracts. To expand borrowing options for LMI homeowners, we have created the Citizens GoalBuilder™ Home Equity Line of Credit. With lower credit limits and FICO requirements, GoalBuilder™ provides an affordable borrowing option to a wider range of customers using equity in their homes.

For these efforts, Citizens has achieved a Community Reinvestment Act Rating of “Outstanding” from the Office of the Comptroller of the Currency for its most recent examination period.

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COMPENSATION MATTERS

COMPENSATION MATTERS

Proposal Two — Advisory, non-binding vote for the 2022 compensation of our CEO and other named executive officers listed in the 2022 Summary Compensation Table

The Company provides this vote under Section 14A of the Exchange Act and in recognition of our stockholders’ vote in 2021 recommending that we hold a non-binding, advisory vote on executive compensation each year. Following that vote, the Board affirmed stockholders’ recommendation and continued holding say-on-pay advisory votes on an annual basis.

With this item, stockholders may submit an advisory vote on the compensation of our CEO and other named executive officers listed in the 2022 Summary Compensation Table. We encourage stockholders to review the complete description of our executive compensation program provided in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and accompanying narrative, which describe the ways we seek to align the interests of our executives with those of our stockholders.

We ask our stockholders to vote on the following resolution at the Annual Meeting.

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers in the 2022 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, compensation tables, and accompanying narrative).

Although the vote on this proposal is advisory and therefore non-binding, the Compensation and HR Committee carefully considers the results of this vote when making future decisions regarding executive compensation and related disclosure.

Specific actions taken by the Company as a result of feedback received following the say-on-pay vote at our 2022 annual meeting of stockholders are described in “Compensation Discussion and Analysis—Responsiveness to Stockholders.”

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COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and the decision-making process and resulting decisions of the Compensation and HR Committee regarding the 2022 compensation of our named executive officers (“NEOs”). The Company’s NEOs for the 2022 year are as follows.

Name of Executive	Position

Bruce Van Saun	Chairman and Chief Executive Officer

John F. Woods	Vice Chairman and Chief Financial Officer

Donald H. McCree III	Vice Chairman and Head of Commercial Banking

Brendan Coughlin	Executive Vice President and Head of Consumer Banking

Malcolm Griggs	Executive Vice President and Chief Risk Officer

RESPONSIVENESS TO STOCKHOLDERS

We value stockholder feedback related to our executive compensation program and all feedback received is shared with the Compensation and HR Committee. Stockholder feedback, which includes discussions with stockholders as well as the support level for say-on-pay, is given significant weight during the ongoing review of our program and related disclosure. Last year, our say-on-pay proposal received approximately 80 percent stockholder support. Although this represents significant support for our programs, it also represents a decrease from prior years’ support levels, which have been approximately 90 percent or higher since our initial public offering. The Compensation and HR Committee took this feedback seriously and, following the annual meeting, the Company held discussions with stockholders in order to understand how we can improve support going forward.

Feedback from our stockholders was that although our pay decisions have been aligned with performance and they are generally supportive of our program, they would like to see additional disclosure linking specific performance outcomes to our pay decisions. In light of this and other feedback from stockholders, we have taken the actions detailed below. See “Corporate Governance Matters—Stockholder Engagement and Responsiveness—Stockholder Outreach” for additional information regarding our stockholder outreach program.

WHAT WE HEARD	WHAT WE DID

Enhance disclosure of performance outcomes impacting pay decisions

This proxy includes disclosure of specific performance metrics and outcomes that were considered by the Compensation and HR Committee, and which impacted 2022 executive compensation decisions. See “—Evaluating Performance and Determining 2022 Compensation—2022 Performance Outcomes.”

Continue to evolve long-term performance award design

In 2020, we introduced a +/- 10% Total Shareholder Return (“TSR”) modifier for our performance awards. Starting with grants in 2023, this TSR modifier increased to +/- 20%. If Company TSR performance during the applicable performance period is in the bottom quartile of peers, payout levels will be multiplied by 80%; if Company TSR performance is in the top quartile of peers, payout levels will be multiplied by 120%.

Expressly identify any ESG metric outcomes considered in evaluating performance and determining pay

Executive compensation decisions are made following a review of performance metrics across various dimensions. This includes consideration of some ESG metrics, though not in a formulaic manner. In this proxy we have included colleague culture survey and customer satisfaction results, which were considered by the Compensation and HR Committee in evaluating performance and determining pay.

Performance periods for performance awards should be at least three years

A very unique set of circumstances led to the grant of retention awards in May 2021 and drove the terms of those awards. We do not anticipate granting any additional long-term awards with a two-year performance period in the future.

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COMPENSATION MATTERS

COMPANY PERFORMANCE

The Company made good progress against key objectives during the course of 2022. We continued to deliver solid financial results which were ahead of internal and external expectations, executed well on strategic initiatives and successfully supported our customers, colleagues, and communities while maintaining solid credit and a strong capital position.

The Company has been substantially transformed since our initial public offering in 2014. The chart below reflects our long-term results on two of the core financial metrics that anchor our strategic plan. In addition, the Company’s TSR has outperformed that of our peer group since our initial public offering as well as during the most recent one-year and three-year periods. For detail, see “—Evaluating Performance and Determining 2022 Compensation—2022 Performance Outcomes—Financial Performance.”

*

Results are presented on an Underlying basis, as applicable. See Appendix A for more information on Non-GAAP Financial Measures and Reconciliations. Unless otherwise noted, references to balance sheet items above are on a period-end basis and any comparisons are on a year-over-year basis versus 2021. For information on how we define Diluted EPS and ROTCE, see page 58.

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COMPENSATION MATTERS

EVALUATING PERFORMANCE AND DETERMINING 2022 COMPENSATION

Importance of Structured Discretion

Executive compensation is determined by the Compensation and HR Committee in its discretion following a comprehensive evaluation of Company and individual performance from a variety of perspectives – financial, customer, strategic, human capital, and risk. Maintaining a discretionary program instead of applying a formula allows various dimensions of performance to be considered both from qualitative and quantitative perspectives. This allows the Compensation and HR Committee to make pay decisions that reflect the overall performance level achieved and consider external factors such as macro-economic conditions (including the interest rate environment, the impact of loan reserves on earnings, and the talent environment). In addition, a discretionary program mitigates the risk of management over-focusing on certain elements of performance.

Executive Compensation Philosophy

The fundamental principles that guide the Compensation and HR Committee in its design of our executive compensation program and in determining executive compensation include:

Pay-for-Performance. Encourage the creation of long-term value and align the rewards received by executives with returns to stockholders and long-term business objectives as well as short-term progress toward those objectives.

Attract & Retain Talent. Attract, retain, motivate, and reward high-caliber executives to deliver long-term business performance.

Support Stakeholders. Sustain a culture where colleagues recognize the importance of serving customers, fellow colleagues, and their communities well, and are rewarded for superior performance.

Discourage Excess Risk Taking. Promote a culture of risk management and accountability through compensation design and related governance processes, as well as the consideration of risk performance in evaluating performance and determining pay.

Process Overview

The below graphic illustrates the Compensation and HR Committee’s process for evaluating executive performance and determining appropriate compensation.

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COMPENSATION MATTERS

2022 Performance Outcomes

Company Performance

At meetings held in December 2022 and January 2023, the Compensation and HR Committee reviewed the Company’s 2022 performance, including financial as well as other aspects of performance. The below summarizes the key items discussed and considered by the Compensation and HR Committee in evaluating Company performance and determining pay.

Financial Performance

Outcomes on the below core financial metrics were specifically considered by the Compensation and HR Committee, which were broadly ahead of external and internal expectations. Particular consideration was given to ROTCE, Diluted EPS, and Efficiency Ratio, which are metrics the Compensation and HR Committee has been monitoring closely since our initial public offering. Diluted EPS was comfortably ahead of 2022 budget, though it was down compared to prior year results because 2021 benefited from a significant release of loan loss reserves.

Metric*	FY 2022	FY 2021	FY 2022 vs. FY 2021	FY 2022 vs. Budget
ROTCE	16.41%	15.98%	+43 bps	+285 bps	●
Diluted EPS	$4.84	$5.34	-9.4%	+5.3%	●
Efficiency Ratio	57.51%	59.82%	-231 bps	-197 bps	●
Pre-Provision Net Revenue ($MMs)	$3,422	$2,671	+28%	+9%	●

The Company also achieved solid TSR levels relative to regional bank peers as well as the KBW Nasdaq Bank Index and S&P 500, over various time horizons.

	Total Shareholder Return
	1-Year	3-Year	Since CFG IPO

Citizens	-13.4%	10.7%	119.5%

Peer Group**	-16.4%	-0.3%	79.0%

KBW Nasdaq Bank Index	-21.4%	-2.5%	71.7%

S&P 500	-18.1%	24.7%	124.5%

In addition to performance on the above financial metrics, the Compensation and HR Committee considered these additional performance results in their assessment of performance:

Delivered on our Tapping our Potential (TOP) 7 Program efficiency commitment, which achieved pre-tax run-rate benefit of approximately $115 million as of year-end 2022.

On track to achieve $130 million targeted pre-tax run-rate net expense synergies in connection with our Investors Bancorp, Inc. acquisition by mid-2023; approximately 70% achieved through year-end 2022.

*

Results are presented on an Underlying basis, as applicable. See Appendix A for more information on Non-GAAP Financial Measures and Reconciliations. Unless otherwise noted, references to balance sheet items above are on a period-end basis and any comparisons are on a year-over-year basis versus 2021.

**	Market capitalization weighted average TSR as of year-end 2022.

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COMPENSATION MATTERS

Maintained strong asset quality at levels favorable to pre-pandemic levels. Annualized net charge-offs were 22 basis points. Allowance for credit losses is appropriate for our balance sheet risk profile, at 1.43% of total loans as of year-end 2022.

Solid capital and liquidity positions, with a common equity Tier 1 capital ratio of 10.0% as of year-end 2022, at the upper end of our 9.5-10% target range.

Continued strong external recognition of our progress. Recognized as Bank of the Year for the U.S. by The Banker, an outlet of The Financial Times.

Significant progress on strategic initiatives as described in the next section.

Strategic Priorities

Solidify and deepen customer relationships

∎  In Consumer, launched Citizens Private Client in Wealth and “Banking That Stands and Grows with You,” which offers customers specially curated features and benefits.

∎  In Commercial, continued to build Commercial solution sets and diversify fee capabilities and enhanced our coverage model in key growth verticals (including Technology, Healthcare, Fintech, and Communications).

∎  Each of the businesses achieved strong customer satisfaction scores. In Consumer, we hit an all-time high in Net Promoter Score (“NPS”) (52), driven by continued material increases in customers under the age of 40. In Commercial, NPS (66), overall client satisfaction (83% very satisfied), and client satisfaction with relationship managers (92% very satisfied) scores reached all-time highs.

Expansion into new markets

∎  Successful conversion of HSBC East Coast Branches and Investors Bancorp Inc. following the acquisitions and launch of a distinctive marketing strategy to increase presence and brand awareness in the NYC metro market, including a series of impactful community partnerships.

∎  Launched Consumer national online storefront with Mortgage and Student Loan Refinancing on Citizens AccessTM and increased Wealth presence in Florida.

∎  Expansion of our Commercial Banking presence in high-growth markets such as the Southeast, Texas, and California.

Execute digital and technology initiatives

∎  Enhancements to our mobile app resulted in a 19% increase in mobile active users, with Citizens’ mobile app now in the top 10 in JD Power.

∎  Launch of Citizens Access mobile app and migration to cloud-based platform.

∎  Launch of Commercial Banking’s Digital Butler service, a highly secure self-serve and real-time chat channel which clients can access from their desktops and mobile capabilities in development.

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COMPENSATION MATTERS

Colleagues and Community

The Compensation and HR Committee also considered the Company’s continued focus on delivering well for colleagues and the communities we serve.

Our ultimate goal is to create an environment where colleagues can thrive and maximize their potential and the Company continued to make colleagues a priority during 2022. Colleagues recognize our commitment to them, which is evident from the results of our OHI colleague culture survey. In 2022, survey results placed the Company in the top quartile of McKinsey’s global benchmarks. We offer colleagues comprehensive learning and development resources designed not only to prepare them better for their current roles, but also to equip them for future roles. Those resources include leadership training as well as programs that incorporate skills-based learning experiences, such as our academies.

The Company remains focused on fostering a culture where all stakeholders feel respected, valued, and heard, and on increasing the representation of women and people of color through recruiting initiatives and building a strong internal pipeline. The Company met its internal 2021-2022 goal for people of color in senior leadership roles. In addition, 84% of colleagues participating in the OHI survey indicated they feel empowered to bring their authentic selves to work, which the Compensation and HR Committee believes is a testament to the Company’s continuing focus on DE&I. The Company is also committed to the well-being of colleagues and their families and continues to further complement our programs. Enhancements were made to parental leave during 2022 and the Company did not increase medical costs for 2023 in recognition of the inflationary environment. For more information on DE&I as well as our human capital strategy, see “Environmental, Social, and Governance Matters—Building The Workforce of the Future.”

In addition to focusing internally on building capabilities, we continued to support the communities where we live and work. The Company’s 2022 community efforts were focused on fortifying the overall well-being of our communities, and included financial empowerment and workforce development initiatives that are described in “Environmental, Social, and Governance Matters—Fostering Strong Communities.” In addition, our colleagues volunteered more than 212,000 hours with more than 2,500 organizations and we donated 300,000 meals to Feeding America through our Step up to Fight Hunger challenge.

Other Considerations

The Compensation and HR Committee also acknowledged some areas with below-desired results that had an impact on NEO compensation decisions. The Compensation and HR Committee noted that fee income levels in Capital Markets and M&A were below expectations this year, but in line with the market overall. The Company built its allowance for Loan Loss Reserve in recognition of a weakening economy, which impacted earnings. In addition, although the Company did meet its internal two-year goal (2021-2022) for people of color in senior leadership roles, outcomes for African Americans and Hispanics were below desired levels due to the hyper-competitive market for diverse talent. In addition, the outcome for women in senior leadership roles was slightly below the Company’s internal two-year goal.

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COMPENSATION MATTERS

Compensation and HR Committee Decision Making

In arriving at NEO compensation decisions, the Compensation and HR Committee placed significant weight on Company performance, in particular 2022 results for ROTCE, Diluted EPS and Efficiency Ratio, which are key tenets of our long-term strategic plan. In addition, TSR outcomes over various periods were considered. Outcomes for these metrics and additional performance outcomes considered by the Compensation and HR Committee are described above in “—Evaluating Performance and Determining 2022 Compensation—2022 Performance Outcomes—Financial Performance.”

With Company performance in mind, the Compensation and HR Committee evaluated each NEO’s individual performance. The CEO and CHRO each offered their opinion regarding the performance of executives other than themselves. The evaluation of individual performance included performance of the division managed by each NEO and its contribution to the Company’s overall success, including performance during the most recently ended year and in driving momentum toward longer-term goals. In addition, The effectiveness of each NEO’s leadership was also considered. For 2022, the exceptional leadership required to execute and integrate several acquisitions was given significant weight for each of the NEOs.

The Compensation and HR Committee also considered that the Company is now the fourth largest bank among its regional peer group based on asset size, as a result of our 71% increase in Company asset size since 2014. Although the Company does not formally benchmark against a specified percentile of peer compensation, the Compensation and HR Committee believes NEO compensation levels should be appropriately positioned relative to peers based on the increased size and complexity of the bank and commensurate with the strength and experience of our senior leadership team and at an appropriate level to retain and motivate them. The Compensation and HR Committee also considered input from its independent compensation consultant, Compensation Advisory Partners, on executive pay levels in the market.

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COMPENSATION MATTERS

2022 NEO COMPENSATION

The below table reflects how the Compensation and HR Committee views the direct compensation earned by each of our NEOs for performance during 2022. The amounts reported in this table differ from those reported in the 2022 Summary Compensation Table. The primary difference between the compensation amounts below and 2022 Summary Compensation Table amounts is that the below includes equity awards granted in March 2023 (for 2022 performance), whereas the 2022 Summary Compensation Table includes equity awards granted in March 2022 (for 2021 performance).

		Variable Compensation					Total Compensation

Name	Base Salary	Cash(1)	Restricted Stock Units	Performance Stock Units	Total Variable Compensation	% Chg vs. 2021(2)	Total Direct Compensation	% Chg vs. 2021(2)

Bruce Van Saun	$1,487,000	$3,108,900	$2,590,750	$4,663,350	$10,363,000	+6.1%	$11,850,000	+5.3%

John F. Woods	$700,000	$1,215,000	$1,012,500	$1,822,500	$4,050,000	+17.4%	$4,750,000	+14.5%

Donald H. McCree III	$700,000	$1,215,000	$1,012,500	$1,822,500	$4,050,000	+14.1%	$4,750,000	+11.8%

Brendan Coughlin	$625,000	$847,500	$706,250	$1,271,250	$2,825,000	+32.9%	$3,450,000	+25.5%

Malcolm Griggs	$550,000	$800,000	$600,000	$600,000	$2,000,000	+7.2%	$2,550,000	+6.3%

(1)	The cash portion of 2022 variable compensation awards is reflected in the “Bonus” column of the 2022 Summary Compensation Table.

(2)	The values for PSU retention awards are excluded from 2021 performance year compensation and year-over-year comparisons.

Under Mr. Van Saun’s leadership, the Company has grown in size and scope and has made strong progress relative to the strategic plan outlined by the Company at our initial public offering and subsequent updates. CEO pay decisions by the Compensation and HR Committee during the past several years demonstrate correlation between pay and two of our key financial metrics, ROTCE and Diluted EPS.

* Results are presented on an Underlying basis, as applicable. See Appendix A for more information on Non-GAAP Financial Measures and Reconciliations. Unless otherwise noted, references to balance sheet items above are on a period-end basis and any comparisons are on a year-over-year basis versus 2021. For information on how we define Diluted EPS and ROTCE, see page 58.

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COMPENSATION MATTERS

Below includes additional information regarding NEO accomplishments considered by the Compensation and HR Committee as well as further context for executive pay decisions.

Bruce Van Saun Chairman and Chief Executive Officer

In determining Mr. Van Saun’s compensation, the Compensation and HR Committee also considered an analysis by Compensation Advisory Partners of peer CEO pay with historic information as well as future-looking projections. In addition, the fact that Mr. Van Saun is now one of the longer tenured CEOs among the peer group was a consideration in determining his pay.

Year	Base Salary	Variable Compensation					Total Compensation
		Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change

2022	$1,487,000	$3,108,900	$2,590,750	$4,663,350	$10,363,000	+6.1%	$11,850,000	+5.3%

2021	$1,487,000	$2,928,900	$2,440,750	$4,393,350	$9,763,000	+29.1%	$11,250,000	+24.3%

2020	$1,487,000	$2,268,900	$1,890,750	$3,403,350	$7,563,000	-11.2%	$9,050,000	-9.5%

Key Achievements

∎  Led the Company well, as it achieved strong financial performance and completed several acquisitions (including JMP, HSBC, Investors, DH Capital, Paladin, and College Raptor), filling important gaps in our footprint and boosting capabilities in our core businesses.

∎  Remained focused on initiatives designed to enhance customer experience. In Consumer, this included digitization efforts that have yielded positive mobile app results and in Commercial the build-out of capabilities necessary to position us as a full-service bank. Customer satisfaction scores have hit all-time highs in both Consumer and Commercial.

∎  Continued attracting and retaining top talent across the organization, including the onboarding of a new General Counsel & Chief Legal Officer. Accelerated development and succession readiness for key leaders through personalized leadership programming.

∎  Achieved top quartile positioning on our Organizational Health Index (“OHI”) survey relative to McKinsey’s global benchmarks with a score of 77, which is a nearly 20 point increase since our inaugural survey in 2014. In addition, OHI responses from colleagues across all ethnicities and genders were favorable, indicating that all colleagues experience Citizens’ culture similarly.

∎  Executed key initiatives to accelerate the Company’s climate agenda, including signing of a Virtual Power Purchase Agreement with Ørsted, joining the Partnership for Carbon Accounting Financials (PCAF), publishing the Company’s first Task Force on Climate-related Financial Disclosures (TCFD) report, and executing a climate project to develop emissions baselines, risk processes, and identify high-potential business opportunities.

∎  Completed the third year of our next generation technology journey, which included continuing to improve how we deliver for customers by strengthening development capabilities and building the foundation to scale data and analytics capabilities.

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COMPENSATION MATTERS

John F. Woods Vice Chairman and Chief Financial Officer

In determining Mr. Woods’ compensation, the Compensation and HR Committee considered the heightened importance of retaining Mr. Woods in light of the significant recent growth of the Company and the integral role that he will continue to play in our strategic growth agenda.

Year	Base Salary	Variable Compensation					Total Compensation
		Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change

2022	$700,000	$1,215,000	$1,012,500	$1,822,500	$4,050,000	+17.4%	$4,750,000	+14.5%

2021	$700,000	$1,105,000	$837,500	$1,507,500	$3,450,000	+21.5%	$4,150,000	+17.2%

2020	$700,000	$852,000	$710,000	$1,278,000	$2,840,000	-9.1%	$3,540,000	-7.5%

Key Achievements

∎  Supported strong financial performance, meeting virtually all key financial goals for 2022. Continued to demonstrate the ability to drive operating leverage and self-fund investments in our business, with the TOP 7 Program achieving pre-tax run-rate benefit of approximately $115 million as of year-end.

∎  Led the successful delivery and integration of several acquisitions during 2022, and partnered with business leaders to sharpen the Company’s strategic focus by selecting a set of medium-term initiatives that will be pursued to create a distinctive and differentiated banking experience for customers.

∎  Continued work on balance sheet optimization that helped facilitate a shift in loan growth strategy, managed the Company’s rate and liquidity position in a volatile macro-environment, and oversaw the capital management program including a successful regulatory stress test submission.

∎  Served as co-chair of the ESG Executive Committee, which explores commercially viable ways to support client transitions to greener outcomes, and led the execution of a virtual power purchase agreement advancing the Company’s own carbon neutrality goals. Recently appointed to serve as Executive Sponsor of Citizens Awake, our disability awareness business resource group.

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COMPENSATION MATTERS

Donald H. McCree III Vice Chairman and Head of Commercial Banking

In determining Mr. McCree’s compensation, the Compensation and HR Committee placed significant importance on his success growing the capabilities of the Commercial Bank over the last several years, which positions the Company well to achieve our long-term strategic goals for the Commercial business and demonstrates the importance of retaining Mr. McCree in order for those goals to be realized.

Year	Base Salary	Variable Compensation					Total Compensation
		Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change

2022	$700,000	$1,215,000	$1,012,500	$1,822,500	$4,050,000	+14.1%	$4,750,000	+11.8%

2021	$700,000	$1,065,000	$887,500	$1,597,500	$3,550,000	+23.3%	$4,250,000	+18.7%

2020	$700,000	$864,000	$720,000	$1,296,000	$2,880,000	-12.7%	$3,580,000	-10.5%

Key Achievements

∎  Executed on our strategy to position the Commercial Bank to deliver for clients during their full life-cycle through the build-out of targeted industry expertise (including Technology, Healthcare, Fintech, Communications) and geographic expansion through the acquisitions of JMP, Willamette, and DH Capital.

∎  Consolidated Capital Markets & Advisory activities under one leader to accelerate integration and unite under a single “go to market” strategy, and successfully transitioned Global Markets business to new leadership and diversified our offerings with results up significantly over last year and plans to further broaden capabilities.

∎  Expanded customer solutions, including the Carbon Offset Deposit Account and payment automation via accessOPTIMATM, and a new market-based pricing system, which culminated in Commercial receiving all-time high net promoter, relationship manager, and overall satisfaction scores.

∎  Enhanced diversity in key client-facing leadership roles such as Head of Commercial Real Estate, Head of New York City metro market, and Head of Michigan market. Continued strong diversity in our junior banker programs which are typically a strong feeder into leadership roles, and served as Executive Sponsor of Citizens PRISM, our multi-cultural business resource group.

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COMPENSATION MATTERS

Brendan Coughlin Executive Vice President and Head of Consumer Banking

In determining Mr. Coughlin’s compensation, the Compensation and HR Committee recognized that Mr. Coughlin was promoted to the role of Head of Consumer Banking in 2020 from another role internally, which was a significant expansion of scope and responsibilities. As a result, it was appropriate for his compensation to increase toward a market level commensurate with his current role, which is a factor contributing to his year-over-year increase.

Year	Base Salary	Variable Compensation					Total Compensation
		Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change

2022	$625,000	$847,500	$706,250	$1,271,250	$2,825,000	+32.9%	$3,450,000	+25.5%

2021	$625,000	$637,500	$531,250	$956,250	$2,125,000	+49.1%	$2,750,000	+34.1%

Key Achievements

∎  Executed initiatives aimed at improving ease of customer delivery and led continued strong progress in transforming the Consumer Bank to a digital-first business model, including evolution of the mobile app, simplification of overdraft practices, enhancements to Peace of Mind, introduction of EarlyPay, and scaling of our Home Equity platform FastLine®. Consumer Banking’s NPS hit an all-time high and digital engagement metrics continue to outpace industry levels, with our mobile app achieving an all-time high for NPS and star-rating.

∎  Made material progress repositioning our deposit franchise, which has resulted in industry-leading low-cost deposit growth and top quartile household growth and with our Home Equity Line of Credit business remaining in first position in the country. Successful execution of conversions of HSBC East Coast branches and Investors Bancorp, Inc. and impactful initiatives aimed at increasing brand awareness in the NYC metro market.

∎  Continued progress on long-term growth initiatives, including the launch of Citizens Private Client to help drive Wealth opportunities, migration of our national digital bank to a modern cloud-based platform, and the launch of CitizensPlusTM, a customer rewards platform to encourage deepening of customer relationships with various offerings.

∎  Enhanced diversity in key business line leadership roles, with the promotion of internal female leaders to serve as Head of Business Banking and Head of Citizens Pay, and served as Executive Sponsor of Elev8 Citizens, our rising professionals business resource group. In addition, DE&I OHI items were four of the highest scoring items for Consumer Banking.

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COMPENSATION MATTERS

Malcolm Griggs Executive Vice President and Chief Risk Officer

In determining Mr. Griggs’ compensation, the Compensation and HR Committee considered that Mr. Griggs continued to serve in the role of General Counsel until April 2022 upon the hiring of a new General Counsel & Chief Legal Officer, and assumed oversight of the Cybersecurity function in June 2022.

Year	Base Salary	Variable Compensation					Total Compensation
		Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change

2022	$550,000	$800,000	$600,000	$600,000	$2,000,000	+7.2%	$2,550,000	+6.3%

2021	$535,000	$746,000	$652,750	$466,250	$1,865,000	+25.2%	$2,400,000	+18.5%

2020	$535,000	$596,000	$521,500	$372,500	$1,490,000	-11.0%	$2,025,000	-8.0%

Key Achievements

∎  Continued to deliver effectively on the Company’s risk agenda with strong risk governance and second line of defense oversight, an effective control environment, and constructive relationships with regulators. Cybersecurity and business resiliency have been incorporated into the second line of defense, resulting in additional rigor in these areas.

∎  Maintained appropriate loan loss reserve levels and asset quality, providing analyses throughout the year on multiple macro-economic scenarios to ensure that the Company’s risk profile remains sound. The credit portfolio continues to be strong due to the exercise of good underwriting discipline and strategic credit decisions.

∎  Continued to identify and enhance risk management through the creation of a Climate Risk Working Group to manage risks associated with climate change and also by identifying, assessing, and addressing any potential risk and compliance gaps in connection with acquisitions. Progress has also been made in the evolution of validation techniques for models incorporating artificial intelligence and machine learning.

∎  Enhanced diversity of the Risk leadership team with the promotion of internal candidates that are gender and ethnically diverse as Head of Traded Risk and Head of Climate Risk, and served as Executive Sponsor of Citizens PRIDE, our LGBTQ+ business resource group.

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COMPENSATION MATTERS

PAY PRACTICES

We believe our pay practices demonstrate our commitment to alignment with stockholders’ interests and our dedication to maintaining a compensation program supported by strong corporate governance.

What We Do

✓ Pay for performance. A significant portion of our executives’ compensation is granted in the form of awards that are earned based on a combination of Company, divisional, and individual performance.

✓ Variable compensation funding and executive compensation awards dependent on risk performance indicators. Our overall variable compensation funding as well as individual executive compensation awards are determined based on a number of key performance indicators, including but not limited to, risk performance.

✓ Pay subject to clawback. In addition to clawback required by law, we have a broad-based process through which events having a material adverse impact on the Company are reviewed for potential impact on compensation, including risk-based events.

✓ Robust compensation plan governance. Our compensation plans are subject to a robust governance process that involves review by control partners, including risk, legal, human resources, and finance. The plans are subject to a risk review by the Compensation and HR Committee on an annual basis and by an independent third-party every three years to ensure impartiality and alignment with market practice.

✓ Stock ownership and retention guidelines. Our executives and directors are subject to stock ownership and retention guidelines (CEO—6x base salary; Executive Committee members (including NEOs)—3x base salary; Directors—5x annual cash retainer).

✓ Annual say-on-pay vote. We submit our executive compensation to an annual say-on-pay vote in order to ensure timely feedback from stockholders.

✓ Stockholder engagement. We proactively engage with key stockholders to elicit their feedback on various topics, including executive compensation.

✓ Independent compensation consultant. The Compensation and HR Committee engages an independent compensation consultant, who is not otherwise engaged by management.

What We Don’t Do

×  No single trigger vesting of equity awards or cash payments. We do not provide for any single trigger vesting of equity awards or severance payments upon a change of control. Vesting and payments require a subsequent termination without cause or resignation with good reason.

×  No tax gross-ups. We do not offer tax gross-ups on executive benefits other than in connection with our relocation program, which provides a gross-up to all colleagues receiving this benefit. In addition, we do not provide for excise tax gross-ups upon a change of control.

×  Prohibition against hedging and pledging. We prohibit executive officers, colleagues, and directors from hedging or pledging Company securities.

×  Dividend equivalents not paid on unearned or unvested units. Dividend equivalents are accrued but not paid until restricted stock units and performance stock units are earned and become vested.

×  Our equity plan prohibits option repricing and liberal share recycling. Our equity plan does not allow for repricing or buy-out of underwater options or liberal share recycling and generally imposes a minimum vesting period of 12 months for awards.

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COMPENSATION MATTERS

ELEMENTS OF OUR COMPENSATION PROGRAM

Our executive compensation program is composed of base salary, variable compensation (including short-term and long-term awards), and other benefits. The below chart reflects the proportion of NEOs’ 2022 direct total compensation that is at-risk and not guaranteed (87% for the CEO and 83% on average for other NEOs). In addition, the below table summarizes the key characteristics of each element of compensation.

Element of Pay	Objective	Key Characteristics
Base Salary	To attract and retain talented executives who can effectively lead the organization to achieve our strategic objectives.	Base salaries are intended to compensate executives fairly for the positions held. Salaries are reviewed annually and are subject to change at the Compensation and HR Committee’s discretion if, among other reasons, the executives’ responsibilities change materially or there are changes in the competitive market environment.
Variable Compensation	To support a culture where colleagues recognize the importance of serving customers well and are rewarded for their individual contributions and our collective success and to align compensation with stockholders’ interests.	Variable compensation is designed to reward achievement of long-term objectives and annual progress toward those objectives. Individual NEO variable compensation awards are determined by the Compensation and HR Committee through the use of its structured discretion as described in further detail in “—Evaluating Performance and Determining 2022 Compensation—Importance of Structured Discretion.”
	Long-Term Awards	Granted in the form of performance stock units (“PSUs”) and restricted stock units (“RSUs”), long-term awards are intended to tie executive pay to the interests of stockholders by driving achievement of long-term objectives and to provide a retention incentive for executives. The value actually realized by executives varies based on stock price movement and, in the case of PSUs, other financial performance factors.

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COMPENSATION MATTERS

Element of Pay	Objective	Key Characteristics
	Short-Term Awards	The remaining portion of variable pay is delivered in cash and intended to reward executives for annual progress toward achievement of the Company’s long-term objectives.
Other Benefits	To give executives an opportunity to provide for their retirement and address other specific needs.	Our NEOs are eligible to participate in our Company-sponsored benefit programs, including our broad-based 401(k) plan and employee stock purchase plan, on the same terms and conditions that apply to all of our colleagues. In addition, we provide certain limited perquisites to our NEOs, which are described in further detail in “—Other Compensation and Benefits—Perquisites and Other Benefits.”

Variable Compensation Mix

The Compensation and HR Committee believes that our variable compensation mix delivers a meaningful portion of NEOs’ variable compensation in the form of long-term equity awards (60-70%). In addition, at least 50% of NEOs’ long-term awards are granted in the form of performance-based awards in line with regulatory and stockholder expectations.

For many years, our CEO, CFO and Heads of Consumer and Commercial Banking have received nearly two-thirds (64%) of their long-term awards in the form of performance-based awards. For performance year 2022, the Compensation and HR Committee approved a change to the variable compensation mix for the Chief Risk Officer and other members of the senior leadership team. This change increased the percentage of variable pay granted in performance-based awards by 5% and, correspondingly, reduced the percentage of variable pay granted in RSUs by 5%. As a result, performance-based awards now comprise at least 50% of long-term awards for all members of our senior leadership team.

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COMPENSATION MATTERS

The below chart reflects the elements of our variable compensation program (PSUs, RSUs, and annual cash bonuses), with the key design features of each described further below.

Element	Key Design Features

Annual Performance Stock Units

Performance Period: 3 years

Core Performance Metrics:

∎   Cumulative Diluted Earnings Per Share (50%)

∎   Average Return on Average Tangible Common Equity (50%)

Modifier Metric:

∎   Introduction of +/- 10% TSR modifier starting with 2020 awards, based on Company and peer group TSR during the performance period. Starting with awards granted in 2023, this TSR modifier increased to +/- 20%.

PayoutRange:

∎   Generally 0-150% of target, except that the maximum payout level for 2020 PSUs was reduced to 100% of target in connection with the modification of targets in December 2020.

∎   Relative TSR modifier results cannot increase payouts over the maximum percentage of target.

Vesting Date: 3rd anniversary of grant

Annual Restricted Stock Units	Vesting: 3-year annual pro-rata

Cash Bonus	Paid annually, with executives having the option to defer up to 80% under the Company’s nonqualified deferred compensation plan.

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COMPENSATION MATTERS

Performance Stock Unit Design

The Compensation and HR Committee reviews PSU design annually in consultation with its compensation consultant. For PSUs granted in 2022 (as part of 2021 performance year compensation), the Compensation and HR Committee determined that Cumulative Diluted Earnings Per Share (“Diluted EPS”) and Average Return on Average Tangible Common Equity (“ROTCE”) continued to be appropriate core metrics for the Company’s PSU awards because these metrics remain an integral element of the Company’s strategic plan:

∎

Diluted EPS: Diluted earnings per share is a common metric used by investors to evaluate the profitability of a company and shows the earnings (net income) we make on each outstanding share of common stock. We define “Diluted EPS” as net income divided by weighted average diluted common shares outstanding, as reported on an Underlying basis consistent with our external earnings reporting.*

∎

ROTCE: Return on average tangible common equity measures profitability by showing how much profit we generate (net income) with the money our stockholders have invested. We define “ROTCE” as net income available to common stockholders divided by average common equity excluding average goodwill (net of related deferred tax liabilities) and average other intangible assets, as reported on an Underlying basis consistent with our external earnings reporting.*

Targets for Diluted EPS and ROTCE for 2022 PSU awards were set by the Compensation and HR Committee, together with management in February 2022, following the consideration of historic performance, market conditions, analyst expectations, the competitive landscape, and internal goals at the time.

In addition, these awards included a +/- 10% TSR modifier, with the payout percentage to be multiplied by 110% if our TSR during the performance period is in the top quartile of our peer group or by 90% if our TSR is in the bottom quartile of our peer group, subject to a maximum payout of 150% of target (including application of the modifier).

Starting with PSUs granted in 2023 (as part of 2022 performance year compensation), the TSR modifier has been increased to +/- 20% as illustrated below. Information regarding our peer group is discussed below in “—Governance Policies and Practices—Compensation Peer Group.”

*	See Appendix A for information on Non-GAAP Financial Measures and Reconciliations and their calculation or reconciliation to GAAP financial measures.

CITIZENS FINANCIAL GROUP, INC.	58	2023 PROXY STATEMENT

COMPENSATION MATTERS

Performance Assessment of PSUs

On February 15, 2023, the Compensation and HR Committee approved the performance assessment of PSUs granted in 2020 relating to the 2019 performance year (“2020 PSU Awards”) and also conducted an assessment relating to the PSU retention awards granted in May 2021 (“2021 PSU Retention Award”). The details of those assessments are below.

2020 PSU Award

Half of each 2020 PSU Award was earned based on achievement of pre-established Diluted EPS goals and half was earned based on achievement of pre-established ROTCE goals. The targets relating to this award were originally established at the time of grant on March 2, 2020. However, with the onset of COVID-19 shortly after grant, the targets were rendered ineffective in retaining and motivating senior management. Following careful consideration by the Compensation and HR Committee during the course of five meetings, in December 2020 the targets relating to the 2020 PSU Awards were modified. Target levels for ROTCE and EPS were established based on analyst consensus at the time of modification, which were impacted by market conditions at the time when banks were increasing provisions for loan losses in anticipation of credit losses in a continued pandemic-driven downturn. The economy and banking industry recovered more quickly than expected in 2021 and as a result we were able to outperform significantly the goals established in 2020. However, at the time of the modification, the maximum payout was reduced from 150% of target to 100% of target to limit the upside opportunity of the awards.

On February 15, 2023, the Compensation and HR Committee approved a final payout percentage of 100% of target. The Company’s TSR relative to its peer group during the performance period of 2020-2022 was at the 78th percentile; however, this modifier had no impact as the maximum payout for these awards was attained prior to its application. The below table also reflects the ROTCE and Diluted EPS thresholds, targets, and results for 2020 PSU Awards.

Metric	2020 PSU Award Targets		2020-2022 Underlying Results*	2020 PSU Award Final Payout (% of Target)
	Threshold	Target/Max

3-Year Average ROTCE	5.73%	8.37%	13.31%	100.0%	100.0%
3-Year Cumulative Diluted EPS	$5.82	$8.50	$12.59	100.0%

* PSU assessments in prior proxy statements used Non-GAAP results for 2020 and 2021 that differ from the Non-GAAP results used in this assessment. See Appendix A for more information on Non-GAAP Financial Measures and Reconciliations.

2021 PSU Retention Award

In May 2021, the Compensation and HR Committee decided it was appropriate and necessary to grant off-cycle PSU awards to senior management due to retention concerns. At that time, ordinary course retention concerns were magnified because the pay for our senior management team was down for performance year 2020 in recognition of the external environment (which was in contrast to 2020 pay for senior management at many of our peer banks). In addition, the Company had several planned acquisitions and related integrations and it was critical to maintain our strong management team as we continued to navigate through the height of the pandemic.

The Compensation and HR Committee felt it was important for the awards to be performance-based and to have a performance period aligned with what we hoped would be the timeline of ultimate emergence from the COVID-19 crisis. The cumulative performance period for these awards was two years (2021-2022), and the awards are scheduled to cliff-vest on the second anniversary of the grant date, May 13, 2023. Maximum payout under the awards was limited to 125% of target. Financial, Risk, Human Capital, and Customer objectives and related goals were established when the awards were granted. In addition, the awards provided that they would be earned based on a qualitative assessment by the Compensation and HR Committee across those four dimensions of performance, based on objectives being met to the Compensation and HR Committee’s satisfaction.

CITIZENS FINANCIAL GROUP, INC.	59	2023 PROXY STATEMENT

COMPENSATION MATTERS

The intended outcome of these awards has been achieved. Executives receiving these awards contributed to strong performance over the measurement period and the awards served as an important retention tool and signal to the senior management team.

On February 15, 2023, the Compensation and HR Committee assessed the performance of these awards. Risk and Customer performance dimensions achieved maximum performance (125%) with all goals met or exceeded and Financial and Human Capital performance dimensions achieved target performance (100%) with most goals met or exceeded. As a result, the Compensation and HR Committee determined that the PSU retention awards were earned at 112.5% of target. The objectives, goals, and ultimate outcomes are included in the table below.

Dimension	Performance Criteria	Goal	2020 Results	2022 Results			RAG
				Result	vs. Goal	vs. 2020

Financial 25%	ROTCE*	14.28%	7.53%	16.41%	+213 bps	+888 bps	●
	EPS*	$4.89	$2.41	$4.84	-1.0%	+100.8%	●
	Efficiency Ratio*	59.20%	55.99%	57.51%	-169 bps	+152 bps	●
	Maintain Stress Capital/ Liquidity metrics	Stress Capital >SCB LDR <100%	Stress Capital >SCB LDR (spot) - 83.6%	Stress Capital >SCB LDR (spot) - 86.7%			●

Risk 25%	Management of issues	Maintain satisfactory Management Rating	MCA (Mgmt Control Approach) - 2 CE (Control Environment) - 2	MCA (Mgmt Control Approach) -2 CE (Control Environment) - 2			●
	Manage % of effective controls	Maintain or increase % of self-identified issues from 2020 level	66%	71%			●
	Acceptable credit loss performance vs. peers	Maintain relative credit measures (relative to our portfolio) from 2020 levels	Non-Performing Loans %: 0.83% Net Charge-Offs %: 0.56%	Non-Performing Loans %: 0.60% Net Charge-Offs %: 0.18% (within range of peer results)			●

Human Capital 25%	OHI Scores	Maintain or increase OHI score from 2020 level	74	77 (top quartile)			●
	Reprersentation of women and people of color in senior and leadership roles	Increase over 12/31/20 levels	Women in leadership roles: 32.8%	Women in leadership roles: 32.1%			●
			POC in leadership roles: 12.6%	POC in leadership roles: 16.0%			●

Customer 25%	Deliver long term value for clients as their strategic and financial partner	Commercial: Increase top tier credit relationships, beyond credit only relationships, and client experience NPS	Top tier: 2,716 Beyond credit only (clients with > $50K revenue): 57.6 Client NPS: 60	Top tier: 2,721 Beyond credit only (clients with > $50K revenue): 70.5 Client NPS: 66			●
	Deepen relationships with our customers	Consumer: Growth in primary retail households, investment penetration, and under 40 JD Power score	Primary retail households (000s): 1,656 Investment penentration (000s): 144 NPS Under 40: 17	Primary retail households (000s): 1,801 Investment penentration (000s): 155 NPS Under 40: 38			●
	Drive end to end digital experience	Increase digitally active customers, digital sales	Digital adoption: 69.0% Digital sales: 27.4%	Digital adoption: 72.0% Digital sales: 29.8%			●

*

Underlying results. PSU Assessments in prior proxy statements used Non-GAAP results for 2020 and 2021 that differ from the Non-GAAP results used in this assessment. See Appendix A for more information on Non-GAAP Financial Measures and Reconciliations.

CITIZENS FINANCIAL GROUP, INC.	60	2023 PROXY STATEMENT

COMPENSATION MATTERS

OTHER COMPENSATION AND BENEFITS

Severance

Each of our active NEOs is party to an employment agreement that sets forth their compensation and benefits, including severance benefits available in certain circumstances. For details, see “Termination of Employment and Change of Control” below.

Nonqualified Deferred Compensation Plan

The CFG Voluntary Executive Nonqualified Deferred Compensation Plan was adopted effective as of January 1, 2009 and does not offer any matching contributions or provide for above-market earnings. During 2022, Messrs. Van Saun and Coughlin were the only NEOs who participated in the CFG Voluntary Executive Nonqualified Deferred Compensation Plan. For a description of the material terms of this deferred compensation plan, see the narrative following the 2022 Nonqualified Deferred Compensation table below.

Pension Plan

The CFG Pension Plan, a tax-qualified non-contributory defined benefit pension plan, was closed to new participants effective January 1, 2009. Benefit accruals for all participants were frozen effective December 31, 2012. Mr. Coughlin has a benefit under this plan because he was hired prior to 2009. For a description of the material terms of the CFG Pension Plan, see the narrative following the 2022 Pension Benefits table below.

401(k) Plan

We maintain a qualified defined contribution 401(k) plan for all of our colleagues. Colleagues may defer up to 50% of their eligible pay to the plan subject to Internal Revenue Code limits. After colleagues have completed one full year of service, colleague contributions are matched at 100% up to an overall limit of 4% and colleagues receive an additional non-elective Company contribution equal to 1.5% of eligible earnings, subject to limits set by the Internal Revenue Service. Our NEOs participate in our 401(k) plan on the same basis as colleagues generally.

Health and Welfare Benefit Plans

NEOs are eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all of our colleagues, including medical, dental, vision, life, and short-term and long-term disability plans.

Perquisites and Other Benefits

We provide our executives with financial planning services if desired by the executives. Executives are also covered by relocation and matching charitable contribution programs that generally cover all colleagues, but at increased benefit levels. Mr. Van Saun uses the Company car for limited personal use for travel between his home and his primary office location so that he can most efficiently use that time for business purposes.

Mr. Van Saun has a $100,000 annual allowance relating to his personal use of the Company aircraft. The full incremental cost to the Company of Mr. Van Saun’s personal use of the aircraft has been reflected in the “All Other Compensation” column of the 2022 Summary Compensation Table. In addition, on one occasion during 2022 Mr. Van Saun’s spouse accompanied him on one business trip aboard the Company aircraft; however, that trip resulted in no incremental cost to the Company.

CITIZENS FINANCIAL GROUP, INC.	61	2023 PROXY STATEMENT

COMPENSATION MATTERS

GOVERNANCE POLICIES AND PRACTICES

Compensation and HR Committee Interlocks and Insider Participation

None of the members of the Compensation and HR Committee who served during 2022 are current or former officers or employees of the Company or any of our subsidiaries. No Company executive officer served on the compensation committee of another entity that employed an executive officer who also served on our Board. No Company executive officer served as a director of an entity that employed an executive officer who also served on our Compensation and HR Committee.

Compensation Consultants

The Compensation and HR Committee retained Compensation Advisory Partners, LLC (“CAP”) to provide guidance and advice on compensation-related matters during 2022. CAP has been directly selected and retained by the Compensation and HR Committee to provide a broad set of services pertaining to the compensation of our executives and our directors. The Compensation and HR Committee does not engage CAP for any additional services outside of executive and director compensation consulting, and they are not separately engaged by management for any services. In connection with CAP’s retention and on an annual basis, the Compensation and HR Committee conducts an assessment of potential conflicts of interest, considering various factors including the six factors mandated by the New York Stock Exchange rules, and no conflicts of interest relating to its services have been identified. In addition, management retains AON McLagan to provide market compensation data.

Input from CAP and market data provided by AON McLagan are each referenced by the Compensation and HR Committee when making executive compensation decisions as discussed earlier in “—Evaluating Performance and Determining 2022 Compensation—Process Overview.”

Compensation Peer Group

The Compensation and HR Committee refers to market data as a reference point in making compensation decisions and to understand better whether our pay practices remain competitive, although we do not benchmark a specific percentile for executive compensation. The Compensation and HR Committee reviews the compensation peer group annually in consultation with its compensation consultant, with the Compensation and HR Committee making any adjustments to the peer group based on the advice of management and its compensation consultant.

The peer group consists of companies with which the Company competes for talent and stockholder investments, and which are generally similar in size and business mix. During the Compensation and HR Committee’s 2022 review of our peer group, it was determined that the below peer group continues to be appropriate for the Company and will continue in effect until the next annual review.

Comerica Corporation	KeyCorp	Regions Financial Corporation

Fifth Third Bancorp	M&T Bank Corporation	Truist Financial

Huntington Bancshares	PNC Financial Services Group	U.S. Bancorp

CITIZENS FINANCIAL GROUP, INC.	62	2023 PROXY STATEMENT

COMPENSATION MATTERS

Clawback and Forfeiture Process

The Company maintains a firm-wide process through which events (referred to as “Trigger Events”) are reviewed to determine whether they should have an impact on a colleague’s compensation from previous years or for the current year. This process applies to all our colleagues, including our NEOs. The Accountability Review Panel (“ARP”) consists of the direct reports to our CEO with our Chief Risk Officer serving as chair and meets on a regular basis to consider whether specific Trigger Events should result in compensation adjustments for involved colleagues. Trigger Events include not only any financial restatements, but also events having a material impact on the Company that have arisen as a result of certain colleague behavior, including failure to consider risk adequately. Potential actions by the ARP include current-year compensation adjustments, forfeiture of unvested awards, or clawback. This process is in addition to any clawback or recovery rights under applicable law.

The Compensation and HR Committee monitors regulatory developments relating to clawback and forfeiture and is currently reviewing our ARP process relative to the SEC rules issued in 2022.

Stock Ownership and Retention Guidelines

The Company maintains stock ownership and retention guidelines in order to align further the long-term interests of our executives with those of our stockholders. Our stock ownership guidelines require that our executives hold shares having an aggregate value equal to a multiple of executives’ annual base salary, as reflected below.

Position	Multiple of Salary
Chief Executive Officer	6x salary
Executive Committee members (including NEOs)	3x salary
Other Executive Officers	1x salary

Shares that count for purposes of ownership under the guidelines include (i) shares or units for which receipt has been deferred (including shares held through our 401(k) plan, shares purchased under our tax-qualified employee stock purchase program, unvested RSUs, and shares or units held through a deferred compensation plan maintained by the Company), (ii) shares held in a trust for an immediate family member, provided the executive or director retains investment control, and (iii) restricted stock and unvested RSUs (that may only be settled in shares) that are subject to time-based vesting conditions only. Unexercised options (whether vested or unvested), performance awards (including performance-based restricted stock and performance-based units), and unvested RSUs that may only be settled in cash would not count towards the satisfaction of these guidelines.

Executives have five years from the date they become subject to these guidelines to reach their ownership requirements. In addition, executives are required to hold 50% of the net shares acquired as a result of settlement of compensatory awards until they are in compliance with the applicable ownership requirement. As of December 31, 2022, each of our NEOs was in compliance with the applicable ownership requirement.

Prohibition on Hedging and Pledging

We prohibit our colleagues and directors, including our NEOs and other executive officers, from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or offset a decrease in the market value of the Company’s equity securities or pledging their ownership in our securities (including equity-based awards), which would undermine the risk alignment embedded in our executive compensation program.

CITIZENS FINANCIAL GROUP, INC.	63	2023 PROXY STATEMENT

COMPENSATION MATTERS

Process for Approval of Equity Grants

We do not grant equity awards in anticipation of the release of material, non-public information, nor do we time the release of material, non-public information based on equity grant dates. The Compensation and HR Committee has delegated the authority to make off-cycle equity grants under the Citizens Financial Group, Inc. 2014 Omnibus Plan (“Omnibus Plan”) to participants other than our executives to the Equity Committee of the Board, which is comprised of our Chairman and CEO, subject to limits designated by the Compensation and HR Committee.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1 million paid to its CEO and other covered officers. The Company does not specifically consider this limitation in determining executive compensation.

COMPENSATION AND HR COMMITTEE REPORT

The Compensation and HR Committee has reviewed and discussed the CD&A included in this Proxy Statement with members of management, and based on such review and discussions, the Compensation and HR Committee recommended to the Board that the CD&A be included in this Proxy Statement.

The Compensation and Human Resources Committee Edward J. Kelly III (Chair) William P. Hankowsky Michele Siekerka Shivan Subramaniam Wendy A. Watson

CITIZENS FINANCIAL GROUP, INC.	64	2023 PROXY STATEMENT

COMPENSATION MATTERS

EXECUTIVE COMPENSATION

2022 Summary Compensation Table

This 2022 Summary Compensation Table reflects the compensation of our NEOs in accordance with SEC reporting rules, which require that cash awards be disclosed in the year in which they are earned and that equity grants be disclosed in the year of grant (regardless of whether they were earned for performance during that year or the prior year).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Bruce Van Saun, Chairman and Chief Executive Officer	2022	1,487,000	3,108,900	6,920,896	-	186,992	11,703,788
	2021	1,487,000	2,928,900	7,840,912	-	173,264	12,430,076
	2020	1,487,000	2,268,900	10,422,527	-	156,896	14,335,323

John F. Woods, Vice Chairman and Chief Financial Officer	2022	700,000	1,215,000	2,374,765	-	42,790	4,332,555
	2021	700,000	1,105,000	3,005,551	-	26,015	4,836,566
	2020	700,000	852,000	3,825,899	-	35,001	5,412,900

Donald H. McCree III, Vice Chairman and Head of Commercial Banking	2022	700,000	1,215,000	2,516,542	-	29,575	4,461,117
	2021	700,000	1,065,000	3,033,796	-	20,000	4,818,796
	2020	700,000	864,000	4,040,136	-	30,700	5,634,836

Brendan Coughlin, Executive Vice President and Head of Consumer Banking	2022	625,000	847,500	1,506,394	0	16,775	2,995,669
	2021	625,000	637,500	1,181,250	0	-	2,443,750
	-	-	-	-	-	-	-

Malcolm Griggs, Executive Vice President and Chief Risk Officer	2022	546,539	800,000	1,128,186	-	41,775	2,516,500
	2021	535,000	746,000	1,199,100	-	25,000	2,505,100
	2020	532,692	596,000	1,531,928	-	44,100	2,704,720

(1)

Amounts in this column reflect the cash portion of annual variable compensation awards for the 2022, 2021, and 2020 performance years. Mr. Van Saun elected to defer 75% of the cash portion of his 2022 variable compensation ($2,331,675 out of $3,108,900) pursuant to the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, which is discussed in the narrative following the 2022 Nonqualified Deferred Compensation table.

(2)

Amounts in this column for 2022 reflect the aggregate grant date fair value of RSUs and PSUs granted in March 2022 as part of 2021 performance year compensation. The fair value of awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), using the valuation methodology and assumptions set forth in Note 18 to the Company’s 2022 Annual Report on Form 10-K for the year ended December 31, 2022, which are hereby incorporated by reference.

For PSUs granted in 2022, the amounts above were calculated based on the probable outcome of the performance conditions as of the service inception date, and represent the value of the target number of units granted consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the service inception date under FASB ASC 718. Maximum payout level for our annual 2022 PSUs is 150% of target. At the maximum payout level, these values for Mr. Van Saun would be $6,720,260, for Mr. Woods would be $2,305,948, for Mr. McCree would be $2,443,515, for Mr. Coughlin would be $1,462,722, and for Mr. Griggs would be $713,088. For a breakdown of all awards granted during 2022, see the 2022 Grants of Plan-Based Awards table.

(3)

The only NEO eligible to participate in our Pension Plan is Mr. Coughlin. During the period of January 1, 2022 to December 31, 2022, the pension value for Mr. Coughlin decreased by $79,653 during 2022; this includes a decrease of $83,782 due to changes in assumptions underlying the present value calculations and an increase of $4,129 due to the effect of Mr. Coughlin being one year closer to his assumed retirement age. Because the present value of Mr. Coughlin’s accumulated benefit decreased in 2022, zero is reflected in the table above consistent with SEC rules. See commentary following the 2022 Pension Benefits table for more details on the assumptions used to determine the present value.

CITIZENS FINANCIAL GROUP, INC.	65	2023 PROXY STATEMENT

COMPENSATION MATTERS

(4)

The below table reflects 2022 amounts included as “All Other Compensation” for each NEO. For Mr. Van Saun, the “Other” column in the below table includes the value attributable to personal use of the Company car ($16,082) and financial planning services ($24,000). For Mr. Woods, the “Other” column in the below table reflects the value of financial planning services. The cost associated with personal use of the Company car has been calculated based on variable vehicle costs (including maintenance, fuel, and tolls), variable driver costs (overtime and bonus), and the percentage of miles driven for personal versus business use. The cost associated with personal use of the Company aircraft has been calculated based on hourly variable costs to operate the aircraft (including fuel, warranty costs, landing fees, mechanical expenses, and private passenger terminal fees) as well as crew travel and other expenses, using average 2021 hourly aircraft variable costs and crew expense rates. In addition, on one occasion during 2022 Mr. Van Saun’s spouse accompanied him on a business trip on the Company aircraft; however, no amounts are included below related to that trip because there was no incremental cost to the Company.

Name	401(k) Company Contribution ($)	Charitable Matching Contribution ($)	Personal Use of Aircraft ($)	Other ($)	Total ($)

Bruce Van Saun	16,775	50,000	80,135	40,082	186,992

John F. Woods	16,775	9,000	-	17,015	42,790

Donald H. McCree III	4,575	25,000	-	-	29,575

Brendan Coughlin	16,775	-	-	-	16,775

Malcolm Griggs	16,775	25,000	-	-	41,775

2022 Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)

Bruce Van Saun	3/1/2022	(2)	-	-	-	50,262	2,440,723

	3/1/2022	(3)	45,236	90,472	135,708	-	4,480,173

John F. Woods	3/1/2022	(2)	-	-	-	17,246	837,466

	3/1/2022	(3)	15,522	31,044	46,566	-	1,537,299

Donald H. McCree III	3/1/2022	(2)	-	-	-	18,276	887,483

	3/1/2022	(3)	16,448	32,897	49,344	-	1,629,059

Brendan Coughlin	3/1/2022	(2)	-	-	-	10,940	531,246

	3/1/2022	(3)	9,846	19,692	29,538	-	975,148

Malcolm Griggs	3/1/2022	(2)	-	-	-	13,442	652,744

	3/1/2022	(3)	4,800	9,601	14,400	-	475,442

(1)

Amounts in this column reflect the grant date fair value of awards calculated in accordance with FASB ASC 718, using the valuation methodology and assumptions set forth in Note 18 to the Company’s 2022 Annual Report on Form 10-K for the year ended December 31, 2022, which are hereby incorporated by reference. For PSUs, the amounts above were calculated based on the probable outcome of the performance conditions as of the service inception date and represent the target number of units, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the service inception date under FASB ASC 718.

(2)

Represents RSUs granted under the Omnibus Plan for performance year 2021 that vest ratably over three years. Cash dividends on unvested RSUs are accrued during the vesting period, but accrued dividends are only paid if and when the awards vest.

(3)

Represents PSUs granted under the Omnibus Plan for performance year 2021, with ultimate payouts to be based half on ROTCE and half on Diluted EPS in addition to a +/-10% relative TSR modifier, in each case during the performance period of 2022-2024 with an overall maximum payout of 150% of target. For more detail, see “Compensation Discussion and Analysis—Elements of our Compensation Program—Variable Compensation Mix.”

CITIZENS FINANCIAL GROUP, INC.	66	2023 PROXY STATEMENT

COMPENSATION MATTERS

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows, for each NEO, the outstanding equity awards held as of December 31, 2022. These awards include RSUs and PSUs granted in years 2020, 2021, and 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Bruce Van Saun

2020 RSUs(2)	17,032	670,550	-	-

2020 PSUs(3)	127,746	5,029,360	-	-

2021 RSUs(4)	28,453	1,120,195	-	-

2021 PSUs(5)	-	-	96,030	3,780,701

2021 PSUs(6)	56,840	2,237,791	-	-

2022 RSUs(7)	50,262	1,978,815	-	-

2022 PSUs(8)	-	-	90,472	3,561,883

John F. Woods

2020 RSUs(2)	6,252	246,141	-	-

2020 PSUs(3)	46,893	1,846,177	-	-

2021 RSUs(4)	10,684	420,629	-	-

2021 PSUs(5)	-	-	36,060	1,419,682

2021 PSUs(6)	22,736	895,116	-	-

2022 RSUs(7)	17,246	678,975	-	-

2022 PSUs(8)	-	-	31,044	1,222,202

Donald H. McCree III

2020 RSUs(2)	6,602	259,921	-	-

2020 PSUs(3)	49,519	1,949,563	-	-

2021 RSUs(4)	10,834	426,535	-	-

2021 PSUs(5)	-	-	36,568	1,439,682

2021 PSUs(6)	22,736	895,116	-	-

2022 RSUs(7)	18,276	719,526	-	-

2022 PSUs(8)	-	-	32,897	1,295,155

Brendan Coughlin

2020 RSUs(2)	2,700	106,299	-	-

2020 PSUs(3)	8,103	319,015	-	-

2021 RSUs(4)	5,360	211,023	-	-

2021 PSUs(5)	-	-	18,093	712,321

2021 PSUs(6)	3,978	156,614	-	-

2022 RSUs(7)	10,940	430,708	-	-

2022 PSUs(8)	-	-	19,692	775,274

Malcolm Griggs

2020 RSUs(2)	5,026	197,874	-	-

2020 PSUs(3)	15,081	593,739	-	-

2021 RSUs(4)	7,847	308,936	-	-

2021 PSUs(5)	-	-	10,510	413,779

2021 PSUs(6)	6,820	268,503	-	-

2022 RSUs(7)	13,442	529,212	-	-

2022 PSUs(8)	-	-	9,601	377,991

CITIZENS FINANCIAL GROUP, INC.	67	2023 PROXY STATEMENT

COMPENSATION MATTERS

(1)

The values in these columns have been calculated by multiplying the number of shares outstanding as of December 31, 2022 by $39.37, the closing price of a Company share on the NYSE on December 30, 2022 which was the last trading date of the year.

(2)	These amounts reflect RSUs granted in March 2020 for the 2019 performance year under the Omnibus Plan, which had one remaining equal installment scheduled to vest on March 2, 2023.

(3)

These amounts reflect PSUs granted in March 2020 for the 2019 performance year under the Omnibus Plan, and then subsequently modified in December 2020, which were scheduled to vest on March 2, 2023 following the end of the three-year performance period of January 1, 2020 through December 31, 2022, based half on ROTCE and half on Diluted EPS in addition to a +/-10% relative TSR modifier. For more detail, see “Compensation Discussion and Analysis—Elements of our Compensation Program—Variable Compensation Mix.” The Compensation and HR Committee approved the assessment of these awards in February 2023, as described earlier in “Compensation Discussion and Analysis—Elements of our Compensation Program—Performance Assessment of PSUs.”

(4)	These amounts reflect RSUs granted in March 2021 for the 2020 performance year under the Omnibus Plan, which had two remaining equal installments scheduled to vest on March 1, 2023 and 2024.

(5)

These amounts reflect PSUs granted in March 2021 for the 2020 performance year under the Omnibus Plan, which are scheduled to vest on March 1, 2024 following the end of the three-year performance period of January 1, 2021 through December 31, 2023, based half on ROTCE and half on Diluted EPS in addition to a +/-10% relative TSR modifier. For more detail, see “Compensation Discussion and Analysis—Elements of our Compensation Program—Variable Compensation Mix.” Based on performance through December 31, 2022, amounts in this row reflect overall 125% of target level of performance, with maximum performance level reflected for ROTCE and target performance level reflected for Diluted EPS and no impact due to the TSR modifier.

(6)

These amounts reflect PSU retention awards granted in May 2021, which are scheduled to vest on May 13, 2023, following the end of the two-year performance period of January 1, 2021 through December 31, 2022. The Compensation and HR Committee approved the assessment of these awards in February 2023, as described earlier in “Compensation Discussion and Analysis—Performance Assessment of PSUs.”

(7)	These amounts reflect RSUs granted in March 2022 for the 2021 performance year under the Omnibus Plan, which had three remaining equal installments scheduled to vest on March 1, 2023, 2024, and 2025.

(8)

These amounts reflect PSUs granted in March 2022 for the 2021 performance year under the Omnibus Plan, which are scheduled to vest on March 1, 2025 following the end of the three-year performance period of January 1, 2022 through December 31, 2024, based half on ROTCE and half on Diluted EPS in addition to a +/-10% relative TSR modifier. For more detail, see “Compensation Discussion and Analysis—Elements of our Compensation Program—Variable Compensation Mix.”    Based on performance through December 31, 2022, amounts in this row reflect overall 100% of target level of performance, with maximum performance level reflected for ROTCE and threshold performance level reflected for Diluted EPS and no impact due to the TSR modifier.

Stock Vested in 2022

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)

Bruce Van Saun	124,079	6,061,727

John F. Woods	45,499	2,222,811

Donald H. McCree III	49,597	2,422,559

Brendan Coughlin	26,689	1,118,464

Malcolm Griggs	22,731	1,114,575

(1)	Amounts reflect Company shares issued under the Omnibus Plan in connection with the vesting of equity-based awards in 2022.

(2)	The values reflected in this column were calculated by multiplying the number of shares that vested by the closing price of a Company share on the NYSE on each applicable vesting date during 2022.

CITIZENS FINANCIAL GROUP, INC.	68	2023 PROXY STATEMENT

COMPENSATION MATTERS

2022 Pension Benefits

Name	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefits($)(3)

Bruce Van Saun	-	-	-

John F. Woods	-	-	-

Donald H. McCree III	-	-	-

Brendan Coughlin(1)	CFG Pension Plan	8.3553	82,467

Malcolm Griggs	-	-	-

(1)	Mr. Coughlin is the only NEO eligible to participate in the CFG Pension Plan.

(2)

After December 31, 2012, there were no further benefit accruals under the CFG Pension Plan. Therefore, an eligible colleague’s actual years of service may be more than such colleague’s years of credited service under the CFG Pension Plan.

(3)

For Mr. Coughlin, the present value of accumulated benefits at December 31, 2022 was calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, except where different assumptions are required. The following are the key assumptions used: (i) a discount rate of 5.47%; (ii) a retirement age of 62, as required (the earliest unreduced retirement age under the CFG Pension Plan); (iii) the mortality assumption reflects generational mortality improvement using Scale MP-2021 for males; and (iv) no pre-retirement decrements, as required.

We sponsor the CFG Pension Plan (“Pension Plan”), which is a non-contributory defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code. The Pension Plan was closed to new hires and re-hires effective January 1, 2009 and benefit accruals for all participants were frozen effective December 31, 2012. Regular full-time and part-time colleagues of the Company who were hired before January 1, 2009 and completed one year of service were eligible for benefits under the Pension Plan.

The benefit under the Pension Plan for colleagues is currently calculated using a formula based on a colleague’s “average gross compensation” (defined under the Pension Plan as a participant’s average eligible compensation during five years of employment (whether or not consecutive) prior to December 31, 2012 yielding the highest average), subject to limitations imposed by the Internal Revenue Service. Eligible compensation generally includes all taxable compensation, other than certain equity-based and non-recurring amounts. The formula generally provides for a benefit of 1% of average gross compensation multiplied by each year of the participant’s credited service, with such benefit percentage varying depending on the colleague’s hire date and retirement date, as specified under the Pension Plan. Benefits under the Pension Plan are generally payable in the form of a monthly annuity, though benefits under the Pension Plan may be received as a lump sum payment.

A participant’s pension benefit under the Pension Plan vests in full upon the earlier of completion of five years of service or the attainment of normal retirement date. Normal retirement date is the later of attainment of age 65 or the fifth anniversary of the date the participant commenced participation in the Pension Plan. Participants may begin receiving full retirement benefits on the first day of the month coincident with or immediately following the normal retirement date and may be eligible for reduced benefits if retiring after attainment of age 55 with a minimum of five years of vesting service. Participants who retire after attainment of age 55 with a minimum of twenty years of vesting service are eligible to receive unreduced retirement benefits, starting at age 62. Mr. Coughlin became a participant in the Pension Plan on September 1, 2005 and will be eligible to receive unreduced early retirement benefits under the Pension Plan commencing at age 62, provided that he remains actively employed at Citizens through age 55.

CITIZENS FINANCIAL GROUP, INC.	69	2023 PROXY STATEMENT

COMPENSATION MATTERS

2022 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)

Bruce Van Saun(1)	2,331,675	(1,466,721)	18,143,382

John F. Woods	-	-	-

Donald H. McCree III	-	-	-

Brendan Coughlin(1)	-	(25,308)	113,478

Malcolm Griggs	-	-	-

(1)

The material terms of the CFG Voluntary Executive Nonqualified Deferred Compensation Plan are described in the narrative below. Executive contributions by Mr. Van Saun in the last fiscal year include the deferred portion of his 2022 variable compensation paid in cash during 2023 ($2,331,675, which is included in the “Bonus” column of the 2022 Summary Compensation Table). Mr. Van Saun’s aggregate balance at last fiscal year-end includes $13,749,251 that has been reported as compensation in summary compensation tables for previous years. Mr. Coughlin had no contributions during the last fiscal year; Mr. Coughlin’s aggregate balance at last fiscal year-end includes $12,500 that was reported as compensation in the summary compensation table last year.

(2)	For Messrs. Van Saun and Coughlin, the amounts in this column reflect the earnings on their deferred compensation plan accounts during 2022.

We sponsor the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, which does not offer any matching contributions or provide for above-market earnings. During 2022, Mr. Van Saun was the only NEO who participated in the plan and he elected to defer 75% of the cash portion of his 2022 variable compensation award.

Plan eligibility is limited to colleagues who have total compensation equal to or exceeding the Internal Revenue Code Section 401(a)(17) limit for the relevant plan year. Participants are permitted to defer between 1% and 80% of their base salary and/or annual cash bonus. Participants select the allocation of their accounts among investment indices available under the plan. Our Board has the power to amend the plan at any time, as long as the amount accrued to the date of amendment in any account under the plan is not decreased or otherwise restricted. In addition, following a termination of employment, participants in the CFG Voluntary Executive Nonqualified Deferred Compensation Plan are entitled to receive amounts that have been deferred under that plan.

CITIZENS FINANCIAL GROUP, INC.	70	2023 PROXY STATEMENT

COMPENSATION MATTERS

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

We have entered into an employment agreement with each of our NEOs, the material terms of which are summarized below, including severance provisions. In addition, the treatment of equity-based awards held by our NEOs upon a termination of employment and change of control are summarized below. Please see the Potential Payments Table below for quantification of estimated payments and benefits to which our NEOs would be entitled under various termination scenarios and upon a change of control, in each case, assuming such event occurred on December 31, 2022.

Equity Awards

Equity awards under the Omnibus Plan granted to our NEOs have the following treatment upon termination of employment. Provisions relating to the treatment of Bruce Van Saun’s equity-based awards upon termination of employment (including following a change of control of the Company) are included below in the description of his employment agreement.

∎  Termination

RSU Awards - If a participant’s employment with the Company is terminated by the Company without “cause” (as defined in award agreements), or by reason of “disability” or “retirement” (as defined in award agreements), vesting and settlement of awards will continue as originally scheduled subject to the participant not engaging in “detrimental activity” (as defined in award agreements), or “competitive activity” (as defined in award agreements) in the case of disability or retirement, during the remaining vesting period. If a participant voluntarily resigns or is terminated by the Company for cause, unvested awards will be forfeited. All unvested awards will become vested on the date of a participant’s death.

PSU Awards - In the event of a termination by reason of disability or retirement, awards will continue to vest in accordance with the original schedule subject to actual performance and will not be pro-rated based on service, provided the participant does not engage in detrimental activity or competitive activity. In the event of an involuntary termination by the Company of the grantee without cause, awards will continue to vest in accordance with the original schedule subject to actual performance and will not be pro-rated based on service, provided that the termination does not occur prior to the first anniversary of the performance period start date and the participant does not engage in detrimental activity; if the termination occurs prior to the first anniversary of the performance period start date, awards will be forfeited. If a participant voluntarily resigns or is terminated for cause, unvested awards will be forfeited. Awards will become vested at target on the date of a participant’s death and will not be subject to pro-ration based on service. PSU retention awards granted to our NEOs in May 2021 have the same termination treatment as annual PSU awards except that any unvested awards would be immediately forfeited in the event of a voluntary resignation, including for reason of retirement.

∎  Impact of Change of Control

In the event of a “change of control” (as defined in the Omnibus Plan and summarized below), except as otherwise provided in the applicable award agreement, the Compensation and HR Committee may provide for:

•	continuation or assumption of outstanding awards under the Omnibus Plan by the Company (if we are the surviving corporation) or by the surviving corporation or its parent;

•	substitution by the surviving corporation or its parent of awards with substantially the same terms and value as such outstanding awards under the Omnibus Plan;

•

acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) or the right to exercise outstanding awards immediately prior to the date of the change of control and the expiration of awards not timely exercised by the date determined by the Compensation and HR Committee; or

•

in the case of outstanding stock options and SARs, cancelation in consideration of a payment in cash or other consideration equal to the intrinsic value of the award. The Compensation and HR Committee may, in its sole discretion, terminate without the payment of any consideration, any stock options or SARs for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change of control transaction.

CITIZENS FINANCIAL GROUP, INC.	71	2023 PROXY STATEMENT

COMPENSATION MATTERS

Under the Omnibus Plan, except as otherwise provided in the applicable award agreement, change of control generally means the occurrence of one or more of the following events:

•	the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by an employee benefit plan or trust maintained by the Company);

•	the replacement of the majority of our directors during any 12-month period;

•

the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent at least 50% of the combined voting power and total fair market value of the securities of the surviving entity, or if applicable, the ultimate parent thereof, outstanding immediately after such transaction); or

•

the transfer of our assets having an aggregate fair market value of more than 50% of the fair market value of the Company and our subsidiaries immediately before such transfer, but only to the extent that in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the fair market value of the Company and our subsidiaries immediately before such transfer.

∎  Performance Assessment and Vesting

Upon a change of control, PSUs will be assessed to determine the actual number earned as of the date of the change of control and the earned portion will remain subject to time-based vesting conditions until the original vesting date occurs. If within 12 months following a change of control, the participant’s employment is terminated by the Company without cause or the participant resigns for “good reason” (as defined in award agreements), RSUs and PSUs will fully vest and be settled immediately following the termination, with the level of performance for PSUs measured as of the change of control.

Severance

The severance to which our NEOs are entitled in various circumstances is governed by their employment agreements, which are described below in “—Employment Agreements with Our NEOs.” None of our NEOs’ employment agreements provide for excise tax gross-ups in connection with a change of control.

In addition to severance pay, in accordance with our severance practice NEOs would also be entitled to receive benefits under our then-existing health and welfare plans for one month at active colleague rates, prior to the start of the COBRA continuation period. Outplacement services would also be offered for 12 months. We may amend or terminate this practice at any time.

Employment Agreements with Our NEOs

The material terms of the agreements entered into with our NEOs are summarized below.

Employment Agreement with Mr. Van Saun

In light of UK and European remuneration regulations ceasing to apply to the Company in late 2015, we entered into an amended employment agreement with Mr. Van Saun on May 5, 2016. The Compensation and HR Committee’s objective was to put into place an arrangement that balanced its former obligations under Mr. Van Saun’s prior agreement and achieved the following positive results for the Company: (i) motivates and rewards Mr. Van Saun for the achievement of our strategic objectives; (ii) provides additional retentive value; and (iii) aligns terms and conditions more closely with US market practice.

This amended agreement had an initial five-year term that was extended automatically for a subsequent two-year term, which was scheduled to expire on May 5, 2023. In June 2021, a simple addendum to the agreement was entered into between the Company and Mr. Van Saun which extended the term of the contract beyond its scheduled expiration in May 2023 until terminated by either party. In addition to extending the term of the contract, the addendum also obligates the Company to provide Mr. Van Saun six-months’ notice in the event the Company chooses to terminate his employment without cause, which is reciprocal to Mr. Van Saun’s obligation to provide six-months’ notice in the event of resignation. Otherwise, the terms of the agreement continued in effect with no changes.

Pursuant to the agreement, Mr. Van Saun is entitled to receive an annual base salary of $1,487,000 and has a target total compensation opportunity of $11.5 million, which was most recently increased in June 2022. The form and terms of Mr. Van Saun’s variable compensation are to be determined annually by the Compensation and HR Committee. In addition, Mr. Van Saun is eligible to participate in employee benefits available to the Company’s senior executives generally.

CITIZENS FINANCIAL GROUP, INC.	72	2023 PROXY STATEMENT

COMPENSATION MATTERS

Under the terms of his agreement, Mr. Van Saun is also entitled to the following payments and benefits upon termination of employment in various scenarios, in each case, subject to execution and non-revocation of a release in our favor:

Termination without cause or resignation for good reason absent a change of control

Mr. Van Saun would receive a lump sum cash severance payment equal to two times his base salary and would also receive a pro-rata portion of his target cash bonus for the year of termination to be paid when cash bonuses are paid to other executives, in each case, subject to an orderly handover of duties. In addition, his outstanding unvested equity awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in detrimental activity for 12 months post-termination.

Termination without cause or resignation for good reason following a change of control

In the event of a qualifying termination of employment occurring within 24 months following a change of control, Mr. Van Saun would receive a lump sum cash severance payment equal to three times the sum of his base salary and his target cash bonus for the year of termination, plus a pro-rata portion of his target cash bonus for the year of termination. Upon the change of control, Mr. Van Saun’s PSUs would be earned at target performance level, but not accelerated. Following the subsequent qualifying termination, all of Mr. Van Saun’s outstanding equity awards would immediately vest and be paid. The agreement also provides that if any payments or benefits to Mr. Van Saun (whether or not under the employment agreement) would be considered parachute payments pursuant to Internal Revenue Code Section 280G, these payments and benefits would be reduced to the extent necessary to avoid triggering the excise tax under Internal Revenue Code Section 4999 unless he would be better off (on an after-tax basis) if he received all payments and benefits due and paid all excise and income taxes. The employment agreement does not provide any gross-up for excise taxes.

Resignation without Good Reason

Mr. Van Saun would be required to provide at least six-months’ notice and effectuate an orderly handover of duties. At the time of termination, if the Company requires Mr. Van Saun to work during the notice period, the Company and Mr. Van Saun would mutually agree on how a pro-rata portion of his variable compensation (excluding performance-based awards) for the year of termination would be payable.

Because Mr. Van Saun currently meets the Company’s retirement rule (age plus years of service equals or exceeds 65, with a minimum of five years of service), his outstanding unvested equity awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in competitive activity during the remaining vesting period or specified detrimental activity for 12 months post-termination. However, the PSU retention award granted to Mr. Van Saun in May 2021 would be forfeited. In the event that Mr. Van Saun did not retire and became employed by a financial services company specified in his non-compete provision, his outstanding equity awards would be forfeited.

Death

Mr. Van Saun’s estate would receive his base salary through the end of the month in which his death occurs as well as a pro-rata portion of his target cash bonus. In addition, his outstanding equity awards would immediately vest and be paid, with PSUs vesting at target level.

Disability

Mr. Van Saun would continue to receive his base salary up to the date he becomes eligible for long-term disability benefits under the Company’s plan (currently, six months from the date of disability) and, in addition, his outstanding unvested equity awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in competitive activity during the remaining vesting period or specified detrimental activity for 12 months post-termination.

CITIZENS FINANCIAL GROUP, INC.	73	2023 PROXY STATEMENT

COMPENSATION MATTERS

Mr. Van Saun is subject to a perpetual confidentiality covenant and also non-competition and non-solicitation covenants. The non-competition covenant applies for six months post-termination, concurrent with any notice period, in the event of a termination without cause or resignation for good reason. For this purpose, competitors are defined to include the following companies: J.P. Morgan Chase, Bank of America Corporation, Citigroup Inc., Wells Fargo & Company, U.S. Bancorp, Regions Financial Corporation, M&T Bank Corporation, PNC Financial Services Group, Fifth Third Bancorp, Inc., Comerica Corporation, KeyCorp, Truist Financial, Capital One Financial Corp., and TD Bank Financial Group. The non-solicitation covenant prohibits solicitation of colleagues as well as customers and prospective clients for 12 months post-termination, concurrent with any notice period, in the event of a termination without cause or resignation for good reason.

The agreement includes the following definitions of cause and good reason:

“Cause” includes: (i) any indictment for, conviction of, plea of guilty or nolo contendere by Mr. Van Saun for the commission of: (a) any felony, (b) any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S. C. § 1829; or (c) a misdemeanor involving dishonesty; (ii) if Mr. Van Saun willfully commits a material breach of his obligations under his employment agreement or repeats or continues after written warning any material breach of his obligations under his employment agreement, or is, in the opinion of the Board, guilty of gross misconduct which brings him or the Company or any of its affiliates into disrepute; (iii) if Mr. Van Saun is guilty of dishonesty in the conduct of his duties under his employment agreement, gross incompetence, willful neglect of duty, or of mismanagement of his financial affairs through failure to observe the Company’s rules and procedures for the operation of bank accounts and/or borrowing; (iv) if Mr. Van Saun commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief to insolvent debtors; or (v) if, as a result of any default on the part of Mr. Van Saun, he is prohibited by law from acting as an officer of the Company or any of its affiliates.

“Good Reason” includes a material breach of the employment agreement by the Company, or a substantial diminution or other substantial adverse change, not consented to by Mr. Van Saun, in the nature or scope of his responsibilities, authorities, powers, functions or duties or in his base salary, except that removal of the role of Chairman of the Company from his duties shall not amount to good reason.

Employment Agreements with Other NEOs

Each of Messrs. Woods, McCree, Coughlin, and Griggs has entered into an employment agreement with the Company. These agreements generally provide for the terms of each executive’s compensation arrangement, including salary and variable compensation, vacation, and eligibility for other health and welfare benefits. Under each executive’s agreement, the executive is subject to a notice period with regard to his intent to resign (120 days for Messrs. Woods, McCree, and Coughlin and 90 days for Mr. Griggs). In addition, each of the agreements contains covenants regarding the non-solicitation of customers and colleagues that apply for 12 months following a termination of employment for any reason.

The agreements provide that the executives are entitled to a minimum payment of 26 weeks of base salary in the event they are made redundant or are terminated by the Company without “cause” (as defined in the agreements) by the Company, subject to the execution and non-revocation of a release in favor of the Company. This level of severance is consistent with severance available to all executives. In addition, the agreements each provide for double trigger severance in the event of a qualifying termination following a change of control. In the event of a termination by the Company without cause or resignation by the executive with “good reason” (as defined in the agreements) within 24 months following a change of control, each of Messrs. Woods, McCree, Coughlin, and Griggs would receive severance consisting of: (i) two times the sum of current base salary and average cash bonus received during the prior three years, plus (ii) a pro-rata cash bonus for the year in which termination occurs, also based on the average cash bonus during the prior three years.

The agreements in place for Messrs. Woods and McCree also provide that, for purposes of calculating retirement eligibility under the Company’s various plans, each executive will be credited with an additional five years of service. Also, pursuant to Mr. Woods’ agreement, his target variable compensation is $2.7 million.

CITIZENS FINANCIAL GROUP, INC.	74	2023 PROXY STATEMENT

COMPENSATION MATTERS

The agreements include the following definitions of cause and good reason:

“Cause” includes (i) any conviction (including a plea of guilty or nolo contendere or entry into a pre-trial diversion program) for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829; (ii) an act of gross misconduct, fraud, embezzlement, theft or material dishonesty with the executive’s duties or in the course of employment with the Company or an affiliate; (iii) failure on the part of executive to perform his employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after the executive receives written notice of such failure; (iv) the executive’s violation of the provisions of his employment agreement relating to non-solicitation, confidentiality, ownership of materials, duty to return Company property or intellectual property rights; and/or (v) the executive makes any material false or disparaging comments about the Company or any Company affiliate, or any Company or Company affiliate employee, officer, or director, or engages in any such activity which in the opinion of the Company is not consistent with providing an orderly handover of the executive’s responsibilities.

“Good Reason” includes a material diminution in the executive’s authority, duties, or responsibilities, a material diminution in the executive’s base salary other than a general reduction in base salary that affects all similarly situated colleagues, or a relocation of the executive’s principal place of employment by more than 50 miles from his current principal place of employment, unless the new principal place of employment is closer to the executive’s home address.

CITIZENS FINANCIAL GROUP, INC.	75	2023 PROXY STATEMENT

COMPENSATION MATTERS

Potential Payments Table

The following table summarizes estimated payments and benefits that would be provided to our NEOs pursuant to their employment agreements, our severance practice, and the terms of outstanding awards in connection with a termination of employment under various scenarios or a change of control, assuming such event occurred on December 31, 2022.

For a summary of the material terms of the outstanding equity awards, the severance to which NEOs would be entitled, and the terms and conditions of our NEOs’ employment agreements, see “—Equity Awards”, “—Severance” and “—Employment Agreements with Our NEOs” above.

Name	Voluntary Termination ($)(13)		Voluntary Termination with Good Reason ($)		Not for Cause Termination ($)		For Cause Termination ($)	Change in Control Not for Cause Termination ($)		Change in Control Good Reason Resignation ($)		Change in Control Only (No Related Termination) ($)	Death ($)		Disability ($)		Retirement ($)

Bruce Van Saun

Cash Payment	5,699,650	(6)	5,977,900	(7)	5,977,900	(7)	-	16,476,600	(8)	16,476,600	(8)	-	3,003,900	(9)	743,500	(10)	5,699,650	(6)

Equity Awards(1)(2)	-		15,385,402		17,623,193		-	17,623,193		17,623,193		-	17,623,193		17,623,193		15,385,402

Health Benefits(3)	-		987		987		-	987		987		-	-		-		-

Outplacement Services(4)	-		7,284		7,284		-	7,284		7,284		-	-		-		-

Total	5,699,650		21,371,573		23,609,364		-	34,108,064		34,108,064		-	20,627,093		18,366,693		21,085,052

John F. Woods

Cash Payment	-		-		350,000	(11)	-	4,572,000	(12)	4,572,000	(12)	-	-		-		-

Equity Awards(1)(5)	-		-		5,222,785		-	6,444,987		6,444,987		-	6,444,987		6,444,987		5,549,871

Health Benefits(3)	-		-		1,315		-	1,315		1,315		-	-		-		-

Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-

Total	-		-		5,581,384		-	11,025,586		11,025,586		-	6,444,987		6,444,987		5,549,871

Donald H. McCree III

Cash Payment	-		-		350,000	(11)	-	4,544,000	(12)	4,544,000	(12)	-	-		-		-

Equity Awards(1)(5)	-		-		5,402,430		-	6,697,585		6,697,585		-	6,697,585		6,697,585		5,802,469

Health Benefits(3)	-		-		921		-	921		921		-	-		-		-

Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-

Total	-		-		5,760,635		-	11,249,790		11,249,790		-	6,697,585		6,697,585		5,802,469

Brendan Coughlin

Cash Payment	-		-		312,500	(11)	-	3,162,500	(12)	3,162,500	(12)	-	-		-		-

Equity Awards(1)(5)	-		-		1,793,540		-	2,568,814		2,568,814		-	2,568,814		2,568,814		2,412,200

Health Benefits(3)	-		-		1,437		-	1,437		1,437		-	-		-		-

Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-

Total	-		-		2,114,761		-	5,740,035		5,740,035		-	2,568,814		2,568,814		2,412,200

Malcolm Griggs

Cash Payment	-		-		275,000	(11)	-	3,242,000	(12)	3,242,000	(12)	-	-		-		-

Equity Awards(1)(5)	-		-		2,229,287		-	2,607,278		2,607,278		-	2,607,278		2,607,278		2,338,775

Health Benefits(3)	-		-		945		-	945		945		-	-		-		-

Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-

Total	-		-		2,512,516		-	5,857,507		5,857,507		-	2,607,278		2,607,278		2,338,775

(1)

These amounts reflect the value of equity-based awards expected to vest, with values determined by multiplying the number of shares subject to outstanding awards by $39.37, which is the closing price of a Company share on the NYSE on December 30, 2022 which was the last trading day during the year. In circumstances where PSUs are expected to vest: (i) 2020 PSU awards and 2021 retention awards are reflected based on the actual level of performance assessed by the Compensation and HR Committee in February 2023 and (ii) 2021 and 2022 PSU awards are reflected at target.

(2)	For a description of the treatment of Mr. Van Saun’s outstanding equity awards, please see “Employment Agreements with Our NEOs—Employment Agreement with Mr. Van Saun.”

(3)

These amounts reflect the cost of COBRA benefit continuation coverage for one month under the plan in which the particular executive is enrolled, less the monthly active colleague rate for those benefits. This represents the benefit received by the NEOs as a result of receiving coverage at active colleague rates for one month, when they would have otherwise been required to elect COBRA to receive continued coverage.

CITIZENS FINANCIAL GROUP, INC.	76	2023 PROXY STATEMENT

COMPENSATION MATTERS

(4)	These amounts reflect the cost for us to provide outplacement services for executive level colleagues for 12 months under our outplacement policy.

(5)	For a description of the treatment of outstanding equity awards held by NEOs other than Mr. Van Saun, please see “—Equity Awards.”

(6)

This amount includes a pro-rata portion of Mr. Van Saun’s 2022 variable compensation, excluding performance-based awards. Because the assumed termination date is December 31, 2022, the full award is reflected, based on the amount of his variable compensation and related mix for the 2022 performance year.

(7)

This amount reflects the sum of (i) two times Mr. Van Saun’s base salary and (ii) a pro-rata portion of his target cash bonus for 2022. Because the assumed termination date is December 31, 2022, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2022 performance year.

(8)

This amount reflects (i) three times the sum of Mr. Van Saun’s (a) base salary and (b) target cash bonus for 2022, plus (ii) a pro-rata portion of his target cash bonus for 2022. Because the assumed termination date is December 31, 2022, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2022 performance year.

(9)

This amount reflects a pro-rata portion of Mr. Van Saun’s target cash bonus for 2022. Because the assumed termination date is December 31, 2022, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2022 performance year. Although Mr. Van Saun’s estate would also receive continuation of base salary for the month in which his death occurs, no salary has been included in this table because a termination date of December 31, 2022 is assumed.

(10)	This amount reflects six months of base salary, which would be paid to Mr. Van Saun prior to his receipt of long-term disability benefits.

(11)	This amount reflects 26 weeks of base salary.

(12)

This amount reflects (i) two times the sum of (a) base salary and (b) the average cash bonus paid for 2022, 2021, and 2020, plus (ii) a pro-rata portion of the average cash bonus paid for 2022, 2021, and 2020. Because the assumed termination date is December 31, 2022, the full award is reflected, based on the amount of each NEO’s variable compensation and related mix for the 2022 performance year.

(13)

Voluntary termination for purposes of this table differs from “Retirement” in that it assumes our NEOs terminate voluntarily and engage in competitive activity by becoming employed by another financial services company, as opposed to retiring.

CITIZENS FINANCIAL GROUP, INC.	77	2023 PROXY STATEMENT

COMPENSATION MATTERS

ROLE OF RISK MANAGEMENT IN COMPENSATION

The Company acknowledges that there are inherent risks associated with executive compensation and has taken a multi-faceted approach to manage those risks, including the following:

Risk Mitigating Compensation Governance

∎  Executives are prohibited from hedging and pledging Company securities.

∎  The Compensation and HR Committee performs an annual risk assessment of our compensation policies and practices for all of our colleagues and, as part of that review, engages an independent third-party to conduct a risk assessment of our incentive compensation plans every three years to ensure impartiality and alignment with market practice.

∎  Equity compensation awards are subject to potential forfeiture or clawback in connection with our Accountability Review Panel process, including as a result of risk-related events.

Compensation Design That Drives a Culture of Risk Management

∎  Executives are awarded a meaningful portion of their variable compensation (60-70%) in the form of long-term equity awards.

∎  Nearly two-thirds (64%) of long-term awards for our CEO, CFO and Heads of Consumer and Commercial Banking are awarded in the form of PSUs that vest following a three-year performance period depending on achievement against pre-established performance criteria and performance relative to peers. All other members of our executive team have 50% of their long-term awards granted in PSUs.

∎  Equity compensation awards do not accelerate in the event of retirement or change of control.

Review of Risk Performance Conducted by our Chief Risk Officer

∎  The Chief Risk Officer conducts an annual review of executives’ risk performance.

∎  Inputs to this review include a risk performance questionnaire designed by the Chief Risk Officer and completed by second line of defense Risk partners who have worked closely with the executive, audit results, conduct risk metrics, and executives’ self-evaluations against risk objectives.

∎  The resulting risk score is taken into consideration by the Compensation and HR Committee in determining executives’ compensation.

Based on the Compensation and HR Committee’s most recent review of our compensation policies and practices for all of our colleagues, it has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

CITIZENS FINANCIAL GROUP, INC.	78	2023 PROXY STATEMENT

COMPENSATION MATTERS

DODD FRANK COMPENSATION DISCLOSURE

CEO Pay Ratio

SEC rules require us to disclose the ratio of the annual total compensation of our CEO, Bruce Van Saun, to our median employee’s annual total compensation. For the year ended December 31, 2022:

•	The annual total compensation for Mr. Van Saun as reported in the 2022 Summary Compensation Table was $11,703,788.

•	The annual total compensation of our median employee was $73,859.

•	The resulting ratio of Mr. Van Saun’s annual total compensation to that of our median employee is 158 to 1.

Because the median employee we selected in 2021 is no longer employed by the Company, we selected a new median employee this year. To identify our median employee, we reviewed our employee population as of November 30, 2022 and the amount of their compensation for the period of January 1, 2022 through November 30, 2022 as would be reported to the Internal Revenue Service in Box 1, which we determined reasonably reflects the compensation of our employees. We did not annualize the compensation for any of our employees who were only employed for part of the year. In addition, we did not make any cost-of-living adjustments in identifying the median employee because all our colleagues are located in the United States.

This analysis included all of our part-time and full-time employees as of November 30, 2022 other than employees that joined the Company in connection with acquisitions during 2022. During 2022, Citizens closed the HSBC, Investors Bancorp, Inc., Paladin Advisors, DH Capital, and College Raptor acquisitions resulting in approximately 2,150 employees joining the Company. Acquisition employees will be considered next year in our determination of whether there has been a significant change in our employee population or compensation arrangements.

Once we identified our median employee, we calculated and combined all of the elements of this employee’s compensation for the full 2022 year in accordance with the requirements of Item 402(u) of Regulation S-K.

CITIZENS FINANCIAL GROUP, INC.	79	2023 PROXY STATEMENT

COMPENSATION MATTERS

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the following disclosure is provided about the relationship between executive compensation and the Company’s performance on select financial metrics. For a complete description regarding the Company’s compensation program, please see “
Compensation Discussion and Analysis
.” Information regarding the total direct compensation paid to our executive team for the 2022 performance year can be found in “
Compensation Discussion and Analysis—Evaluating Performance and Determining 2022 Compensation—2022 NEO Compensation
.”

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (4)	Value of Initial Fixed $100 Investment Based On:		GAAP Net Income (millions) (7)	Underlying ROTCE (8)
					Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)

2022	$11,703,788	$ 9,840,311	$3,576,460	$3,040,596	$110.7	$ 97.5	$2,073	16.4%

2021	$12,430,076	$19,228,071	$3,651,053	$5,387,886	$127.8	$124.1	$2,319	16.0%

2020	$14,335,323	$ 3,714,463	$4,106,055	$1,435,259	$ 93.3	$ 89.7	$1,057	7.5%

(1)	These amounts reflect the total compensation reported for Mr. Van Saun (our CEO) for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)
These amounts reflect the “compensation actually paid” to Mr. Van Saun, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Van Saun during the applicable year. The adjustments in the below table were made to Mr. Van Saun’s total compensation in the Summary Compensation Table for each year to determine the “compensation actually paid” pursuant to Item 402(v) of Regulation
S-K.
Mr. Van Saun is not eligible to participate in the CFG Pension Plan so no related adjustments have been made to the below.

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)				Compensation Actually Paid to PEO
			Year End Fair Value of Equity Awards Granted in the Applicable Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation

2022	$11,703,788	($ 6,920,896)	$5,610,361	($2,314,148)	$1,263,537	$497,669	$ 9,840,311

2021	$12,430,076	($ 7,840,912)	$8,047,746	$4,684,437	$1,371,299	$535,425	$19,228,071

2020	$14,335,323	($10,422,527)	$6,312,427	($5,538,255)	($1,469,820)	$497,315	$ 3,714,463

a)	Represents the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

b)
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The following equity adjustments were omitted from this table because there was nothing to report: (i) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; and (ii) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year.

(3)
These amounts reflect the average total compensation reported for the Company’s named executive officers (“NEOs”) as a group (excluding Mr. Van Saun) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Van Saun) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022 and 2021, John Woods, Don McCree, Brendan Coughlin and Malcolm Griggs; and (ii) for 2020, John Woods, Don McCree, Malcolm Griggs, and Susan LaMonica.

CITIZENS FINANCIAL GROUP, INC.	80	2023 PROXY STATEMENT

COMPENSATION MATTERS

(4)
These amounts reflect the average “compensation actually paid” to the NEOs as a group (excluding Mr. Van Saun), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the applicable NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments in the below table were made to average total compensation for the NEOs as a group (excluding Mr. Van Saun) for each year to determine the “compensation actually paid”, using the same methodology described above in footnote 2. Mr. Coughlin is the only NEO eligible to participate in the CFG Pension Plan. However, no adjustments were necessary relating to these plan benefits because amounts reported for Mr.
Coughlin
in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table were negative and therefore reported as $0 for each of 2021 and 2022. As such, in accordance with Item 402(v) of Regulation
S-K,
no amounts were deducted from the reported plan benefits for 2022 and 2021.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Equity Award Adjustments				Average Compensation Actually Paid to Non-PEO NEOs
			Average Year End Fair Value of Equity Awards Granted in the Applicable Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year End	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation

2022	$3,576,460	($1,881,472)	$1,525,208	($ 589,759)	$265,861	$144,298	$3,040,596

2021	$3,651,053	($2,104,924)	$2,166,478	$ 1,186,338	$352,886	$136,055	$5,387,886

2020	$4,106,055	($2,726,734)	$1,721,410	($1,418,425)	($368,512)	$121,465	$1,435,259

(5)
Total Shareholder Return is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment in the security, and the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.

(6)	The peer group used for this purpose is the KBW Nasdaq Bank Index and the Total Shareholder Return is calculated using the same methodology described above in footnote 5.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)
Results are presented on an Underlying basis, as applicable. See Appendix A for more information on
Non-GAAP
Financial Measures and Reconciliations. Underlying ROTCE is defined as net income available to common stockholders divided by average common equity excluding average goodwill (net of related deferred tax liabilities) and average other intangible assets. While the Company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Underlying ROTCE is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link NEO compensation for the most recently completed fiscal year to Company performance.

The graph below illustrates the trend in “compensation actually paid” over the last three years to our TSR performance, as well as TSR relative to the KBW Nasdaq Bank Index (BKX). This illustrates that from 2020 to 2021 and 2021 to 2022 our compensation moved in alignment with our TSR performance, increasing in 2021 and decreasing in 2022, and that our TSR performance was stronger than the BKX all three years.

CITIZENS FINANCIAL GROUP, INC.	81	2023 PROXY STATEMENT

COMPENSATION MATTERS

Additionally, the graphs below illustrate the trend in “compensation actually paid” over the last three years relative to our GAAP Net Income and Underlying ROTCE. This illustrates that from 2020 to 2021 and 2021 to 2022 our compensation moved in alignment with our GAAP Net Income; however, although our Underlying ROTCE moved in alignment with compensation from 2020 to 2021, it improved from 2021 to 2022 while compensation decreased.

As also required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
below is a list of the most important financial measures used by the Compensation and HR Committee to link executive compensation to Company performance for the 2022 performance year.

∎	Underlying ROTCE

∎	Underlying Earnings per Share

∎	Underlying Efficiency Ratio

*	See Appendix A for information on Non-GAAP Financial Measures and Reconciliations and their calculation or reconciliation to GAAP financial measures.

CITIZENS FINANCIAL GROUP, INC.	82	2023 PROXY STATEMENT

COMPENSATION MATTERS

DIRECTOR COMPENSATION

The Citizens Financial Group, Inc. Non-Employee Director Compensation Policy (“Director Compensation Policy”) governs the compensation of our non-employee directors. The Director Compensation Policy is reviewed on an annual basis by the Compensation and HR Committee, together with its independent compensation consultant, CAP, who reviews our program to ensure consistency with sound governance practices and makes recommendations, as appropriate. The Compensation and HR Committee reviews market data and recommendations provided by CAP and considers their advice on industry best practice when making decisions regarding director compensation. Any changes to director compensation are approved by the Compensation and HR Committee in addition to the Nominating and Corporate Governance Committee and the full Board.

As a result of the review of director compensation in April 2022, directors’ annual cash retainer increased by $5,000 to $105,000 and directors’ annual equity retainer increased by $5,000 to $135,000. These changes were approved by the Compensation and HR Committee, the Nominating and Corporate Governance Committee, and the full Board and was effective as of our annual meeting of stockholders held on, April 28, 2022. The Director Compensation Policy also provides additional compensation for leadership positions on the Board, including lead director and committee chair roles. Below is a summary of the elements of our Director Compensation Policy, as amended.

Element of Compensation	Amount

Annual Retainer (cash)	$105,000

Annual Restricted Stock Unit Award (equity)	$135,000

Lead Director Retainer (cash)	$40,000

Audit Committee Member Retainer (cash)	$10,000

Audit Committee Chair Retainer (cash)	$35,000

Risk Committee Chair Retainer (cash)	$30,000

Compensation and HR Committee Chair Retainer (cash)	$25,000

Nominating & Corporate Governance Committee Chair Retainer (cash)	$20,000

On the date of each annual meeting of our stockholders, each non-employee director receives a grant of RSUs under the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan (“Directors Plan”), having a fair market value of $135,000, as compensation for their service until the next annual meeting. RSUs vest immediately as of the grant date, subject to the terms and conditions of the Directors Plan and the applicable award agreement. Director RSUs are not settled until a director’s cessation of service. To the extent dividends are declared between the grant and ultimate settlement date, dividend equivalents are reinvested into additional RSUs with the same terms and conditions as the related award.

Non-employee directors are subject to stock ownership guidelines requiring that they hold shares with a value at least equal to five times their annual cash retainer within five years following their service start date. As mentioned above, director RSUs are subject to mandatory deferral and are not settled until a director’s cessation of service. The types of awards that count toward meeting this requirement are consistent with those applicable to executives, as discussed above in “Compensation Discussion and Analysis—Governance Policies and Practices—Stock Ownership and Retention Guidelines.”

Directors may defer up to 100% of their cash compensation under our Directors Deferred Compensation Plan. Contributions to this plan are credited with interest on a monthly basis, based on the applicable interest crediting rate. The interest crediting rate is the annualized average yield on the United States Treasury bond 10-year constant maturity for the immediately preceding calendar quarter plus two percent (2%), which is then divided by 12 to determine the monthly interest crediting rate. There are no Company contributions to this plan and no above-market or preferential earnings on compensation deferred pursuant to this plan.

Directors are also eligible to receive matching charitable contributions as part of our general matching charitable contribution program. Under this program, to the extent directors choose to make charitable

CITIZENS FINANCIAL GROUP, INC.	83	2023 PROXY STATEMENT

COMPENSATION MATTERS

contributions to qualifying charitable organizations the Company matches those contributions dollar-for-dollar up to an annual limit of $5,000. In addition, directors receive reimbursement of business expenses incurred in connection with their attendance at meetings. Our non-employee directors do not participate in our employee benefit programs.

2022 Director Compensation Table

The following table shows compensation for our non-employee directors during 2022. As described above, the Director Compensation Policy was amended effective April 28, 2022. Prior to that date, directors were compensated in accordance with the prior version of our Director Compensation Policy.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Other Compensation ($)(5)	Total Compensation ($)

Lee Alexander	113,333	145,471	5,000	263,804

Christine M. Cumming	130,000	161,729	-	291,729

Kevin Cummings(1)	75,930	147,126	5,000	228,056

William P. Hankowsky	111,667	161,729	-	273,396

Leo I. Higdon(2)	45,000	4,176	5,000	54,176

Edward J. Kelly III	120,000	156,689	-	276,689

Charles J. Koch(2)	46,667	4,176	-	50,843

Robert Leary	110,000	149,781	-	259,781

Terrance J. Lillis	113,333	156,689	5,000	275,022

Michele Siekerka(1)	75,930	147,126	5,000	228,056

Shivan Subramaniam(3)	163,333	161,729	5,000	330,062

Christopher J. Swift	103,333	145,471	-	248,804

Wendy A. Watson(3)	148,333	161,729	4,789	314,851

Marita Zuraitis	103,333	161,729	-	265,062

(1)

Mr. Cummings and Ms. Siekerka were each appointed to our board effective as of April 6, 2022.    As a result, the compensation in this table represents amounts earned for their service as directors the period of April 6, 2022 through December 31, 2022. For further information in payments made to Mr. Cummings, see “Corporate Governance Matters—Related Person Transactions.”

(2)	Messrs. Higdon and Koch each retired from the Board at the conclusion of our annual meeting of stockholders held on April 28, 2022.

(3)

During 2022, each of Mr. Subramaniam and Ms. Watson elected to defer all of their cash fees pursuant to our Directors Deferred Compensation Plan. For a summary of material terms of the plan, see “Director Compensation” above.

(4)

Mr. Cummings and Ms. Siekerka were each granted RSUs upon their appointment on April 6, 2022 as compensation for their services from their appointment date through the date of our 2022 annual meeting. All of our non-employee directors were granted RSUs on April 28, 2022 (the date of our 2022 annual meeting), as compensation for their service until our 2023 annual meeting. In addition, throughout the year directors received additional RSUs through the reinvestment of dividends as provided under the terms of outstanding awards. The amounts shown in this column reflect the grant date fair market value of the RSUs and dividend equivalent units granted to the directors during 2022, calculated in accordance with FASB ASC 718, using the valuation methodology and assumptions set forth in Note 18 to the Company’s 2022 Annual Report on Form 10-K, which are hereby incorporated by reference. As of December 31, 2022, directors held the below numbers of RSUs previously granted as compensation for their board service. In addition, in connection with the Investors Bancorp, Inc. acquisition, stock options that were held by Mr. Cummings in connection with prior service were converted into Company stock options. As of December 31, 2022, Mr. Cummings held 171,840 Company stock options.

Name

Number of RSUs	7,479	29,203	3,642	29,203	19,125	13,886	19,125	3,642	29,203	7,479	29,203	29,203

(5)

Amounts in this column reflect matching charitable contributions made by the Company on behalf of directors during 2022. In addition, the spouses of Mr. Alexander, Ms. Watson, and Ms. Zuraitis each accompanied them on the Company aircraft on one business trip during 2022. However, there are no amounts reflected in the above table relating to this use because it did not result in any incremental cost to the Company.

CITIZENS FINANCIAL GROUP, INC.	84	2023 PROXY STATEMENT

AUDIT MATTERS

AUDIT MATTERS

Proposal Three — Ratify the Appointment of Deloitte & Touche LLP (“Deloitte”) as our Independent Registered Public Accounting Firm for the 2023 fiscal year

The Audit Committee has appointed Deloitte, an independent registered public accounting firm, as the independent auditor to perform an integrated audit of the Company for the fiscal year ending December 31, 2023. Deloitte served as our independent auditor for the fiscal year ended December 31, 2022 and has served as our independent auditor since becoming a public company in 2014 and prior to that as a privately held company since 2000.

The Audit Committee periodically considers the rotation of the external auditor to ensure independence. In determining whether to retain Deloitte, the Audit Committee considered, among other things, the firm’s independence, objectivity, professional skepticism, qualifications, expertise and performance on the Company’s audit which is evaluated annually. The Audit Committee has oversight of the audit firm fee negotiation process and is responsible for approving audit fees. It also oversees the rotation of the lead audit partner as mandated by SEC requirements and is directly involved in the selection of a new lead audit partner. A new lead audit partner was identified in 2020 and was formally appointed to the role in February 2022.

The Board believes that the reappointment of Deloitte as the independent registered public accounting firm for the 2023 fiscal year is in the best interests of the Company and its stockholders. Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. However, the Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote in favor of Deloitte, the Audit Committee will reconsider the appointment and in doing so, assess the impact of changing the auditor and the appropriate timing for doing so. The Audit Committee may retain Deloitte or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.

Representatives of Deloitte are expected to be present at the Annual Meeting, available to respond to appropriate questions and will have the opportunity to make a statement if they desire.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist Citizens Financial Group, Inc.’s Board of Directors in its oversight of (i) the integrity of the financial statements of the Company, (ii) the appointment, compensation, retention and evaluation of the qualifications, independence and performance of the Company’s independent external auditor, (iii) the performance of the Company’s internal audit function, and (iv) compliance by the Company with legal and regulatory requirements.

The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on February 16, 2023. As set forth in the Charter, management of the Company is primarily responsible for the adequacy and effectiveness of the Company’s financial reporting process, systems of internal accounting and financial controls. Deloitte, the Company’s independent auditor for 2022, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

CITIZENS FINANCIAL GROUP, INC.	85	2023 PROXY STATEMENT

AUDIT MATTERS

In this context, the Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements for the year ended December 31, 2022.

The Audit Committee has discussed with Deloitte the matters that are required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) standards, including critical audit matters that arose during the year, and SEC and NYSE requirements. Deloitte has provided to the Audit Committee the written disclosures and the PCAOB-required letter regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte their independence giving consideration to the provision of audit and non-audit services and fees paid to the firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2022 be included in the Company’s 2022 Annual Report on Form 10-K, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Wendy A. Watson (Chair) Lee Alexander Christine M. Cumming	Robert Leary Terrance J. Lillis

February 16, 2023

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee approves in advance all audit, audit-related, tax, and other services performed by the independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service has previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee may delegate to the Chair or any independent member of the Audit Committee pre-approval authority with respect to permitted services, provided that the member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table presents fees paid by the Company for services performed by its independent registered public accounting firm, Deloitte, and its affiliates for the years ended December 31, 2022 and 2021.

	2022	2021

Audit fees	$6,823,000	$5,169,000

Audit-related fees(1)	925,433	890,000

Tax fees(2)	831,840	721,528

All other fees	-	-

Total	$8,580,273	$6,780,528

(1)

Includes required compliance services associated with several of the Company’s lending programs (e.g., Ginnie Mae, Housing and Urban Development (HUD), Uniform Single Attestation Program (USAP) and the Family Education Loan Program) and Statement on Standards for Attestation Engagements (SSAE) No. 18 reports for the Company’s cash management and investment management clients, and services provided in conjunction with the Company’s 401k and pension audits.

(2)	Includes aggregate fees billed for tax services, including tax compliance, planning and consulting.

CITIZENS FINANCIAL GROUP, INC.	86	2023 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables indicate information regarding the beneficial ownership of our common stock by:

∎	each person whom we know to own beneficially more than 5% of our common stock;

∎	each of the directors, nominees and named executive officers individually; and

∎	all directors, nominees and executive officers as a group.

In accordance with SEC rules, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to restricted stock units and performance stock units that will become vested within 60 days of the date of determination. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted, the number of shares and percentage of beneficial ownership for each of the directors and named executive officers individually, all directors and executive officers as a group, and persons whom we know to beneficially own more than five percent of our common stock in the table below are as of February 28, 2023. As of February 28, 2023, there were 484,308,692 shares of our common stock outstanding and entitled to vote.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of the shares of our common stock. Except as otherwise noted below, the address for each person listed on the table is c/o Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

Beneficial Ownership of Directors and Named Executive Officers

	TOTAL NUMBER OF SHARES BENEFICIALLY OWNED		%

Bruce Van Saun	920,691	(1)	*

Brendan Coughlin	56,009	(2)	*

Malcolm Griggs	91,053	(3)	*

Donald H. McCree III	234,478	(4)	*

John F. Woods	156,326	(5)	*

Lee Alexander	7,551	(6)	*

Christine M. Cumming	31,834	(7)	*

Kevin Cummings	517,995	(8)	*

William P. Hankowsky	60,128	(9)	*

Edward J. Kelly III	19,310	(10)	*

Robert G. Leary	14,021	(11)	*

Terrance J. Lillis	21,310	(12)	*

Michele N. Siekerka	54,968	(13)	*

Shivan Subramaniam	66,963	(14)	*

Christopher J. Swift	7,551	(15)	*

Wendy A. Watson	34,963	(16)	*

Marita Zuraitis	36,963	(17)	*

All directors and executive officers as a group (22 persons)	2,558,196	(18)	*

CITIZENS FINANCIAL GROUP, INC.	87	2023 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

*	Less than 1%

(1)

Includes 86,024 restricted stock units, including performance-based restricted stock units, which will vest and be distributed in an equivalent number of shares of our common stock within 60 days of February 28, 2023.

(2)

Includes 9,905 restricted stock units, including performance-based restricted stock units, which will vest and be distributed in an equivalent number of shares of our common stock within 60 days of February 28, 2023. Also includes 45 shares which Mr. Coughlin has the right to acquire through the Company’s Employee Stock Purchase Program based on the closing price of our stock as of February 28, 2023. The actual number of shares acquired will be determined using the closing price on March 31, 2023.

(3)

Includes 15,937 restricted stock units, including performance-based restricted stock units, which will vest and be distributed in an equivalent number of shares of our common stock within 60 days of February 28, 2023. Also includes 71,116 shares jointly owned with spouse.

(4)

Includes 33,103 restricted stock units, including performance-based restricted stock units, which will vest and be distributed in an equivalent number of shares of our common stock within 60 days of February 28, 2023 and 145,588 shares held by trusts for his children.

(5)

Includes 34,465 restricted stock units, including performance-based restricted stock units, which will vest and be distributed in an equivalent number of shares of our common stock within 60 days of February 28, 2023.

(6)

Includes 7,551 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board.

(7)

Includes 29,418 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board.

(8)

Includes 3,678 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board. Also includes 23,737 shares held in an IRA, 4,254 shares held in his 401(k), and 34,179 shares held in the former Investors Bancorp, Inc. Employee Stock Option Plan.

(9)

Includes 29,418 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board. Also includes 83 shares held for the benefit of his children and to which he disclaims beneficial ownership.

(10)

Includes 19,310 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board.

(11)

Includes 14,021 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board.

(12)

Includes 19,310 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board. Also includes 2,000 shares held in a revocable trust by his spouse.

(13)

Includes 3,678 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board. Also includes 594 shares held by her children, 3,051 shares held in an IRA, 3,051 shares held in an IRA by her spouse, 891 shares jointly held with her spouse, and 14,486 shares jointly held in trust with her spouse.

(14)

Includes 29,418 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board. Also includes 4,000 shares held by his children.

(15)

Includes 7,551 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board.

(16)

Includes 29,418 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board.

(17)

Includes 29,418 restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board. Also includes 5,545 shares jointly owned with spouse.

(18)

Includes 448,202 restricted stock units that are held by all directors and executive officers as a group, which are vested, or will vest and be distributed in an equivalent number of shares of our common stock within 60 days of February 28, 2023.

CITIZENS FINANCIAL GROUP, INC.	88	2023 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Stockholders Holding More Than Five Percent

NAME	NUMBER OF SHARES	%

The Vanguard Group, Inc.(1)	58,172,255	12.00

BlackRock, Inc.(2)	55,050,924	11.37

State Street Corporation(3)	25,425,186	5.25

(1)

Represents shares beneficially owned by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has no sole voting power with respect to any shares, sole dispositive power with respect to 56,067,228 shares, shared voting power with respect to 711,825 shares and shared dispositive power with respect to 2,105,027 shares. The foregoing information is based solely on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 9, 2023 regarding its holdings as of December 31, 2022. Affiliates of the Vanguard Group, Inc. act as investment managers for certain investment options under our 401(k) Plan. We also maintain certain ordinary course commercial relationships with The Vanguard Group, Inc. and its affiliates including counterparty trading relationships. All such relationships are on non-preferential terms, are unrelated to The Vanguard Group Inc.’s ownership of our stock, and have been reviewed and determined not to be material in accordance with our Related Person Transaction Policy.

(2)

Represents shares beneficially owned by BlackRock, Inc., 55 East 52nd St, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 50,606,378 shares and sole dispositive power with respect to 55,050,924 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 20, 2023 as amended February 13, 2023, regarding its holdings as of December 31, 2022. Our Company pension plan uses BlackRock, Inc. and its affiliates, to provide investment management services. In connection with these services, we paid BlackRock, Inc. approximately $261,000 in fees during 2022. In addition, affiliates of BlackRock, Inc. act as investment managers for certain investment options under our 401(k) Plan. We also maintain other certain ordinary course commercial relationships with BlackRock Inc., and its affiliates which include counterparty trading relationships, and provision of risk management and advisory services, and financial technology by BlackRock, Inc. All such relationships are on non-preferential terms, are unrelated to BlackRock Inc.’s ownership of our stock, and have been reviewed and determined not to be material in accordance with our Related Person Transaction Policy.

(3)

Represents shares beneficially owned by State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Corporation has shared voting power with respect to 23,081,273 shares and shared dispositive power with respect to 25,335,172 shares. The foregoing information is based solely on a Schedule 13G filed by State Street Corporation with the SEC on February 6, 2023 regarding its holdings as of December 31, 2022. Affiliates of State Street Corporation act as investment managers for certain investment options under our 401(k) Plan. We also maintain certain ordinary course commercial relationships with State Street Corporation including as counterparty trading relationships. All such relationships are on non-preferential terms, are unrelated to State Street Corporation’s ownership of our stock, and have been reviewed and determined not to be material in accordance with our Related Person Transaction Policy.

DELINQUENT SECTION 16(A) REPORTS

Under Section 16(a) of the Exchange Act, the Company’s directors and executive officers and persons who beneficially own more than 10 percent of the outstanding shares of common stock are required to report their beneficial ownership of the common stock and any changes in that beneficial ownership to the SEC and the NYSE. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that these filing requirements were satisfied by all of its directors and officers and 10 percent or more beneficial owners of Company stock during 2022 with the exception of an incorrect Form 3 filed by Ms. Siekerka on April 8, 2022. The Form 3 inaccurately reported an additional 3,250 shares as directly beneficially owned by Ms. Siekerka. An amended Form 3 to correct Ms. Siekerka’s beneficial ownership position was filed on August 18, 2022.

CITIZENS FINANCIAL GROUP, INC.	89	2023 PROXY STATEMENT

INFORMATION FOR STOCKHOLDERS

INFORMATION FOR STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our Annual Meeting, which will be held on April 27, 2023 at 9:00 a.m. Eastern Time at the Company’s headquarters located at One Citizens Plaza, Providence, Rhode Island 02903. The health and well-being of our employees and stockholders is our top priority. As such, we may announce alternative arrangements for the Annual Meeting, including changing the meeting format, time, date or location. In the event of such a change, we will announce the decision in advance and provide details on how to participate via a press release available on our website and filed with the SEC as additional proxy materials.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Because you own shares of our common stock, our Board of Directors has made this Proxy Statement and proxy card available to you on the Internet, in addition to delivering printed versions of this Proxy Statement and proxy card to certain stockholders by mail.

When you vote by using the Internet or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint each of Bruce Van Saun, Polly N. Klane and Robin S. Elkowitz or any of them (each with full power of substitution) as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet or (if you received your proxy card by mail) by signing and returning your proxy card. If you vote by using the Internet, you do not need to return your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet. The Notice also instructs you on how to electronically access and review all of the important information contained in this Proxy Statement and the Annual Report and how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

Stockholders who receive a printed set of proxy materials will not receive the Notice but may still access our proxy materials and submit their proxies over the Internet by following the instructions provided on their proxy card.

Who is entitled to vote?

Holders of our common stock at the close of business on February 28, 2023 (the record date) are entitled to vote. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available for ten days before the meeting at our principal place of business located at One Citizens Plaza, Providence, Rhode Island 02903, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

CITIZENS FINANCIAL GROUP, INC.	90	2023 PROXY STATEMENT

INFORMATION FOR STOCKHOLDERS

How many votes is each share of common stock entitled to?

Holders of common stock are entitled to one vote per share. As of February 28, 2023, there were 484,308,692 shares of our common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a “street name” holder?

Many of our stockholders hold their shares through a broker, bank or other intermediary rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Citizens Financial Group, Inc. or to vote at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use. You may also vote by using the Internet or by telephone, as described below under the heading “How do I vote?”.

Beneficial Owner or “Street Name” Holder. If your shares are held in an account at a broker, bank or other intermediary, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other intermediary how to vote your shares, and you are also invited to attend the Annual Meeting.

If you do not wish to vote at the Annual Meeting, or you will not be attending, you may vote by proxy. You may vote by proxy by completing, signing and returning the voting instruction form or by using the Internet or by telephone, as described below under the heading “How do I vote?”. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend the meeting.

How do I vote?

As described below, stockholders of record may vote by using the Internet, by telephone, or (if you received a proxy card by mail) by mail. Stockholders also may attend the meeting and vote. If you hold shares in street name through a bank or broker or other intermediary, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•

You may vote by using the Internet. The address of the website for Internet voting can be found on your proxy card or Notice. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 26, 2023. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded. If you plan to vote your shares at the meeting, please see below for further instructions.

•

You may vote by telephone. Dial the number listed on your proxy card, Notice or other information forwarded by your bank or broker. You will need the control number included on your proxy card, Notice or other information forwarded by your bank or broker.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	You may vote at the meeting. Stockholders may also attend the meeting and vote.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, telephone or by mail with a later date;

CITIZENS FINANCIAL GROUP, INC.	91	2023 PROXY STATEMENT

INFORMATION FOR STOCKHOLDERS

•	sending written notice of revocation to our Corporate Secretary, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901; or

•	voting at the Annual Meeting.

If you hold shares through a bank, broker or other intermediary, please refer to your proxy card, Notice or other information forwarded by your bank, broker or other intermediary to see how you can revoke your proxy and change your vote.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is present, we can hold the Annual Meeting and conduct business.

On what items am I voting?

You are being asked to vote on three items:

1.

the election of each of the thirteen director nominees nominated by the Board and named in the proxy statement to serve until the 2024 annual meeting or until their successors are duly elected and qualified;

2.	advisory vote to approve the Company’s executive compensation, commonly referred to as a “say-on- pay” vote; and

3.	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How does the board of directors recommend that I vote?

The Board recommends that you vote as follows:

1.	FOR the thirteen director nominees;

2.	FOR the approval, on an advisory basis, of the Company’s executive compensation; and

3.	FOR the ratification of the appointment of our independent registered public accounting firm.

How may I vote in the election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the thirteen nominees for director;

•	vote FOR any of the nominees for director and vote AGAINST or ABSTAIN from voting on the other nominees for director;

•	vote AGAINST the thirteen nominees for director; or

•	ABSTAIN from voting on all of the nominees for director.

Our Bylaws provide for the election of directors by an affirmative vote of a majority of the votes cast in an uncontested election. This means each of the thirteen individuals nominated for election to the Board of Directors must receive more votes cast “FOR” than “AGAINST” (among votes properly cast, electronically or by

CITIZENS FINANCIAL GROUP, INC.	92	2023 PROXY STATEMENT

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proxy) to be elected. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees. If the election of directors is a contested election, then the directors are elected by a plurality of the votes cast.

What happens if a nominee does not receive a majority of “FOR” votes?

If a nominee does not receive a majority of “FOR” votes, he or she shall tender to the Board, via the Chair of the Nominating and Corporate Governance Committee, his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the Annual Meeting in accordance with the specific requirements outlined in our Corporate Governance Guidelines.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I cast my advisory vote for the proposal to approve the Company’s executive compensation?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of the Company’s executive compensation;

•	vote AGAINST the approval, on an advisory basis, of the Company’s executive compensation; or

•	ABSTAIN from voting on the proposal.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board but will not be binding. The Compensation and HR Committee will carefully consider the outcome of this vote when determining future executive compensation arrangements. Abstentions and broker non-votes will not count as votes cast and will have no effect.

How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the ratification of the accounting firm;

•	vote AGAINST the ratification of the accounting firm; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by the stockholders who are present in person or by proxy. Abstentions will not be counted as votes cast.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted as follows:

1.	FOR the thirteen director nominees;

CITIZENS FINANCIAL GROUP, INC.	93	2023 PROXY STATEMENT

INFORMATION FOR STOCKHOLDERS

2.	FOR the approval, on an advisory basis, of the Company’s executive compensation; and

3.	FOR the ratification of the appointment of our independent registered public accounting firm.

Will my shares be voted if I do not vote by using the Internet, telephone or by signing and returning my proxy card?

If you do not vote by using the Internet, telephone or (if you received a proxy card by mail) by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for stockholder consideration at the Annual Meeting.

If your shares are held in street name through a bank or broker or other intermediary and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain limited circumstances in accordance with the NYSE rules that govern banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this Proxy Statement. With respect to the proposal to ratify the appointment of our independent registered public accounting firm, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the advisory vote to approve the Company’s executive compensation are not considered routine matters under the NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

Who bears the cost of the proxy materials?

The Company pays for preparing, printing and mailing this Proxy Statement and the annual report. Officers and employees of the Company may solicit the return of proxies but will not receive additional compensation for those efforts. The Company will request that brokers, banks, custodians, nominees and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitation may be made by mail, telephone or other means.

Can I receive future proxy materials and annual reports electronically?

Yes. Instead of receiving future paper copies in the mail, you can elect to receive our future annual reports and proxy materials electronically. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business and will reduce the environmental impact of our annual meetings. If you are a stockholder of record and wish to enroll in the electronic proxy delivery service for future meetings, you may do so by going to the website provided on your proxy card and following the prompts.

Can I ask questions or make comments at the Annual Meeting?

Questions and comments can be made at the meeting, no more than one of which may be on a single topic. Only questions and comments appropriate to the business of the meeting will be considered.

What questions would be considered not to be appropriate to the business of the meeting?

The views and comments of all stockholders are welcome. However, the purpose of the meeting will be observed and questions that fall into the following categories will not be addressed at the meeting:

•	Irrelevant to the business of the Company or the conduct of its operations;

CITIZENS FINANCIAL GROUP, INC.	94	2023 PROXY STATEMENT

INFORMATION FOR STOCKHOLDERS

∎	Related to pending or threatened litigation;

∎	Derogatory references that are not in good taste;

∎	Unduly prolonged;

∎	Substantially repetitious of those made by other stockholders; or

∎	Related to personal grievances.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

2024 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

In order for a stockholder proposal or director nomination submitted pursuant to SEC Rule 14a-8 to be considered for inclusion in our proxy materials for our annual meeting of stockholders, expected to be held in April 2024, the proposal or director nomination must be received by our Corporate Secretary, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901, on or before the close of business on November 11, 2023, and must comply with the rules and regulations promulgated by the SEC. These stockholder notices must also comply with the requirements of our Bylaws and will not be effective otherwise.

Our Bylaws, which were recently amended and restated, and filed with our 2022 Annual Report on Form 10-K, impose procedural requirements on stockholders who wish to nominate directors, generally or under the proxy access provisions, propose that a director be removed, propose any repeal or change in our Bylaws or propose any other business to be brought before an annual or special meeting of stockholders. Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the annual meeting to our Corporate Secretary.

For proposals outside of SEC Rule 14a-8, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut, 06901 not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our annual meeting of stockholders to be held in 2024, such a proposal must be received on or after November 29, 2023, but not later than December 29, 2023. In the event that the date of the annual meeting of stockholders to be held in 2024 is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of this year’s annual meeting of stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2024 and not later than 70 days prior to such annual meeting of stockholders to be held in 2024 or 10 days following the day on which public announcement of the date of such annual meeting is first made. In addition to satisfying the deadlines in the advance notice provisions of our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 of the Exchange Act.

Director nominations submitted for inclusion in our proxy materials under the proxy access provisions of our Bylaws must comply with the notice, ownership and other requirements of Article 2, Section 2.10(c) thereof. For director nominations and proposals of other business, pursuant to Article 2, Section 2.10(a) of our Bylaws, a stockholder’s notice to the Corporate Secretary shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director, the information required pursuant to Article 2, Section 2.10(a)(iii)(A) thereof.

CITIZENS FINANCIAL GROUP, INC.	95	2023 PROXY STATEMENT

INFORMATION FOR STOCKHOLDERS

Any stockholder notice shall also set forth the information required, pursuant to Article 2, Section 2.10(a)(iii)(C) of our Bylaws, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made. As to any other business that the stockholder proposes to bring before the meeting (other than a nomination of persons for election to our Board of Directors), the stockholder’s notice shall set also forth a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

ANNUAL REPORT FOR 2022

The fiscal 2022 Annual Report on Form 10-K is being mailed with this Proxy Statement to those stockholders receiving a copy of the proxy materials in the mail. Stockholders receiving the Notice of Internet Availability of Proxy Materials can access this Proxy Statement, our fiscal 2022 Annual Report on Form 10-K and our 2022 Annual Review at www.edocumentview.com/CFG. Requests for copies of our Annual Report on Form 10-K may also be directed to Investor Relations, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions receive only one copy of our annual report and proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs and environmental impact. If you would like to have additional copies of these documents mailed to you, please write to Investor Relations at 600 Washington Boulevard, Stamford, Connecticut 06901. If you want to receive separate copies of the Proxy Statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This Proxy Statement contains “forward looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “believes,” “expects,” “anticipates,” “estimates,” “intends” “plans,” “goals” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” “guidance” or similar expressions of future conditional verbs such as “may,” “will,” “should,” “would,” or “could”. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements. These or other uncertainties may cause our actual future results to be materially different from those expressed in our forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the United States Securities and Exchange Commission.

CITIZENS FINANCIAL GROUP, INC.	96	2023 PROXY STATEMENT

INFORMATION FOR STOCKHOLDERS

INFORMATION NOT INCORPORATED BY REFERENCE

Information contained on or accessible through our website at citizensbank.com is not and shall not be deemed to be a part of this Proxy Statement by reference or otherwise incorporated into any other filings we make with the SEC, except to the extent we specifically incorporate such information by reference.

BY ORDER OF THE BOARD OF DIRECTORS

Robin S. Elkowitz
Executive Vice President, Deputy General Counsel and Secretary
Stamford, Connecticut
March 10, 2023

CITIZENS FINANCIAL GROUP, INC.	97	2023 PROXY STATEMENT

APPENDIX A – NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

APPENDIX A—NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

This document contains non-GAAP financial measures denoted as “Underlying” results. Underlying results for any given reporting period exclude certain items that may occur in that period which management does not consider indicative of our on-going financial performance. Where there is a reference to Underlying results in that paragraph, all measures that follow are on the same basis, when applicable. We believe these non-GAAP financial measures provide useful information to investors because they are used by management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results in any given reporting period reflect our on-going financial performance in that period and, accordingly, are useful to consider in addition to our GAAP financial results. We further believe the presentation of Underlying results increases comparability of period-to-period results.

The following reconciliation tables provide computations and more information on the computation of our non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

CITIZENS FINANCIAL GROUP, INC.	A-98	2023 PROXY STATEMENT

APPENDIX A – NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

Non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		FULL YEAR

					2022 Change

		2022	2021	2020	2021

					$/bps		%

Total revenue, Underlying:

Total revenue (GAAP)	A	$8,021	$6,647	$6,905	$1,374		21%

Less: Notable items		(31)	-	-	(31)		(100)

Total revenue, Underlying (non-GAAP)	B	$8,052	$6,647	$6,905	$1,405		21%

Noninterest income, Underlying:

Noninterest income (GAAP)	C	$2,009	$2,135	$2,319	$(126)		(6%)

Less: Notable items		$(31)	-	-	$(31)		(100%)

Noninterest income, Underlying (non-GAAP)	D	$2,040	$2,135	$2,319	$(95)		(4%)

Noninterest expense, Underlying:

Noninterest expense (GAAP)	E	$4,892	$4,081	$3,991	$811		20%

Less: Notable items		262	105	125	157		150

Noninterest expense, Underlying (non-GAAP)	F	$4,630	$3,976	$3,866	$654		16%

Pre-provision profit:

Total revenue (GAAP)	A	$8,021	$6,647	$6,905	$1,374		21%

Less: Noninterest expense (GAAP)	E	4,892	4,081	3,991	811		20

Pre-provision profit (GAAP)		$3,129	$2,566	$2,914	$563		22%

Pre-provision profit, Underlying:

Total revenue, Underlying (non-GAAP)	B	$8,052	$6,647	$6,905	$1,405		21%

Less: Noninterest expense, Underlying (non-GAAP)	F	4,630	3,976	3,866	654		16

Pre-provision profit, Underlying (non-GAAP)		$3,422	$2,671	$3,039	$751		28%

Net income, Underlying:

Net income (GAAP)	G	$2,073	$2,319	$1,057	$(246)		(11%)

Add: Notable items, net of income tax benefit		352	78	83	274		NM

Net income, Underlying (non-GAAP)	H	$2,425	$2,397	$1,140	$28		1%

Net income available to common stockholders, Underlying:

Net income available to common stockholders (GAAP)	I	$1,960	$2,206	$950	$(246)		(11%)

Add: Notable items, net of income tax benefit		352	78	83	274		NM

Net income available to common stockholders, Underlying (non-GAAP)	J	$2,312	$2,284	$1,033	$28		1%

Efficiency ratio and efficiency ratio, Underlying:

Efficiency ratio	E/A	60.99%	61.40%	57.80%	(41)	bps

Efficiency ratio, Underlying (non-GAAP)	F/B	57.51%	59.82%	55.99%	(231)	bps

Operating leverage:

Total revenue (GAAP)	A	$8,021	$6,647	$6,905	$1,374		20.68%

Less: Noninterest expense (GAAP)	E	$4,892	$4,081	$3,991	$811		19.88%

Operating leverage							0.80%

Operating leverage, Underlying:

Total revenue, Underlying (non-GAAP)	B	$8,052	$6,647	$6,905	$1,405		21.15%

Less: Noninterest expense, Underlying (non-GAAP)	F	$4,630	$3,976	$3,866	$654		16.46%

Operating leverage, Underlying (non-GAAP)							4.69%

Return on average tangible common equity and return on average tangible common equity, Underlying:

Average common equity (GAAP)	K	$21,724	$21,025	$20,438	$699		3%

Less: Average goodwill (GAAP)		7,872	7,062	7,049	810		11

Less: Average other intangibles (GAAP)		181	54	64	127		235

Add: Average deferred tax liabilities related to goodwill (GAAP)		413	381	376	32		8

Average tangible common equity	L	$14,084	$14,290	$13,701	$(206)		(1%)

Return on average tangible common equity	I/L	13.91%	15.44%	6.93%	(153)	bps

Return on average tangible common equity, Underlying (non-GAAP)	J/L	16.41%	15.98%	7.53%	43	bps

Net income per average common share—basic and diluted and net income per average common share—basic and diluted, Underlying:

Average common shares outstanding—basic (GAAP)	M	475,959,815	425,669,451	427,062,537	50,290,365		12%

Average common shares outstanding—diluted (GAAP)	N	477,803,142	427,435,818	428,157,780	50,367,325		12

Net income per average common share—basic (GAAP)	I/M	$4.12	$5.18	$2.22	$(1.06)		(20)

Net income per average common share—diluted (GAAP)	I/N	4.10	5.16	2.22	(1.06)		(21)

Net income per average common share—basic, Underlying (non-GAAP)	J/M	4.86	5.37	2.42	(0.51)		(9)

Net income per average common share—diluted, Underlying (non-GAAP)	J/N	4.84	5.34	2.41	(0.50)		(9)

CITIZENS FINANCIAL GROUP, INC.	A-99	2023 PROXY STATEMENT

APPENDIX A – NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

Non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		FULL YEAR

		2022	2021	2020	2019	2018	2017	2016	2015	2014

Net income available to common stockholders, Underlying:

Net income available to common stockholders (GAAP)	A	$1,960	$2,206	$950	$1,718	$1,692	$1,638	$1,031	$833	$865

Add: Notable items, net of income tax expense (benefit)		352	78	83	17	16	(340)	(19)	—	—

Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	—	—	—	—	31	(75)

Net income available to common stockholders, Underlying (non-GAAP)	B	$2,312	$2,284	$1,033	$1,735	$1,708	$1,298	$1,012	$864	$790

Return on average tangible common equity and return on average tangible common equity, Underlying:

Average common equity (GAAP)	C	$21,724	$21,025	$20,438	$20,325	$19,645	$19,618	$19,698	$19,354	$19,399

Less: Average goodwill (GAAP)		7,872	7,062	7,049	7,036	6,912	6,883	6,876	6,876	6,876

Less: Average other intangibles (GAAP)		181	54	64	71	14	2	2	4	7

Add: Average deferred tax liabilities related to goodwill and other intangible assets (GAAP)		413	381	376	371	359	534	502	445	377

Average tangible common equity	D	$14,084	$14,290	$13,701	$13,589	$13,078	$13,267	$13,322	$12,919	$12,893

Return on average tangible common equity	A/D	13.92%	15.44%	6.93%	12.64%	12.94%	12.35%	7.74%	6.45%	6.71%

Return on average tangible common equity, Underlying (non-GAAP)(1)	B/D	16.41	15.98	7.53	12.76	13.06	9.79	7.60	6.69	6.13

		FULL YEAR

		2022	2021	2020	2019	2018	2017	2016	2015	2014

Net income per average common share—basic and diluted and net income per average common share—basic and diluted, Underlying:

Average common shares outstanding—basic (GAAP)	E	475,959,815	425,669,451	427,062,537	449,731,453	478,822,072	502,157,440	522,093,545	535,599,731	556,674,146

Average common shares outstanding—diluted (GAAP)	F	477,803,142	427,435,818	428,157,780	451,213,701	480,430,741	503,685,091	523,930,718	538,220,898	557,724,936

Net income per average common share—basic (GAAP)	A/E	$4.12	$5.18	$2.22	$3.82	$3.54	$3.26	$1.97	$1.55	$1.55

Net income per average common share—diluted (GAAP)	A/F	4.10	5.16	2.22	3.81	3.52	3.25	1.97	1.55	1.55

Net income per average common share—basic, Underlying (non-GAAP)	B/E	4.86	5.37	2.42	3.86	3.57	2.59	1.94	1.61	1.42

Net income per average common share—diluted, Underlying (non-GAAP)(1)	B/F	4.84	5.34	2.41	3.84	3.56	2.58	1.93	1.61	1.42

1 Totals may be effected due to rounding

CITIZENS FINANCIAL GROUP, INC.	A-100	2023 PROXY STATEMENT

Citizens Financial Group, Inc.™

One Citizens Plaza
Providence, Rhode Island 02903

000004 ENDORSEMENT_LINE______________ SACKPACK_____________MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters heres how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/CFG or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CFG Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3. 1. Election of Directors: For Against Abstain 01 - Bruce Van Saun 04 - Kevin Cummings 07 - Robert G. Leary 10 - Shivan Subramaniam 13 - Marita Zuraitis For Against Abstain 02 - Lee Alexander 05 - William P. Hankowsky 08 - Terrance J. Lillis 11 - Christopher J. Swift For Against Abstain 03 - Christine M. Cumming 06 - Edward J. Kelly III 09 - Michele N. Siekerka 12 - Wendy A. Watson For Against Abstain2. Advisory vote on executive compensation. For Against Abstain 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year. B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 5 7 2 1 8 35 7 2 1 8 3

The 2023 Annual Meeting of Stockholders of Citizens Financial Group, Inc. will be held on Thursday, April 27, 2023 at 9:00 a.m. Eastern Time One Citizens Plaza, Providence, Rhode Island 02903 Small steps make an impact. Help the environment by consenting to receive electronic delivery. Sign up at www.envisionreports.com/CFG IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Citizens Financial Group, Inc.TM Proxy Citizens Financial Group, Inc. Notice of 2023 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting April 27, 2023 Bruce Van Saun, Polly N. Klane and Robin S. Elkowitz or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Citizens Financial Group, Inc. to be held on April 27, 2023 at 9:00 a.m. Eastern Time, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as specified by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.